UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

STANCORP FINANCIAL GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, no par value, of StanCorp Financial Group, Inc. (“StanCorp”).
	(2)	Aggregate number of securities to which transaction applies: 43,468,849 shares of Common Stock (including performance shares and shares subject to stock appreciation rights and restricted stock units)
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee of $580,874 was determined by multiplying .0001162 by the maximum aggregate value of the transaction of $4,998,917,635. The maximum aggregate value of the transaction was determined by multiplying 43,468,849 outstanding shares of StanCorp Common Stock by the per share merger consideration of $115.00.

	(4)	Proposed maximum aggregate value of transaction: $4,998,917,635
	(5)	Total fee paid: $580,874

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:
Form, Schedule or Registration Statement No.:
Filing Party:
Date Filed:

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

[●] [●], 2015

Dear Shareholder,

You are cordially invited to attend a special meeting of StanCorp Financial Group, Inc. (“StanCorp,” the “Company,” “we,” “our” or “us”) shareholders to be held at [location and address of shareholder meeting], on [day], [month] [date], 2015, at [time], Pacific time.

At the special meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of July 23, 2015 (the “Merger Agreement”), under which StanCorp would be acquired by Meiji Yasuda Life Insurance Company (“Meiji Yasuda”). In addition, you will be asked to consider and vote on an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to our named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable. You will also be asked to consider and vote on a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the Merger Agreement. We entered into the Merger Agreement on July 23, 2015. If the Merger Agreement is approved and the merger is completed, you, as a holder of StanCorp common stock, no par value per share, will be entitled to receive $115.00 in cash, without interest, less any applicable withholding taxes, for each share of StanCorp common stock owned by you at the consummation of the merger, and StanCorp will become a wholly-owned subsidiary of Meiji Yasuda.

After careful consideration, our board of directors has unanimously determined that the merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of StanCorp and its shareholders and unanimously recommends that you vote “FOR” the approval of the Merger Agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to StanCorp’s named executive officers in connection with the merger and “FOR” the adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the Merger Agreement.

Your vote is very important, regardless of the number of shares of StanCorp common stock you own. We cannot consummate the merger unless the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of StanCorp common stock entitled to vote at the special meeting. Therefore, the failure of any shareholder to vote will have the same effect as a vote by that shareholder against the approval of the Merger Agreement.

The attached proxy statement provides you with detailed information about the special meeting, the Merger Agreement and the merger. A copy of the Merger Agreement is attached as Annex A to this document. We encourage you to read this document and the Merger Agreement carefully and in their entirety. You may also obtain more information about StanCorp from documents we have filed with the Securities and Exchange Commission.

Thank you in advance for your continued support.

Sincerely,

J. Greg Ness

Chairman, President and Chief Executive

Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [●] [●], 2015 and is first being mailed to shareholders on or about [●] [●], 2015.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on [day], [month] [date], 2015

To the Shareholders of StanCorp Financial Group, Inc.:

A special meeting of shareholders of StanCorp Financial Group, Inc., an Oregon corporation (“StanCorp,” the “Company,” “we,” “our” or “us”), will be held at [location and address of shareholder meeting], on [day], [month] [date], 2015, at [time], Pacific time for the following purposes:

1. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of July 23, 2015 (the “Merger Agreement”), among Meiji Yasuda Life Insurance Company, a mutual insurance company (seimei hoken sōgo-kaisha) organized under the laws of Japan (“Meiji Yasuda”), MYL Investments (Delaware) Inc. (“MYL Investments”), a Delaware corporation and wholly-owned subsidiary of Meiji Yasuda, and StanCorp, as it may be amended from time to time, pursuant to which MYL Investments will merge with and into StanCorp.

2. To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to StanCorp’s named executive officers in connection with the merger, discussed under the section entitled “The Merger — Interests of StanCorp’s Directors and Named Executive Officers in the Merger — Golden Parachute Compensation” beginning on page [●].

3. To consider and vote on a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the Merger Agreement.

4. To consider and vote on such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Our board of directors has specified the close of business on [●] [●], 2015 as the record date for the purpose of determining the shareholders who are entitled to receive notice of, and to vote at, the special meeting. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof. Each shareholder is entitled to one vote for each share of StanCorp common stock, no par value per share, held on the record date.

Regardless of whether you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting. If you have Internet access, we encourage you to submit your proxy via the Internet. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the approval of the Merger Agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to StanCorp’s named executive officers in connection with the merger and “FOR” the adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the Merger Agreement. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention is greatly appreciated.

THE STANCORP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT, “FOR” THE APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO STANCORP’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER AND “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING TO A LATER DATE OR TIME, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF TO APPROVE THE MERGER AGREEMENT.

By Order of the Board of Directors,

Holley Y. Franklin

Corporate Secretary

[●] [●], 2015

Portland, Oregon

ADDITIONAL INFORMATION

This document incorporates important business and financial information about StanCorp from documents that are not included in or delivered with this document. See “Where You Can Find More Information” on page [●]. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Investor Relations, StanCorp Financial Group, Inc., PO Box 711, Portland, Oregon 97207, telephone (800) 378-8360, fax (971) 321-5037. You will not be charged for any of these documents that you request. If you wish to request documents, you should do so by [●] [●], 2015 in order to receive them before the special meeting.

For additional questions about the merger, assistance in submitting proxies or voting shares of StanCorp common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Banks, Brokers and Shareholders

Call Toll-Free (866) 628-6024

Or Contact via E-mail at:

stancorpfinancialgroup@georgeson.com

Page
SUMMARY	1

The Companies	1
The Merger	1
The Special Meeting	1
Reasons for the Merger; Recommendation of the Board	2
Background of the Merger	2
Opinion of Goldman, Sachs & Co. (“Goldman Sachs”)	3
Treatment of Equity Compensation Awards	3
Dividends	4
Merger Financing	4
Material U.S. Federal Income Tax Consequences of the Merger	4
Interests of StanCorp’s Directors and Named Executive Officers in the Merger	4
Common Stock Ownership of Directors and Executive Officers	5
Conditions to the Merger	5
Termination of the Merger Agreement	6
Termination Fees	7
Acquisition Proposals	8
Regulatory Approvals	9
Litigation Related to the Merger	10
Current Market Price of Common Stock	11

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	12

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	19

THE SPECIAL MEETING	20

Date, Time, Place and Purpose of the Special Meeting	20
Record Date and Quorum	20
Required Votes	20

Vote for Approval of the Merger	20
Advisory (Non-Binding) Vote on Compensation	20
Vote for Approval of an Adjournment of the Special Meeting	21
Voting by StanCorp’s Directors and Executive Officers	21

Voting, Proxies and Revocation	21

Invitation to Special Meeting	21
Voting in Person	22
Providing Voting Instructions by Proxy	22
Proxy Vote by Shareholders of Record	22
Vote of Shares of Common Stock Held in “Street Name”	22
Deadline to Vote by Proxy	22
Revocation of Proxy	23

Abstentions	23
Adjournments and Postponements	23
Solicitation of Proxies	24
Questions and Additional Information	24
List of Shareholders	24

i

ii

Annex A	—	Agreement and Plan of Merger*
Annex A-I	—	List of General Subject Matters Under the Disclosure Letter of StanCorp Financial Group, Inc.
Annex A-II	—	List of General Subject Matters Under the Disclosure Letter of Meiji Yasuda Life Insurance Company and MYL Investments (Delaware) Inc.
Annex B	—	Opinion of Goldman, Sachs & Co.

*	Pursuant to Item 601(b)(2) of Regulation S-K, StanCorp agrees to furnish supplementally a copy of any omitted schedule to the Agreement and Plan of Merger to the staff of the Securities and Exchange Commission upon request.

iii

SUMMARY

The following summary highlights information in this proxy statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. We sometimes make reference to StanCorp Financial Group, Inc. and its subsidiaries in this proxy statement by using the terms “StanCorp,” the “Company,” “we,” “our” or “us.” Each item in this summary includes a page reference directing you to a more complete description of the item in this proxy statement.

The Companies (Page [●])

StanCorp Financial Group, Inc. StanCorp Financial Group, Inc. is an Oregon corporation with common stock, no par value per share (“Common Stock”), listed and traded on the New York Stock Exchange under the ticker symbol “SFG.” StanCorp, through its subsidiaries — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, Inc., StanCorp Mortgage Investors, LLC, StanCorp Investment Advisers, Inc., StanCorp Real Estate, LLC, and StanCorp Equities, Inc. — marketed as The Standard, is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, and origination and servicing of fixed-rate commercial mortgage loans. StanCorp’s principal offices are located at 1100 SW Sixth Avenue, Portland, Oregon 97204, and its telephone number is (971) 321-7000. StanCorp’s Investor Relations website is www.stancorpfinancial.com. The information provided on StanCorp’s Investor Relations website is not part of this proxy statement and is not incorporated herein by reference.

Meiji Yasuda Life Insurance Company. Meiji Yasuda Life Insurance Company (“Meiji Yasuda”), is a mutual insurance company (seimei hoken sōgo-kaisha) organized under the laws of Japan and is the oldest and third largest life insurance company in Japan. See “The Companies — Meiji Yasuda Life Insurance Company,” on page [●].

MYL Investments (Delaware) Inc. MYL Investments (Delaware) Inc. (“MYL Investments”) is a Delaware corporation and wholly-owned subsidiary of Meiji Yasuda (together with Meiji Yasuda, the “Meiji Yasuda Parties”) that was formed solely for the purpose of entering into the Agreement and Plan of Merger, dated July 23, 2015 (the “Merger Agreement”) and consummating the transactions contemplated by the Merger Agreement. See “The Companies — MYL Investments (Delaware) Inc.” on page [●].

The Merger (Page [●])

The Merger Agreement, by and among Meiji Yasuda, MYL Investments and StanCorp, provides that MYL Investments will merge with and into StanCorp (the “merger”). As a result of the merger, the separate corporate existence of MYL Investments will cease, and StanCorp will continue as the surviving corporation (the “surviving corporation”) and will become a wholly-owned subsidiary of Meiji Yasuda. Upon completion of the proposed merger, shares of Common Stock, will no longer be listed on any stock exchange or quotation system. If the Merger Agreement is approved and the merger is completed, each outstanding share of Common Stock (other than shares of Common Stock held by StanCorp, Meiji Yasuda or MYL Investments) will be converted into the right to receive $115.00 in cash, without interest, less any applicable withholding taxes. The Merger Agreement is attached to this proxy statement as Annex A. We urge you to read carefully the Merger Agreement in its entirety as it is the legal document governing the merger.

The Special Meeting (Page [●])

Date, Time and Place. The special meeting will be held at [location and address of shareholder meeting], on [day], [month] [date], 2015, at [time], Pacific time.

Purpose. You will be asked to consider and vote upon (i) the approval of the Merger Agreement, (ii) an advisory (non-binding) basis, the compensation that may be paid or become payable to StanCorp’s named executive officers (“NEOs”) in connection with the merger, (iii) the adjournment of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement and (iv) such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of Common Stock at the close of business on [●] [●], 2015, the record date for the special meeting. You will have one vote for each share of Common Stock that you owned on the record date. As of the record date, there were [●] shares of Common Stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of [●] shares of Common Stock (a majority of Common Stock issued, outstanding and entitled to vote at the special meeting) constitutes a quorum for the purpose of considering the proposals.

Vote Required. The approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote at the special meeting, or any adjournment or postponement thereof. The approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to StanCorp’s NEOs in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, requires a quorum and the proposal must receive more votes in its favor than are cast against it. The approval of the proposal to adjourn the special meeting to a later time, if necessary or appropriate, to solicit additional proxies requires a quorum and the proposal must receive more votes in its favor than are cast against it. For the purposes of voting on the compensation described above or any proposal to adjourn the special meeting, broker non-votes and abstentions will be treated as if the shares were present at the special meeting, but not voting. With respect to any proposal to adjourn the special meeting, if less than a majority of the outstanding shares entitled to vote are represented at a meeting, a majority of the shares so represented may also adjourn the meeting under StanCorp’s Bylaws.

Reasons for the Merger; Recommendation of the Board (Page [●])

The StanCorp Board of Directors (the “Board”) unanimously determined that the merger and the other transactions contemplated by the Merger Agreement are in the best interests of StanCorp’s shareholders. The Board unanimously recommends that StanCorp shareholders vote “FOR” the approval of the Merger Agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to StanCorp’s named executive officers in connection with the merger and “FOR” the adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the Merger Agreement.

For a description of the reasons considered by the Board in deciding to recommend that StanCorp’s shareholders vote in favor of the proposal to approve the Merger Agreement, see “The Merger — Reasons for the Merger; Recommendation of the Board” beginning on page [●].

Background of the Merger (Page [●])

A description of the process we undertook, which led to the proposed merger, including our discussions with Meiji Yasuda, is included in the proxy statement under “The Merger — Background of the Merger.”

Opinion of Goldman, Sachs & Co. (“Goldman Sachs”) (Page [●])

Goldman Sachs delivered to the Board its opinion that, as of July 23, 2015 and based upon, and subject to, the factors and assumptions set forth therein, the $115.00 in cash per share of Common Stock to be paid to the holders (other than Meiji Yasuda and its affiliates) of Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Goldman Sachs’ written opinion, dated July 23, 2015, is attached as Annex B to this proxy statement. StanCorp encourages you to read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of the review undertaken by Goldman Sachs in rendering the opinion. Goldman Sachs’ opinion is directed to the Board and addresses only the fairness, from a financial point of view, as of the date of the opinion, of the $115.00 in cash per share of Common Stock to be paid to the holders (other than Meiji Yasuda and its affiliates) of shares of Common Stock pursuant to the Merger Agreement. Goldman Sachs’ opinion does not address any other aspects of the transaction contemplated by the Merger Agreement and does not constitute a recommendation as to how any holders of shares of Common Stock should vote with respect to the transaction contemplated by the Merger Agreement or any other matter. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs financial advisory fees of up to $1 million, payable $250,000 per quarterly period, and a transaction fee of approximately $29 million, less any previously-paid financial advisory fees, payable upon consummation of the transaction contemplated by the Merger Agreement.

Treatment of Equity Compensation Awards (Page [●])

Pursuant to the Merger Agreement, at or immediately prior to the effective time of the merger, each option to purchase shares of Common Stock, whether vested or unvested, that has an exercise price per share that is less than $115.00 and that is outstanding immediately prior to the effective time of the merger, will, as of the effective time of the merger, become fully vested and be canceled and converted into the right to receive an amount in cash, without interest, less any applicable withholding taxes, determined by multiplying (i) the difference between $115.00 and the exercise price per share of such option and (ii) the total number of shares of Common Stock subject to such option. At the effective time of the merger, each option that has an exercise price per share that is greater than or equal to $115.00, whether or not exercisable or vested, will be canceled and the holder of such option will not be entitled to receive payment in exchange for such cancellation.

Pursuant to the Merger Agreement, each award of restricted stock units (each, an “RSU Award”) that corresponds to shares of Common Stock that is outstanding immediately prior to the effective time of the merger will, as of the effective time of the merger, become fully vested and be canceled and converted into the right to receive an amount in cash, without interest, less any applicable withholding taxes, determined by multiplying (i) $115.00 and (ii) the total number of shares subject to such RSU Award.

Pursuant to the Merger Agreement, at or immediately prior to the effective time of the merger, each award of performance shares granted under any Company stock plan as to which the performance period has not lapsed, but which is still outstanding, will be canceled and converted into the right to receive an amount in cash, without interest, less any applicable withholding taxes, determined by multiplying (i) $115.00 and (ii) the number of shares that would be issuable assuming achievement of the applicable performance conditions at target (or such higher level of performance as is contractually required), prorated to reflect the portion of the performance period completed through the effective date of the merger. To the extent that the performance period in respect to any performance share awards lapses prior to the effective time of the merger, but any shares earned with respect thereto have not been issued prior to the effective time of the merger, such award will be canceled and converted into the right to receive an amount in cash, without interest, less any applicable withholding taxes, determined by multiplying (i) $115.00 and (ii) the number of shares that is determined to be payable based on performance during the completed performance period.

Pursuant to the Merger Agreement, the then-current offering period under the Company’s Employee Share Purchase Plan will be deemed to end immediately prior to the effective time of the merger, and the amounts contributed by employees through such time will be notionally applied to the purchase of Common Stock pursuant to the terms of the offering, and the participants in such offering will receive an amount in cash, without interest, less any applicable withholding taxes, determined by multiplying (i) $115.00 and (ii) the number of shares that were notionally purchased with the available employee contributions to the Company’s Employee Share Purchase Plan. Any cash balance remaining in a participant’s account thereafter because it is less than the amount required to purchase a full share of Common Stock will be returned to the participant.

Pursuant to the Merger Agreement, at or immediately prior to the effective time of the merger, each annual stock grant awarded to each non-employee director that is outstanding at the effective time of the merger, whether or not vested, will be canceled and converted into the right to receive an amount in cash, without interest, less any applicable withholding taxes, determined by multiplying (i) $115.00 and (ii)  the total number of shares subject to the grant.

Dividends (Page [●])

As permitted by the Merger Agreement, the Company expects to pay an annual cash dividend in November 2015 in an amount equal to $1.40 per share.

Merger Financing (Page [●])

The merger is not conditioned upon receipt of financing by Meiji Yasuda. Meiji Yasuda has informed us that it expects to use cash on hand and other funds available to it to fund the merger.

Material U.S. Federal Income Tax Consequences of the Merger (Page [●])

In general, the receipt of cash in exchange for shares of Common Stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Holders of Common Stock should consult their tax advisors about the tax consequences to them of the exchange of shares of Common Stock for cash pursuant to the merger in light of their particular circumstances.

Interests of StanCorp’s Directors and Named Executive Officers in the Merger (Page [●])

StanCorp’s named executive officers, including J. Greg Ness, Chairman, President and Chief Executive Officer; Floyd F. Chadee, Senior Vice President and Chief Financial Officer; Scott A. Hibbs, Vice President and Chief Investment Officer; and Daniel J. McMillan, Vice President, Employee Benefits (the Company’s “named executive officers” or “NEOs”), have interests in the merger that are in addition to their interests as StanCorp shareholders. The members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the merger, and in recommending to the StanCorp shareholders that the Merger Agreement be approved. For purposes of all of the StanCorp agreements and plans described below, the completion of the transactions contemplated by the Merger Agreement will constitute a change of control. The differences in interests for our NEOs involve the possible receipt of several types of payments and benefits that may be triggered by or otherwise relate to the merger. These potential payments and benefits include:

•	accelerated vesting and cash-out of NEOs’ equity awards upon consummation of the transaction in accordance with the terms of the Merger Agreement (as described above under “Summary — Treatment of Equity Compensation Awards” and in further detail below);

•	cash retention payments and, in the case of certain qualifying terminations, severance payments and health and welfare benefit continuation following the closing of the merger for each of our NEOs under the terms of their retention agreements; and

•	the benefit of certain commitments in the Merger Agreement to continue certain benefit programs and compensation practices until December 31, 2017.

Common Stock Ownership of Directors and Executive Officers (Page [●])

As of [●] [●], 2015, the directors and executive officers of StanCorp beneficially owned in the aggregate approximately [●] of the shares of Common Stock entitled to vote at the special meeting or approximately [●]% of outstanding Common Stock. We currently expect that each of these individuals will vote all of his or her shares of Common Stock in favor of each of the proposals to be presented at the special meeting, although none of them is obligated to do so.

Conditions to the Merger (Page [●])

Conditions to Each Party’s Obligations. Each party’s obligation to consummate the merger is subject to the satisfaction or waiver of the following conditions:

•	the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock at the special meeting, or any adjournment or postponement thereof, in favor of the proposal to approve the Merger Agreement;

•	expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”);

•	receipt of certain specified approvals of governmental authorities, including approval of the Financial Services Agency of Japan (“JFSA”) and the insurance regulators for the States of Oregon and New York, and expiration or termination of all waiting periods required by applicable law with respect to such approvals, in each case without the imposition of a burdensome condition; and

•	absence of any law, temporary restraining order or permanent injunction or similar order, judgment, decision or decree by a court or other governmental entity of competent jurisdiction, which prohibits or makes illegal the consummation of the merger.

Conditions to StanCorp’s Obligations. The obligation of StanCorp to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:

•	(i) the representations and warranties of the Meiji Yasuda Parties with respect to corporate authority and approval and brokers will be true and correct in all respects as of the signing date and as of the closing date as though made on and as of the closing date and (ii) each of the other representations and warranties of the Meiji Yasuda Parties, in each case made as if none of such representations and warranties contained any qualifications or limitations as to materiality or material adverse effect, will be true and correct as of the signing date and as of the closing date as though made on and as of the closing date (except to the extent in either case that such representations and warranties are made as of another specified date on or prior to the signing date), except where the failure of such representations and warranties to be true and correct as so made would not prevent or materially impair or materially delay the ability of either Meiji Yasuda Party to consummate the merger;

•	the Meiji Yasuda Parties will have performed in all material respects all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by them prior to the effective time of the merger; and

•	Meiji Yasuda will have delivered to the Company a certificate, dated as of the closing date and signed by an executive officer of Meiji Yasuda, certifying to the effect that the foregoing two conditions have been satisfied.

Conditions to Obligations of Meiji Yasuda and MYL Investments. The obligation of the Meiji Yasuda Parties to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:

•	(i) the representation and warranty of the Company with respect to the number of issued and outstanding shares of stock must be true and correct as of the signing date (except for de minimis breaches not involving more than 100,000 shares of Common Stock), (ii) the representations and warranties of the Company with respect to capital stock and corporate authority must be true and correct in all material respects both as of the signing date and as of the closing date, as though made on and as of the closing date, (iii) the representations and warranties of the Company with respect to the absence of certain changes and brokers must be true and correct both when made and as of the closing date, as though made on and as of the closing date, and (iv) each of the other representations and warranties of the Company, in each case made as if none of such representations and warranties contained any qualifications or limitations as to materiality or material adverse effect, will be true and correct as of the signing date and as of the closing date as though made on and as of the closing date (except to the extent in either case that such representations and warranties are made as of another specified date on or prior to the signing date), except where the failure of such representations and warranties to be true and correct as so made would not, individually or in the aggregate, have a material adverse effect on the Company;

•	the Company will have performed in all material respects all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it prior to the effective time of the merger; and

•	the Company will have delivered to Meiji Yasuda a certificate, dated as of the closing date and signed by an officer of the Company, certifying to the effect that the foregoing two conditions have been satisfied.

Termination of the Merger Agreement (Page [●])

StanCorp and Meiji Yasuda may terminate the Merger Agreement by mutual written consent at any time before the consummation of the merger. In addition, with certain exceptions, either Meiji Yasuda or StanCorp may terminate the Merger Agreement at any time before the consummation of the merger if:

•	the merger has not been completed by April 25, 2016, or as such date is extended in accordance with the Merger Agreement (the “end date”), and the party seeking to terminate the Merger Agreement has not breached in any material respect its obligations under the Merger Agreement in any manner that has contributed to the failure to consummate the merger on or before the end date (unless the merger has not been completed solely due to the failure to obtain the required governmental approvals, including pursuant to the HSR Act, under the Merger Agreement, in which case the end date may be extended at the option of StanCorp or Meiji Yasuda by three months);

•	any court or other governmental entity of competent jurisdiction has issued or entered a final and non-appealable injunction or similar order, judgment, decision or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger and the party seeking to terminate the Merger Agreement has used reasonable best efforts to prevent, oppose and remove such injunction or similar order, judgment, decision or decree; or

•	at the meeting of the Company’s shareholders (including any adjournments or postponements thereof) at which shareholders voted, shareholder approval of the merger was not obtained.

StanCorp may also terminate the Merger Agreement if:

•

at a time when StanCorp is not in material breach of the Merger Agreement, either Meiji Yasuda Party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement and such breach or failure to perform (i) is not cured within 30 days or is incapable of being cured prior to the end date and (ii) would result in a failure of any condition to the obligations of StanCorp to consummate the merger; or

•	prior to the date shareholder approval is obtained, the Board authorizes, when permitted to do so by the Merger Agreement, the Company to enter into an alternative acquisition agreement in connection with a superior proposal from another party and, concurrently with such termination, StanCorp pays Meiji Yasuda the applicable termination fee in accordance with the terms of the Merger Agreement.

Meiji Yasuda may also terminate the Merger Agreement if:

•	at a time when neither Meiji Yasuda Party is in material breach of the Merger Agreement, StanCorp has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement and such breach or failure to perform (i) is not cured within 30 days or is incapable of being cured prior to the end date and (ii) would result in a failure of any condition to the obligations of Meiji Yasuda to consummate the merger;

•	prior to the date shareholder approval is obtained, the Board (i) fails to include a recommendation that shareholders vote in favor of approving the Merger Agreement in the proxy statement; (ii) changes, withholds, withdraws or adversely qualifies or modifies, or proposes publicly to change, withhold, withdraw or adversely qualify or modify, its recommendation that shareholders vote in favor of approving the Merger Agreement; or (iii) approves, endorses or recommends, or publicly proposes to approve, endorse or recommend, any alternative acquisition proposal (each such action, a “change in recommendation”), except that Meiji Yasuda may only terminate the Merger Agreement pursuant to the foregoing if it does so within ten business days following the date on which the change in recommendation occurred; or

•	prior to the date shareholder approval is obtained, following the receipt by StanCorp of an alternative acquisition proposal that has been publicly announced or has otherwise become publicly known, the Board has not publicly reaffirmed its recommendation that shareholders vote in favor of approving the Merger Agreement and fails to do so through a press release or similar means within five business days after the date Meiji Yasuda requests in writing that StanCorp do so, which request may be delivered by Meiji Yasuda only (i) once with respect to any alternative acquisition proposal (with the right to make an additional request with respect to each subsequent material amendment or modification thereto) and (ii) during the 30-day period immediately prior to the date on which the shareholders meeting is scheduled at the time of such request.

Termination Fees (Page [●])

StanCorp has agreed to pay Meiji Yasuda a termination fee of $180 million in cash in the event that:

•	(i) the Merger Agreement is terminated by Meiji Yasuda because the Board has effected a change in recommendation and Meiji Yasuda has done so within a period of ten business days immediately following the date of such change in recommendation or (ii) because the Board does not, following the Company’s receipt of an alternative acquisition proposal that has been publicly announced or has otherwise become publicly known, publicly reaffirm the recommendation within five business days after Meiji Yasuda requests that the Board reaffirm its recommendation;

•

the Merger Agreement is terminated by the Company or Meiji Yasuda because (i) the merger has not been consummated by the end date, without the shareholder vote having occurred, and all of the other conditions precedent (except for those that cannot be satisfied due to a failure to obtain the government approvals required under the Merger Agreement) to closing have been satisfied or (ii) the meeting of the Company’s shareholders has concluded and the shareholder approval has not been obtained and, in either case, the Company has received an alternative acquisition proposal that has been publicly announced or has otherwise become publicly known, and within 12 months of such termination, the Company either consummates a transaction contemplated by an alternative acquisition proposal or enters into a definitive agreement to consummate a transaction contemplated by any alternative acquisition proposal (and the Company thereafter consummates such alternative acquisition proposal, whether or not within such 12-month period); or

•	the Merger Agreement is terminated by the Company in order to enter into a definitive written agreement providing for a superior proposal.

Notwithstanding the foregoing, StanCorp will pay Meiji Yasuda a reduced termination fee of $90 million in cash in the event that:

•	the Merger Agreement is terminated by the Company prior to September 7, 2015 (as such date may be extended in accordance with the Merger Agreement) in connection with the entry by the Company into an alternative acquisition agreement with a competing bidder who submitted an alternative acquisition proposal prior to August 18, 2015; or

•	(i) the Merger Agreement is terminated by Meiji Yasuda because the Board has effected a change in recommendation and Meiji Yasuda has done so within a period of ten business days immediately following the date of such change in recommendation or (ii) because the Board does not, following the Company’s receipt of an alternative acquisition proposal that has been publicly announced or has otherwise become publicly known, publicly reaffirm the recommendation within five business days after Meiji Yasuda requests that the Board reaffirm its recommendation (and when the event giving rise to such termination is the submission of an alternative acquisition proposal by another party who first submitted an alternative acquisition proposal prior to August 18, 2015).

Acquisition Proposals (Page [●])

During the period beginning on the date of the Merger Agreement and continuing until 12:01 a.m. (New York City time) on August 18, 2015 (such period, the “solicitation period,” and such date, the “No-Shop Period Start Date”), the Company and its representatives were permitted to initiate, solicit and encourage alternative acquisition proposals from third parties, provide nonpublic information to such third parties and participate in discussions and negotiations with such third parties regarding alternative acquisition proposals. Beginning on the No-Shop Period Start Date, the Company became subject to customary “no shop” restrictions on its ability to initiate, solicit or encourage alternative acquisition proposals. However, if a third party makes a proposal during the solicitation period that the Board determines, after consultation with outside counsel and its financial advisor, is (or could reasonably be expected to result in) a superior proposal, the Company may continue to negotiate with such third party for an additional 20 days following the No-Shop Period Start Date. Additionally, at any time prior to the approval of the Merger Agreement by an affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock, the Company may provide information to and negotiate with third parties who submit alternative acquisition proposals (whether submitted before or after the No-Shop Period Start Date) that the Board has determined, after consultation with outside counsel and its financial advisor, are (or could reasonably be expected to result in) superior proposals.

During the solicitation period, Goldman Sachs held discussions with 20 potential acquirers on behalf of the Company to solicit interest in a possible alternative transaction. During such time, none of these parties executed a confidentiality agreement or otherwise expressed an interest in pursuing a transaction, and no other party proposed a possible alternative transaction. Pursuant to the Merger Agreement, the Company has informed Meiji Yasuda that no person executed a confidentiality agreement and that the Board has not determined that any person is an “Excluded Party” under the Merger Agreement.

Prior to the approval of the Merger Agreement by an affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock, the Board may, subject to compliance with certain obligations set forth in the Merger Agreement, including providing Meiji Yasuda with prior notice and allowing Meiji Yasuda “match rights” with respect to competing proposals that the Board is prepared to recommend, (i) change its recommendation upon the occurrence of a material development or change in circumstances that occurs or arises after the execution of the Merger Agreement (other than an alternative acquisition proposal or superior proposal) that (A) was not known to the Board as of or prior to the date of the Merger Agreement and was not reasonably foreseeable as of the date of the Merger Agreement if the Board determines in good faith, after consultation with its outside counsel and financial advisor, that failure to do so would be inconsistent with its fiduciary duties to the Company’s shareholders or (B) first occurs, arises or becomes known after the date of the Merger Agreement and on or prior to the date of the shareholder approval or (ii) upon receipt of an alternative acquisition proposal that the Board determines in good faith, after consultation with its outside counsel and financial advisor, constitutes a superior proposal, authorize, approve or approve such superior proposal, cause or permit StanCorp to enter into an alternative acquisition agreement and terminate the Merger Agreement.

Goldman Sachs would receive an increased fee contingent upon the consummation of a transaction involving one or more third parties who make a bona fide bid for the Company that (i) the Board determines is potentially superior to the Meiji Yasuda bid and is sufficient to grant such third party access to due diligence materials or (ii) results in Meiji Yasuda increasing its bid. The Board believes that this fee structure appropriately incentivized Goldman Sachs to conduct the market check process in a manner that maximizes the likelihood of eliciting alternative acquisition proposals.

Regulatory Approvals (Page [●])

Under the HSR Act, the merger may not be completed until certain information and documentary materials have been provided to the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (“FTC”) by Meiji Yasuda and StanCorp, and certain waiting periods have expired or been terminated.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Antitrust Division, the FTC or a state attorney general could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial businesses or assets of Meiji Yasuda or StanCorp or their subsidiaries. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

The insurance laws and regulations of the states of Oregon and New York, jurisdictions where insurance company subsidiaries of the Company are domiciled, generally require that, prior to the acquisition of control of an insurance company domiciled in those respective jurisdictions, the acquiring company must obtain the approval of the insurance regulators of those jurisdictions.

The insurance laws and regulations of multiple states where insurance company subsidiaries of the Company are licensed require the filing of pre-acquisition notifications regarding the potential competitive impact of an acquisition of control of an insurance company authorized in those jurisdictions where the requirement to make such notifications is triggered (and not otherwise waived or for which an exemption is granted) under applicable law. Such notifications generally must be made at least 30 days before completion of the acquisition (which period may be terminated earlier by the applicable state’s insurance regulator or extended on a one-time basis for up to an additional 30 days). Waivers of these requirements were received by Meiji Yasuda for the state of New Mexico on August 3, 2015, for the states of Alaska and Washington on August 6, 2015, and for the state of Idaho on August 10, 2015. A request for a waiver of these requirements was filed with the insurance regulator of Oregon on August 5, 2015. A pre-acquisition notification was filed with the insurance regulator of Hawaii on August 5, 2015.

Rule 1017 of the National Association of Securities Dealers (“NASD”) Rules, which are administered by NASD’s successor, the Financial Industry Regulatory Authority (“FINRA”), provides that a FINRA member entity must file an application for approval of a change in the equity ownership of the member that results in one person or entity directly or indirectly owning or controlling 25 percent or more of the equity capital of such member.

In addition to the foregoing, the Company and Meiji Yasuda may be required to make certain other filings with governmental authorities in connection with the merger.

The Insurance Business Act of Japan requires Meiji Yasuda to file a prior notification with and to obtain the prior approval of the JFSA, in connection with the merger. Meiji Yasuda intends to file the necessary notification and application with the JFSA before or promptly after all other necessary regulatory approvals are obtained.

Should the FTC, the Antitrust Division, state insurance or antitrust authorities, competition authorities in other foreign countries or the JFSA raise objections to the merger, each of Meiji Yasuda and StanCorp will use its reasonable best efforts to resolve such objections, but neither Meiji Yasuda nor StanCorp is required to take any action that would result in a burdensome condition. For the purposes of the Merger Agreement, a burdensome condition is defined as any arrangement, condition or restriction that (i) is not conditioned on the consummation of the transactions contemplated by the Merger Agreement, (ii) with respect to certain specified insurance regulatory approvals, would reasonably be expected to have, individually or in the aggregate, a material adverse effect on StanCorp or (iii) with respect to the JFSA approval, would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, operations or results of operations of Meiji Yasuda and its subsidiaries (not including StanCorp and its subsidiaries), taken as a whole.

Litigation Related to the Merger (Page [●])

StanCorp, members of the Board and the Meiji Yasuda Parties have been named as defendants in two lawsuits brought by purported shareholders of StanCorp on behalf of StanCorp’s shareholders challenging the merger.

Two putative class action lawsuits were filed in the Circuit Court of the State of Oregon for the County of Multnomah: Shiva Stein, et al. v. StanCorp Financial Group, Inc., et al., Case No. 15CV20372, filed July 31, 2015, and Bud and Sue Frashier Family Trust, et al. v. J. Greg Ness, et al., Case No. 15CV20832, filed August 7, 2015.

Additionally, on August 18, 2015, the Company received a letter from counsel of a purported shareholder of the Company, alleging that the Board breached its fiduciary duties in connection with the negotiation of the Merger Agreement and demanding that the Board take action to remedy those alleged breaches of fiduciary duties.

The complaints allege, among other things, that StanCorp’s directors have violated their fiduciary duties to StanCorp’s shareholders by entering into the Merger Agreement and have put their personal interests and the interests of the Meiji Yasuda Parties ahead of the interests of StanCorp’s shareholders. The complaints also allege that StanCorp and the Meiji Yasuda Parties knew of the directors’ alleged breaches of their fiduciary duties and aided and abetted in their commission.

Based on these allegations, the complaints seek certain injunctive relief, including enjoining the merger, and, to the extent already implemented, rescission of the merger. The complaints also seek other damages, including recovery of all damages suffered by the plaintiffs as a result of the individual defendants’ alleged wrongdoing, including rescissory damages, and costs of the actions, including attorneys’ fees. StanCorp and the Board believe these claims are without merit and intend to vigorously defend these actions. StanCorp cannot predict the outcome of or estimate the possible loss or range of loss from these matters.

Current Market Price of Common Stock (Page [●])

The closing sale price of Common Stock on the New York Stock Exchange (the “NYSE”) on [●] [●], 2015 was $[●]. You are encouraged to obtain current market quotations for Common Stock in connection with voting your shares.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers address briefly some commonly asked questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a holder of shares of Common Stock. For important additional information, please refer to the more detailed discussion contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of MYL Investments with and into StanCorp, with StanCorp being the surviving entity. MYL Investments is currently a wholly-owned subsidiary of Meiji Yasuda. As a result of the merger, StanCorp will become a wholly-owned subsidiary of Meiji Yasuda, the Common Stock will cease to be listed on the NYSE, StanCorp will not be publicly traded and the Common Stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Q:	When and where will the special meeting of shareholders be held?

A:	The special meeting will be held at [location and address of shareholder meeting], on [day], [month] [date], 2015, at [time], Pacific time.

Q:	What are the proposals that will be voted on at the special meeting?

A:	You will be asked to consider and vote upon (i) the approval of the Merger Agreement, (ii) an advisory (non-binding) basis, the compensation that may be paid or become payable to StanCorp’s NEOs that is based on or otherwise relates to the merger, (iii) the adjournment of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting, and (iv) such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q.	What will a StanCorp shareholder receive when the merger occurs?

A:	For every share of Common Stock held at the time of the merger, StanCorp shareholders will be entitled to receive $115.00 in cash, without interest, less any applicable withholding taxes. We refer to this amount in this proxy statement as the per share merger consideration. As soon as reasonably practicable after the effective time of the merger, if you hold a stock certificate, Meiji Yasuda’s Paying Agent will send to each shareholder a letter of transmittal containing instructions for the exchange of such shareholder’s shares of Common Stock in exchange for $115.00 in cash, without interest, less any applicable withholding taxes. If you hold only book entry shares (those shares which are held electronically or in non-paper form), your payment will be made automatically.

Q:	How do StanCorp’s directors and named executive officers intend to vote?

A:	Each of our directors and named executive officers has informed us that he or she currently intends to vote all of his or her shares of Common Stock “FOR” the approval of the Merger Agreement and the other proposals to be considered at the special meeting, although none of them is obligated to do so.

Q:	What will happen in the merger to equity-based compensation awards that have been granted to employees, officers and directors of StanCorp?

A:	Equity-based awards that have been granted to employees, officers and directors of StanCorp will be treated as follows:

Options. Each option that is outstanding, at the effective time of the merger and has an exercise price per share of Common Stock that is less than $115.00, will be canceled and converted into the right to receive an amount in cash, without interest, less any applicable withholding taxes, determined by multiplying (i) the difference between $115.00 and the exercise price per share of such option and (ii) the total number of shares of Common Stock subject to such option.

Restricted Stock Units. Each restricted stock unit that is outstanding at the effective time of the merger, whether or not vested, will be canceled and converted into the right to receive an amount in cash, without interest, less any applicable withholding taxes, determined by multiplying (i) $115.00 and (ii) the total number of restricted stock units.

Performance Shares. Each performance share as to which the performance period has not lapsed, but which is still outstanding as of the effective time of the merger, will be canceled and converted into the right to receive an amount in cash, without interest, less any applicable withholding taxes, determined by multiplying (i) $115.00 and (ii) the number of shares that would be issuable assuming achievement of the applicable performance conditions at target (or such higher level of performance as is contractually required), prorated to reflect the portion of the performance period completed through the effective date of the merger. To the extent that the performance period in respect to any performance share awards lapses prior to the effective time of the merger, but any shares earned with respect thereto have not been issued prior to the effective time of the merger, such award will be canceled and converted into the right to receive an amount in cash, without interest, less any applicable withholding taxes, determined by multiplying (i) $115.00 and (ii) the number of shares that is determined to be payable based on performance during the completed performance period.

Employee Share Purchase Plan. Pursuant to the Merger Agreement, the then-current offering period under the Company’s Employee Share Purchase Plan will be deemed to end immediately prior to the effective time of the merger, and the amounts contributed by employees through such time will be notionally applied to the purchase of Common Stock pursuant to the terms of the offering, and the participants in such offering will receive an amount in cash, without interest, less any applicable withholding taxes, determined by multiplying (i) $115.00 and (ii) the number of shares that were notionally purchased with the available employee contributions to the Company’s Employee Share Purchase Plan. Any cash balance remaining in a participant’s account thereafter because it is less than the amount required to purchase a full share of Common Stock will be returned to the participant.

Director Annual Stock Grants. Each annual stock grant awarded to each non-employee director that is outstanding at the effective time of the merger, whether or not vested, will be canceled and converted into the right to receive an amount in cash, without interest, less any applicable withholding taxes, determined by multiplying (i) $115.00 and (ii) the total number of shares subject to the grant.

Q:	How does the per share merger consideration compare to the market price of Common Stock?

A:	The per share merger consideration represents a 50% premium over $76.69, the closing price of Common Stock on the NYSE on July 23, 2015, the last full trading day before the announcement of the acquisition of StanCorp by Meiji Yasuda and a 52.3% premium over $75.53, the volume weighted average closing price of Common Stock during the 90-day period ending July 23, 2015. The closing sale price of Common Stock on the NYSE on [●], 2015 was $[●]. You are encouraged to obtain current market quotations for Common Stock in connection with voting your shares.

Q:	Who is entitled to attend and vote at the special meeting?

A:	The record date for the special meeting is [●] [●], 2015. If you own shares of Common Stock as of the close of business on the record date, you are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. As of the record date, there were [●] shares of Common Stock issued and outstanding.

Q:	What vote of our shareholders is required to approve the Merger Agreement?

A:	Under Oregon law, the approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock.

Q:	What vote of our shareholders is required to approve on an advisory (non-binding) basis, the compensation that may be paid or become payable to StanCorp’s named executive officers in connection with the merger?

A:	The approval on an advisory (non-binding) basis of the compensation to be paid to StanCorp’s NEOs that is based on or otherwise relates to the merger requires a quorum and the proposal must receive more votes in its favor than are cast against it. Broker non-votes and abstentions will be treated as if the shares were present at the special meeting, but not voting. If the proposal receives more votes against it than in its favor, because the vote is advisory only, such a vote would not be binding on StanCorp or Meiji Yasuda.

Q.	What vote of our shareholders is required to adopt the proposal to adjourn the special meeting to a later time, if necessary or appropriate, to solicit additional proxies?

A.	The approval of the proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the Merger Agreement requires a quorum and the proposal must receive more votes in its favor than are cast against it. Broker non-votes and abstentions will be treated as if the shares were present at the special meeting, but not voting. If less than a majority of the outstanding shares entitled to vote are represented at a meeting, a majority of the shares so represented may also adjourn the meeting under StanCorp’s Bylaws.

Q.	How does the Board recommend that I vote on the proposals?

A:	The Board has unanimously determined that the merger and the other transactions contemplated by the Merger Agreement are in the best interests of StanCorp shareholders and unanimously recommends that you vote “FOR” the approval of the Merger Agreement and “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to StanCorp’s named executive officers in connection with the merger The Board also recommends that you vote “FOR” the adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the Merger Agreement.

Q:	Do any of the Company’s directors and executive officers have any interests in the merger that may differ from, or be in addition to, my interests as a shareholder?

A:	Yes. In considering the recommendation of the Board to vote “FOR” the approval of the Merger Agreement, you should be aware that, while we believe that the interests of the Company’s executive officers and directors are generally aligned with those of the Company’s shareholders through the equity ownership of the executive officers and directors some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. For descriptions of these interests, please see the sections of this proxy statement entitled “The Merger — Interests of StanCorp’s Directors and Named Executive Officers in the Merger” and “The Merger Agreement — Treatment of Equity Compensation Awards.”

Q:	How are votes counted?

A:

Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes and abstentions. Because under Oregon law the approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the approval of the Merger Agreement. With respect to the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to StanCorp’s named executive officers in connection with the merger and the adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the Merger

Agreement, each requires a quorum and the proposal must receive more votes in its favor than are cast against it. For the purposes of voting on the compensation described above or any proposal to adjourn the special meeting, broker non-votes and abstentions will be treated as if the shares were present at the special meeting, but not voting.

Q:	What will happen if all of the proposals to be considered at the special meeting are not approved?

A:	As a condition to completion of the merger, the holders of at least a majority of the outstanding shares of Common Stock must vote to approve the Merger Agreement. Completion of the merger is not conditioned or dependent on shareholder approval of any of the other proposals to be considered at the special meeting. For example, the vote with regard to golden parachute compensation is a non-binding advisory vote. If approved by shareholders, the merger will proceed even if the shareholders do not approve the resolution on the golden parachute compensation.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, including the annexes and the other documents referred to in this proxy statement, please ensure your shares are voted at the meeting by submitting a proxy in one of the ways described below. You have one vote for each share of Common Stock you own as of the record date.

Q:	How do I vote if I am a shareholder of record?

A:	You may vote by:

•	submitting your proxy by using the Internet voting instructions printed on each proxy card you receive;

•	submitting your proxy by using the telephone number printed on each proxy card you receive;

•	submitting your proxy by completing, signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope; or

•	by appearing in person at the special meeting.

If you are submitting your proxy by telephone or via the Internet, your voting instructions must be received by [●] a.m., [●] time, on [●] [●], 2015.

Submitting your proxy via the Internet, by telephone or by mailing in your proxy card will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, via the Internet or by telephone even if you plan to attend the special meeting in person to ensure that your shares of Common Stock are represented at the special meeting.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the approval of the Merger Agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to StanCorp’s NEOs in connection with the merger and “FOR” the adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the Merger Agreement. With respect to any other matter that properly comes before the special meeting or any adjournment or postponement thereof, the persons appointed as proxies will vote the shares of Common Stock represented by the proxy as directed by the Board.

Q:	How do I vote if my shares of Common Stock are held by my brokerage firm, bank, trust or other nominee?

A:

If your shares of Common Stock are held in a brokerage account or by another nominee, such as a bank or trust, then the brokerage firm, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares of

Common Stock, with your shares being held in “street name.” “Street name” holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, trust or other nominee how to vote their shares. Your brokerage firm, bank, trust or other nominee will only be permitted to vote your shares of Common Stock for you at the special meeting if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your brokerage firm, bank, trust or other nominee regarding how to instruct them to vote your shares. Telephone and internet voting may be available; please follow the instructions on the enclosed voting instruction form. If you wish to vote in person at the special meeting, you must bring a legal proxy from your brokerage firm, bank, trust or other nominee authorizing you to vote at the special meeting. Please contact your brokerage firm, bank, trust or other nominee for instructions on how to obtain a legal proxy.

In addition, because any shares of Common Stock you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares of Common Stock are voted, you should instruct your brokerage firm, bank, trust or other nominee to vote your shares. Shares of Common Stock held by a corporation or business entity must be voted by an authorized officer of the entity.

Q:	What if I fail to instruct my brokerage firm, bank, trust or other nominee how to vote?

A:	Your brokerage firm, bank, trust or other nominee will not be able to vote your shares of Common Stock unless you have properly instructed your nominee on how to vote. Because the approval of the Merger Agreement requires an affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock for approval, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement. Because the proposals to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to StanCorp’s NEOs in connection with the merger and to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the Merger Agreement require more votes in favor of each such proposal than are cast against it, the failure to instruct your broker or other nominee with voting instructions on how to vote your shares will have no effect on the approval of these proposals.

Q:	What constitutes a quorum for the special meeting?

A:	The presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote at the special meeting will constitute a quorum for the special meeting. If you are a shareholder of record and you submit a properly executed proxy card by mail, submit your proxy by telephone or via the Internet or vote in person at the special meeting, then your shares of Common Stock will be counted as part of the quorum. If you are a “street name” holder of shares and you provide your brokerage firm, bank, trust or other nominee with instructions as to how to vote your shares or obtain a legal proxy from such broker or nominee to vote your shares in person at the special meeting, then your shares will be counted as part of the quorum. All shares of Common Stock held by shareholders that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such shareholders abstain from voting, will be counted in determining the presence of a quorum.

Q:	What does it mean if I receive more than one proxy?

A:	If you receive more than one proxy from the Company and its representatives, it means that you hold shares of Common Stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to sign and return each proxy card you receive by mail or submit your proxy by telephone or via the Internet by using the different control number(s) on each proxy card.

Q:	May I change my vote after I have delivered my proxy?

A:	Yes. If you are the shareholder of record of Common Stock, you have the right to change or revoke your proxy at any time prior to it being voted at the special meeting:

•	if you submitted your proxy by telephone or the Internet, by submitting another proxy by telephone or the Internet in accordance with the instructions on the proxy card;

•	by delivering to StanCorp’s Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of Common Stock; or

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

StanCorp Financial Group, Inc.

c/o Corporate Secretary’s Office

1100 SW Sixth Avenue

Portland, OR 97204

If you are a “street name” holder of Common Stock, you should contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your proxy.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your stock certificates or book-entry shares for the per share merger consideration. If your shares of Common Stock are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. PLEASE DO NOT SEND IN YOUR CERTIFICATES NOW.

Q:	What happens if I sell my shares of Common Stock before the special meeting?

A:	The record date for shareholders entitled to vote at the special meeting is earlier than the date of the special meeting and the expected closing date of the merger. If you transfer your shares of Common Stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:	Will I still be paid dividends prior to the merger?

A:	StanCorp has historically paid annual dividends to its shareholders. As permitted by the terms of the Merger Agreement, StanCorp expects to make its regular annual cash dividend in November 2015 in an amount equal to $1.40 per share.

Q:	Am I entitled to appraisal or dissenters rights in connection with the merger?

A:	No. StanCorp is a publicly-listed Oregon company. Under Section 60.554(3) of the Oregon Business Corporation Act, StanCorp shareholders would not have appraisal or dissenters rights in connection with the merger since the shares of Common Stock are listed on the NYSE on the record date of the special meeting.

Q:	Is the merger expected to be taxable to me?

A:

In general, the receipt of cash in exchange for shares of Common Stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Please see the section of this proxy statement entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●]. You should consult your own tax advisors about the tax consequences to you of the exchange of shares of Common Stock for cash pursuant to the merger in light of your particular circumstances.

Q:	Who can answer further questions?

A:	For additional questions about the merger, assistance in submitting proxies or voting shares of Common Stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Banks, Brokers and Shareholders

Call Toll-Free (866) 628-6024

Or Contact via E-mail at:

stancorpfinancialgroup@georgeson.com

If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Statements in this proxy statement, and in the documents to which we refer you in this proxy statement, that relate to future results and events are forward-looking based on the Company’s current expectations. Actual results and events in future periods may differ materially from those expressed or implied by these forward- looking statements because of a number of risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include, but are not limited to: (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (2) the inability to complete the proposed merger due to the failure to obtain shareholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (3) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; (4) the effect of the announcement of the proposed merger on the Company’s relationships with its distributors, operating results and business generally; and (5) the outcome of any legal proceedings that have been or may be instituted against the Company and others relating to the Merger Agreement.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent the Company’s views as of the date on which such statements were made. The Company anticipates that subsequent events and developments will cause its views to change. However, although the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10–K for the fiscal year ended December 31, 2014, which was filed with the Securities and Exchange Commission (“SEC”) on February 26, 2015, under the heading “Item 1A — Risk Factors,” and in subsequent reports on Forms 10–Q and 8–K filed with the SEC by the Company.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to StanCorp shareholders as part of the solicitation of proxies by the Board for use at the special meeting to be held at [●], on [●], [●] [●], 2015, at [time], Pacific time or at any postponement or adjournment thereof. The purpose of the special meeting is for StanCorp shareholders to consider and vote upon: the approval of the Merger Agreement; on an advisory (non-binding) basis, the compensation that may be paid or become payable to StanCorp’s NEOs in connection with the merger; the adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the Merger Agreement; and such other business as may properly come before the special meeting, or any adjournment or postponement of the special meeting. StanCorp shareholders must approve the Merger Agreement in order for the merger to occur. If StanCorp shareholders fail to approve the Merger Agreement, the merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement in its entirety.

Record Date and Quorum

We have fixed the close of business on [●] [●], 2015 as the record date for the special meeting, and only holders of record of Common Stock on the record date are entitled to vote at the special meeting. As of the record date, there were [●] shares of Common Stock outstanding and entitled to vote. Once a share of Common Stock is represented at the special meeting, it will be counted for purposes of determining a quorum at the special meeting. However, if a new record date is set for an adjourned or postponed special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting.

Each share of Common Stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of Common Stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of Common Stock represented at the special meeting but not voted, including shares of Common Stock for which proxies have been received but for which shareholders have abstained from voting, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Required Votes

Vote for Approval of the Merger

You may vote FOR or AGAINST, or you may ABSTAIN from voting on, the proposal to approve the Merger Agreement. Consummation of the merger requires the approval of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote at the special meeting. Therefore, if you abstain or fail to vote, it will have the same effect as a vote “AGAINST” the approval of the Merger Agreement.

Advisory (Non-Binding) Vote on Compensation

In accordance with Section 14A of the Exchange Act, StanCorp is required to provide its shareholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to StanCorp’s NEOs in connection with the merger, the value of which is set forth in the tables herein. As required by Section 14A of the Exchange Act, StanCorp is asking its shareholders to vote on the approval of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to StanCorp’s named executive officers in connection with the merger, as disclosed in the tables under “The Merger — Interests of

StanCorp’s Directors and Named Executive Officers in the Merger — Golden Parachute Compensation,” including the associated footnotes and narrative disclosure, is hereby APPROVED.”

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the Merger Agreement. Accordingly, you may vote to approve the Merger Agreement and vote not to approve the executive compensation and vice versa. Because the vote on executive compensation paid or that may become payable in connection with the merger is advisory only, it will not be binding on either StanCorp or Meiji Yasuda. Accordingly, because StanCorp is contractually obligated to pay the compensation, if the Merger Agreement is approved and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

The advisory resolution on executive compensation payable to StanCorp’s NEOs in connection with the merger requires a quorum and the proposal must receive more votes in its favor than are cast against it.

Vote for Approval of an Adjournment of the Special Meeting

The Company’s shareholders are being asked to approve a proposal that will give us authority to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the proposal to approve the Merger Agreement, if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement. If this adjournment proposal is approved, the special meeting could be adjourned by the Board to any date. In addition, the Board can postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. The Company does not intend to call a vote on this proposal if the proposal to approve the Merger Agreement is approved at the special meeting.

The vote on the adjournment proposal is a vote separate and apart from the vote on the proposal to approve the Merger Agreement. Accordingly, you may vote in favor of the proposal to approve the Merger Agreement and vote not to approve the adjournment proposal and vice versa.

The proposal to adjourn the special meeting requires a quorum and the proposal must receive more votes in its favor than are cast against it. If less than a majority of the outstanding shares entitled to vote are represented at a meeting, a majority of the shares so represented may also adjourn the meeting under StanCorp’s Bylaws.

Voting by StanCorp’s Directors and Executive Officers

As of [●] [●], 2015, the directors and executive officers of StanCorp beneficially owned in the aggregate approximately [●] shares of Common Stock entitled to vote at the special meeting or approximately [●]% of the outstanding shares of Common Stock. We currently expect that each of these individuals will vote all of his or her shares of Common Stock in favor of each of the proposals to be presented at the special meeting, although none of them is obligated to do so.

Voting, Proxies and Revocation

Invitation to Special Meeting

All holders of shares of Common Stock as of the close of business on the record date, including shareholders of record and beneficial owners of Common Stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a shareholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your bank, broker or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person

Shareholders of record will be able to vote in person at the special meeting. If you are not a shareholder of record, but instead hold your shares of Common Stock in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy

To ensure that your shares of Common Stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Proxy Vote by Shareholders of Record

If you are a shareholder of record of your shares of Common Stock and you submit a proxy by telephone or the Internet or by returning a signed and dated proxy card by mail that is received by StanCorp at any time prior to the closing of the polls at the special meeting, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the Merger Agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to StanCorp’s NEOs in connection with the merger and “FOR” the adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the Merger Agreement, and in accordance with the recommendations of the Board on any other matters properly brought before the special meeting, or at any adjournment or postponement thereof, for a vote.

Vote of Shares of Common Stock Held in “Street Name”

If your shares of Common Stock are held in “street name,” you will receive instructions from your brokerage firm, bank, trust or other nominee that you must follow in order to have your shares of Common Stock voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker. Brokers who hold shares of Common Stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as approval of the Merger Agreement, without specific instructions from the beneficial owner. If the broker or nominee cannot vote on the proposal because it is non-routine, there is a “broker non-vote” on that proposal. Broker non-votes will not be counted for quorum purposes because all of the matters being considered at the meeting are “non-routine.” Broker non-votes would count as votes “AGAINST” the proposal to approve the Merger Agreement. Broker non-votes would not be counted as votes for or against the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to StanCorp’s NEOs in connection with the merger or the adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the Merger Agreement. If your broker or other nominee holds your shares of Common Stock in “street name,” your broker or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement.

Deadline to Vote by Proxy

Proxies received by StanCorp at any time prior to the closing of the polls at the special meeting, in the case of proxies submitted by using proxy cards, or [●] a.m. [●] time on [●] [●], 2015, in the case of proxies submitted by telephone or Internet, that have not been revoked or superseded before being voted, will be voted at the special meeting.

Revocation of Proxy

If you are a shareholder of record of your shares of Common Stock, you have the right to change or revoke your proxy at any time before the vote is taken at the special meeting:

•	if you submitted your proxy by telephone or the Internet, by submitting another proxy by telephone or the Internet;

•	by delivering to StanCorp’s Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of Common Stock; or

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

StanCorp Financial Group, Inc.

c/o Corporate Secretary’s Office

1100 SW Sixth Avenue

Portland, OR 97204

If you are a “street name” holder of Common Stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your proxy.

Abstentions

An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of Common Stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the approval of the Merger Agreement. Abstentions will not be counted in determining the votes in favor of or against the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to StanCorp’s NEOs in connection with the merger, the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, or, in accordance with the recommendations of the Board, any other matters properly brought for a vote before the special meeting, or at any adjournment or postponement thereof.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the shareholders of the Company necessary to approve the Merger Agreement, the Company does not anticipate that it will adjourn or postpone the special meeting unless it is advised by counsel that such adjournment or postponement is necessary under applicable law to allow additional time for any disclosure.

The special meeting may be adjourned by a resolution of the Board or by the affirmative vote of more votes in favor of a proposal to adjourn the meeting than are cast against it. If less than a majority of the outstanding shares of Common Stock entitled to vote are represented at a meeting, a majority of the shares so represented may also adjourn the meeting under StanCorp’s Bylaws.

Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

This solicitation of proxies is being made by StanCorp and the cost of this solicitation is being borne by StanCorp. We have retained Georgeson Inc. (“Georgeson”), a professional proxy solicitation firm, to assist in the solicitation of proxies for the special meeting for a fee of approximately $8,500, plus reimbursement of reasonable out-of-pocket expenses. Georgeson’s employees and our directors, officers and employees may solicit the return of proxies by personal contact, mail, electronic mail, facsimile, telephone or the Internet. Georgeson expects that approximately 50 of its employees will assist in the solicitation.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Georgeson, toll-free at (866) 628-6024 or via email at stancorpfinancialgroup@georgeson.com.

List of Shareholders

A list of our shareholders entitled to vote at the special meeting will be available for inspection for any purpose germane to the special meeting at our principal executive offices at least ten days prior to the date of the special meeting and continuing through the special meeting. The list will also be available at the special meeting for inspection by any shareholder present at the special meeting.

THE COMPANIES

StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc. is an Oregon corporation with Common Stock listed and traded on the New York Stock Exchange under the ticker symbol “SFG.” StanCorp, through its subsidiaries — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, Inc., StanCorp Mortgage Investors, LLC, StanCorp Investment Advisers, Inc., StanCorp Real Estate, LLC, and StanCorp Equities, Inc. — marketed as The Standard, is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, and origination and servicing of fixed-rate commercial mortgage loans. StanCorp’s principal offices are located at 1100 SW Sixth Avenue, Portland, Oregon 97204, and its telephone number is (971) 321-7000. StanCorp’s Investor Relations website is www.stancorpfinancial.com. The information provided on StanCorp’s website is not part of this proxy statement and is not incorporated herein by reference.

Meiji Yasuda Life Insurance Company

Meiji Yasuda Life Insurance Company (“Meiji Yasuda”), is a mutual insurance company (seimei hoken sōgo-kaisha) organized under the laws of Japan and is the oldest and third largest life insurance company in Japan. It provides a variety of group and individual life insurance products, bancassurance, and group annuity products in Japan. It also has insurance operations in the United States, Poland, China, Indonesia, and Thailand. Meiji Yasuda is headquartered at 1-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-0005, and its telephone number is +81-3-3283-8293. Meiji Yasuda’s English website is http://www.meijiyasuda.co.jp/english/. The information provided on Meiji Yasuda’s English website is not part of this proxy statement and is not incorporated herein by reference.

MYL Investments (Delaware) Inc.

MYL Investments is a Delaware corporation and wholly-owned subsidiary of Meiji Yasuda with principal offices at 1-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-0005, and its telephone number is +81-3-3283-8293. It was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement.

THE MERGER

Background of the Merger

The Board and senior management of StanCorp periodically review the Company’s long-term strategic plan with the goal of enhancing shareholder value.

In December 2012, a representative of an investment bank (“Bank A”) contacted Jeff Hallin, Vice President, Investor Relations and Capital Markets of the Company, to set up a meeting between Mr. Hallin and other executives of the Company and representatives of Meiji Yasuda. Bank A was representing Meiji Yasuda in connection with its evaluation of partnership opportunities with insurance companies in the United States.

On February 7, 2013, Greg Ness, Chairman, President and Chief Executive Officer of the Company, Floyd Chadee, Senior Vice President and Chief Financial Officer of the Company, and Mr. Hallin met with representatives of Meiji Yasuda and Bank A at the Company’s headquarters. During the meeting the representatives of Meiji Yasuda explained that Meiji Yasuda was evaluating the possibility of partnering with an insurance company in the United States to expand its overseas insurance business. They said they were visiting several life insurance companies in the United States on their trip.

On June 13, 2013, during a trip to New York for an investor conference, Mr. Chadee and Mr. Hallin met with representatives of Bank A for a routine capital markets update. At the end of the meeting, Mr. Chadee asked about Meiji Yasuda’s earlier visit to the United States. The representative from Bank A said there had been a recent announcement on changes in the senior leadership at Meiji Yasuda and he had not heard about any developments following Meiji Yasuda’s February visit.

In June 2014, a representative of Meiji Yasuda contacted Mr. Hallin requesting a meeting in August to reintroduce Meiji Yasuda to members of StanCorp management and to learn more about StanCorp.

On August 28, 2014, Mr. Ness, Mr. Chadee and Mr. Hallin met with representatives of Meiji Yasuda at the Company’s headquarters to exchange information about the two companies. The representatives of Meiji Yasuda described their company and the group life insurance business in Japan. They also described Meiji Yasuda’s mid-term business plan, which focused on increasing the company’s overseas insurance business. During the discussion, the Meiji Yasuda representatives informed the StanCorp representatives that they were evaluating potential investments in U.S. companies and identifying potential partners. At the end of the meeting the representatives of Meiji Yasuda said they wanted to meet again in the future and cultivate a relationship between the two companies.

On October 3, 2014, a representative of Meiji Yasuda contacted Mr. Hallin to request a meeting between senior executives of the Company and representatives of Meiji Yasuda to discuss the life insurance industry in the United States and Japan.

On October 16, 2014, Mr. Ness contacted Goldman Sachs to discuss the current M&A environment and to enquire as to services Goldman Sachs could offer if the Company were approached by a potential buyer.

On November 13, 2014, Mr. Ness, Mr. Chadee and Mr. Hallin met with representatives of Meiji Yasuda at the Company’s headquarters. Representatives of Meiji Yasuda said that Meiji Yasuda’s medium-term business plan contemplated increasing the percentage of Meiji Yasuda’s net income derived from overseas insurance business. Representatives of Meiji Yasuda observed that the two companies shared a similar culture and asked whether StanCorp would be interested in a partnership with Meiji Yasuda. Mr. Ness outlined a potential partnership structure based on an existing partnership between StanCorp and another company pursuant to which StanCorp underwrites and services certain insurance products marketed under a third-party name. Mr. Ness asked representatives of Meiji Yasuda what kind of partnership they were contemplating. The representatives of Meiji

Yasuda indicated that Meiji Yasuda was interested in acquiring the Company. Mr. Ness was surprised, as the discussions between Meiji Yasuda and StanCorp had thus far been preliminary in nature and focused on a potential partnership rather than an acquisition. Mr. Ness asked whether Meiji Yasuda had spoken with other companies in the United States. Representatives of Meiji Yasuda indicated that Meiji Yasuda had evaluated other companies in the United States and visited a few companies, but was most interested in pursuing a transaction with StanCorp. Mr. Ness told the Meiji Yasuda representatives that StanCorp was not seeking a sale transaction, but that the Board would review any acquisition proposal it received in accordance with the exercise of its fiduciary duties.

On November 18, 2014, Mr. Ness received a letter from Meiji Yasuda requesting a dinner meeting in Portland between representatives of Meiji Yasuda and representatives of StanCorp. A dinner was subsequently arranged for December 11, 2014.

Also on November 18, 2014, representatives of Goldman Sachs met with Mr. Ness, Mr. Chadee and Mr. Hallin in Portland. Representatives from Goldman Sachs provided information on services offered by Goldman Sachs if StanCorp were to be approached by a potential buyer.

On December 5, 2014, during a regularly scheduled offsite strategy meeting, the Board met. Mr. Ness recapped for the Board previous meetings that were held with Meiji Yasuda, including Meiji Yasuda’s comment that it was interested in acquiring StanCorp. He then discussed the upcoming dinner meeting scheduled with representatives of Meiji Yasuda.

On December 11, 2014, Mr. Ness, Mr. Chadee and Mr. Hallin met with representatives of Meiji Yasuda for dinner. One of the representatives stated that Meiji Yasuda remained interested in a potential transaction to acquire StanCorp. He reiterated that one of the goals outlined in Meiji Yasuda’s medium-term business plan was increasing the percentage of Meiji Yasuda’s earnings derived from overseas insurance business. He explained that part of Meiji Yasuda’s rationale for acquiring StanCorp was to achieve this objective. The representative of Meiji Yasuda also explained that Meiji Yasuda was focused on StanCorp because of the Company’s strong management team, range of products and the similar cultures of the two companies. He indicated that Meiji Yasuda was considering submitting a non-binding letter of intent to the Board after StanCorp’s earnings release at the end of January. Mr. Ness reiterated to the Meiji Yasuda representative that StanCorp was not seeking a sale transaction, but that the Board would review any acquisition proposal it received in accordance with the exercise of its fiduciary duties. Mr. Ness added that the Board would be focused on ensuring the best outcome for StanCorp’s shareholders.

During the week of December 12, 2014, Mr. Ness spoke with each Board member to inform them of the dinner conversation. He reported that there would be no further discussion with Meiji Yasuda until after the fourth quarter earnings release.

On December 18, 2014, Holley Franklin, Vice President, Corporate Secretary and Associate Counsel of the Company, contacted Debevoise & Plimpton LLP (“Debevoise”), and informed representatives of Debevoise that a party had expressed interest in acquiring StanCorp.

On January 9, 2015, the Company retained Milliman, Inc. (“Milliman”) to act as the Company’s actuarial advisor. Meiji Yasuda subsequently also engaged Milliman to act as its actuarial advisor. Both the Company and Meiji Yasuda were aware of and waived this conflict and two separate teams within Milliman advised the Company and Meiji Yasuda.

Also on January 9, 2015, a representative of Meiji Yasuda contacted Mr. Hallin requesting an in-person meeting sometime in mid-February. Mr. Hallin said that due to conflicts with scheduled Board meetings and an upcoming form 10-K filing, StanCorp representatives would not be available to meet until February 26. A meeting was scheduled between representatives of Meiji Yasuda and representatives of StanCorp in Portland on February 26.

On January 22, 2015 representatives of Debevoise and Stoel Rives LLP (“Stoel Rives”), the Company’s Oregon counsel, met with certain members of StanCorp management to prepare for the upcoming February 2 Board meeting, to discuss Meiji Yasuda’s request for a meeting on February 26 and to discuss fiduciary duties of StanCorp’s directors if Meiji Yasuda submitted a proposal to acquire StanCorp.

On February 2, 2015, a special meeting of the Board was conducted by teleconference. Also participating in the meeting were Mr. Chadee, Ms. Franklin and Mr. Hallin, as well as representatives of Debevoise and Stoel Rives. Debevoise and Stoel Rives provided an overview of the fiduciary duties of StanCorp’s directors when evaluating a proposed acquisition of the Company.

Following the presentation by Debevoise and Stoel Rives, members of management provided an update on discussions with Meiji Yasuda. Management reviewed with the Board the correspondence with Meiji Yasuda over the past few months and meetings between Meiji Yasuda and StanCorp that had taken place to date, which Mr. Ness had previously discussed with the members of the Board. The Board also reviewed information about Meiji Yasuda and the dynamics of the Japanese insurance industry in general. Mr. Ness informed the Board that he expected to receive an acquisition proposal from Meiji Yasuda at the February 26 meeting. After discussion, the Board determined that if Mr. Ness should receive any such proposal at the February 26 meeting, the Board would convene telephonically on February 27 to discuss the proposal and to consider next steps.

On February 13 and 17, 2015, Mr. Ness, Mr. Chadee, Rob Erickson, Vice President, Controller and Treasurer, Sally Manafi, Vice President and Corporate Actuary, Mr. Hallin, and representatives of Goldman Sachs met telephonically and in-person to conduct preliminary due diligence and discuss the Company’s financial projections and next steps.

On February 26, 2015, Mr. Ness, Mr. Chadee and Mr. Hallin met with representatives of Meiji Yasuda at an off-site location in Portland. At the meeting, representatives of Meiji Yasuda presented Mr. Ness with an unsolicited non-binding indication of interest, dated February 26, 2015, to acquire StanCorp in an all-cash transaction at a purchase price of $85.00 per share (the “February 26 Proposal”). The letter noted that the final price would be subject to confirmation following a 60-day due diligence and exclusivity period. On February 25, 2015, the closing price of StanCorp’s Common Stock was $66.77 per share. The letter also noted that Meiji Yasuda had retained Morgan Stanley (acting together with Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., collectively “Morgan Stanley”) as its financial advisor, Baker & McKenzie LLP (“Baker & McKenzie”) as its legal advisor, Milliman as its actuarial advisor and PricewaterhouseCoopers LLP (“PWC”) as its accounting advisor.

Mr. Ness informed the representatives of Meiji Yasuda that he would present the letter to the Board, and that the Board would have to evaluate the proposal in accordance with its fiduciary duties. Representatives of Meiji Yasuda requested an in-person meeting to discuss the Board’s response. Mr. Ness agreed to an in-person meeting after the Board had sufficient time to review and evaluate the proposal.

On February 27, 2015, a special meeting of the Board was held via teleconference to discuss the February 26 Proposal, in which Mr. Chadee, Ms. Franklin and Mr. Hallin participated. Representatives of Debevoise and Stoel Rives also participated via teleconference. Mr. Ness reported to the Board on the meeting with Meiji Yasuda the previous day. The Board discussed the February 26 Proposal, including the proposed price, the request for a period of exclusivity, Meiji Yasuda’s potential plans for StanCorp, and potential next steps. After discussion, the Board determined that it would reconvene telephonically on March 6, 2015 to review and discuss additional information and to consider and determine its response to the February 26 Proposal.

On March 6, 2015, a special meeting of the Board was held via teleconference to discuss the February 26 Proposal, in which Mr. Chadee, Ms. Franklin and Mr. Hallin participated. Representatives from Debevoise and Stoel Rives participated via teleconference. Mr. Chadee and Mr. Hallin presented to the Board management’s perspective on the Company’s valuation. Mr. Chadee and Mr. Hallin reviewed with the Board certain projections prepared by management as to the Company’s future financial performance, including the management plan as described under “The Merger — Financial Projections — Management Plan and Alternate Scenarios” (the “Management Plan”) and a set of alternative financial projections based on the Management Plan as described under “The Merger — Financial Projections — Management Plan and Alternate Scenarios” (the “Alternate Scenarios”). Mr. Chadee and Mr. Hallin then reviewed illustrative valuations based on price to earnings and price to book value multiples, using both the Management Plan and the Alternate Scenarios, as well as illustrative valuations based on selected comparable transaction premia. Mr. Chadee and Mr. Hallin compared those illustrative valuations to the valuation of the Company represented in the February 26 Proposal.

Following the presentation by Mr. Chadee and Mr. Hallin, representatives from Goldman Sachs joined the meeting by teleconference and reviewed with the Board Goldman Sachs’ preliminary financial analysis of the February 26 Proposal using the Management Plan, the Alternate Scenarios and median Institutional Brokers’ Estimate System (“IBES”) expectations. Representatives of Goldman Sachs also noted that Goldman Sachs had not yet reviewed an actuarial appraisal of StanCorp. Representatives of Goldman Sachs then discussed a number of other parties that could potentially be interested in a strategic transaction involving StanCorp.

Following the presentation by representatives of Goldman Sachs, all members of management and outside advisors were excused from the meeting and the Board met in an executive session to discuss the February 26 Proposal and the information that was presented by management and representatives of Goldman Sachs. Following discussion, the Board determined that the February 26 Proposal was not sufficiently compelling to warrant granting Meiji Yasuda an exclusivity period or access to nonpublic information. The Board authorized Mr. Ness to decline the February 26 Proposal.

On March 9, 2015, Mr. Ness contacted a representative of Meiji Yasuda and said the offer was not sufficient for the Board to authorize further discussions or offer access to confidential information. Mr. Ness sent an email to the Board describing his conversation with the representation of Meiji Yasuda and his rejection of Meiji Yasuda’s offer.

On March 12, 2015, a representative of Meiji Yasuda contacted Mr. Hallin to arrange for a call between Mr. Ness and a representative of Meiji Yasuda. The call was scheduled for March 16, 2015.

On March 16, 2015, Mr. Ness spoke with a representative of Meiji Yasuda by telephone. On the call, the Meiji Yasuda representative proposed a revised non-binding proposal to acquire StanCorp in an all-cash transaction at a purchase price of $88.00 per share. All of the other terms and assumptions of the February 26 Proposal remained the same. Mr. Ness informed the Meiji Yasuda representative that he believed that the increase in the purchase price would not likely be sufficient for the Board to change its position and reiterated that the Company was not seeking a sale transaction. On March 16, 2015, the closing price of Common Stock was $68.81 per share.

On March 20, 2015, a representative of Meiji Yasuda contacted Mr. Hallin to arrange a call between Mr. Ness and a representative of Meiji Yasuda. The call was scheduled for March 23.

On March 23, 2015, Mr. Ness had a telephone conversation with a representative of Meiji Yasuda. The Meiji Yasuda representative proposed a revised non-binding proposal to acquire StanCorp in an all-cash transaction at an indicative purchase price range of $93.00-$95.00 per share. All of the other terms and assumptions of the February 26 Proposal remained the same. Meiji Yasuda subsequently detailed the terms of its offer in a letter submitted to the Board on March 24 (the “March 24 Proposal”). On March 23, 2015, the closing price of Common Stock was $68.43 per share.

On March 27, 2015, a special meeting of the Board was held via teleconference to discuss the March 24 Proposal. Also participating were Mr. Chadee, Ms. Franklin, Mr. Hallin and representatives of Debevoise, Stoel Rives and Goldman Sachs. Mr. Ness reported his March 23 telephone conversation with a representative of Meiji Yasuda. Representatives of Goldman Sachs then provided a brief overview of the March 24 Proposal and reviewed with the Board Goldman Sachs’ financial analysis of the proposal.

Representatives of Goldman Sachs also reported on a call between representatives of Goldman Sachs and representatives of Morgan Stanley, prior to the submission of the March 24 Proposal. On the call, representatives of the two banks discussed Goldman Sachs’ view that there was likely to be strong interest shown from other parties regarding an acquisition of StanCorp, given the desirability of StanCorp as an acquisition target. A representative of Goldman Sachs reviewed with the Board a financial analysis of certain other potential acquirers that might be interested in acquiring StanCorp.

All members of management, outside counsel and representatives of Goldman Sachs were then excused from the meeting and the Board met in an executive session. They discussed the revised proposal and the information that was presented. Following discussion, the Board determined that the March 24 Proposal was not sufficiently compelling to justify a diligence period or an exclusivity arrangement. The Board authorized Mr. Ness to decline the March 24 Proposal. The Board also authorized representatives of Goldman Sachs to have additional discussions with Morgan Stanley regarding the Company’s valuation.

On March 30, 2015, Mr. Ness contacted a representative of Meiji Yasuda to inform him that the Board had declined Meiji Yasuda’s March 24 Proposal. Mr. Ness informed the Meiji Yasuda representative that the Board and StanCorp management would be occupied preparing first quarter earnings results over the coming weeks and therefore the companies should not have any further discussions until after StanCorp released its first quarter earnings results on April 23.

On April 24, 2015, a representative of Meiji Yasuda contacted Mr. Hallin to arrange a call between Mr. Ness and a representative of Meiji Yasuda. The call was scheduled for April 30.

On April 30, 2015, Mr. Ness had a telephone conversation with a representative of Meiji Yasuda. The Meiji Yasuda representative proposed a revised non-binding proposal to acquire StanCorp in an all-cash transaction at a purchase price of $100.00 per share. All of the other terms and assumptions of the February 26 Proposal would remain the same. Meiji Yasuda subsequently detailed the terms of its offer in a letter submitted to the Board on May 1 (the “May 1 Proposal”). On April 30, 2015, the closing price of Common Stock was $72.08 per share.

On May 8, 2015, a special meeting of the Board was held at an offsite location in Portland with one member of the Board participating via teleconference. Mr. Chadee, Ms. Franklin and Mr. Hallin and representatives of Debevoise also participated in the meeting. Ms. Manafi and representatives of Milliman and Goldman Sachs joined for portions of the meeting. Representatives of Debevoise reviewed with the Board its fiduciary duties in connection with evaluating a proposed acquisition of the Company and provided an overview of various alternatives available to the Board with respect to structuring a sale process, including pre-signing market check options, post-signing market check options and relevant Merger Agreement terms.

Following the Debevoise presentation, Mr. Chadee reviewed with the Board the Alternate Scenarios. Mr. Chadee compared the Alternate Scenarios to the Management Plan and led a detailed discussion of several underlying assumptions, including improvements in overall economic conditions and interest rates as well as potential cost reductions that could be implemented by StanCorp.

Representatives from Milliman and Ms. Manafi joined the meeting to discuss the methodology of the valuation work Milliman had performed in generating an actuarial appraisal of the Company. They discussed various discount rates and sensitivity tests used in the appraisal. After responding to questions from the Board on the valuation and appraisal process, the representatives from Milliman and Ms. Manafi left the meeting.

Representatives from Goldman Sachs joined the meeting and provided an overview of the evolution of the proposals made by Meiji Yasuda to date and a summary of key terms of the May 1 Proposal. They reviewed with the Board Goldman Sachs’ preliminary financial analysis of the May 1 Proposal. Representatives of Goldman Sachs discussed with the Board potential alternative buyers.

Mr. Ness then provided a summary of his April 30, 2015 telephone conversation with Meiji Yasuda. The Board discussed the May 1 Proposal and addressed various questions to its advisors. All members of management and outside counsel were then excused from the meeting and the Board met. They discussed the May 1 Proposal and the information that was presented by management and the Board’s outside advisors. The Board determined that it would continue to evaluate the May 1 Proposal at an upcoming quarterly Board meeting, scheduled for May 12, 2015. Mr. Ness was excused from the meeting and the remaining members of the Board met.

On May 12, 2015, at a regularly scheduled Board meeting, the Board continued its discussion of the May 1 Proposal. The Board reviewed the management projections and the presentations by Debevoise, Milliman and representatives of Goldman Sachs. The Board discussed, among other things, the Management Plan as well as the various proposals received from Meiji Yasuda and the increase in price from the initial February 26 Proposal to the current May 1 Proposal. Mr. Ness was excused from the meeting and the remaining members of the Board met. The Board determined that while the May 1 Proposal was a serious and credible offer and represented a meaningful increase relative to Meiji Yasuda’s initial proposal, it was still not sufficiently compelling to warrant granting Meiji Yasuda an exclusivity period or the opportunity to conduct extensive due diligence. However, the Board was of the view that it would be appropriate to provide Meiji Yasuda and its advisors with an opportunity to review certain actuarial material in order to better understand the Company’s valuation and to submit a proposal that would be in the best interests of the Company’s shareholders. Mr. Ness was then asked to rejoin the meeting and the Board authorized him to meet with representatives of Meiji Yasuda in order to continue discussions regarding a potential transaction and offer Meiji Yasuda an opportunity to review certain actuarial material, pursuant to the appropriate confidentiality agreements.

On May 14, 2015, Mr. Ness contacted representatives from Meiji Yasuda to discuss executing a confidentiality agreement and to set up an in-person meeting with representatives from StanCorp’s management. The parties executed a confidentiality agreement effective on May 14, 2015.

On May 24, 2015, Mr. Ness, Mr. Chadee and Mr. Hallin met with representatives of Meiji Yasuda in Tokyo. Mr. Ness informed Meiji Yasuda that the Board considered the May 1 Proposal to be a very serious offer. However, Mr. Ness explained that the Board was not seeking a sale and did not think that Meiji Yasuda sufficiently valued the Company. Mr. Ness noted that the Board had authorized him to provide Meiji Yasuda with certain actuarial materials, which the Board believed would provide Meiji Yasuda with a more informed view of the Company’s valuation. Mr. Ness, Mr. Chadee and Mr. Hallin discussed next steps and timing considerations with representatives of Meiji Yasuda. On May 26, 2015, copies of certain actuarial materials were sent to Meiji Yasuda.

On June 1, 2015, a representative of Meiji Yasuda contacted Mr. Hallin to arrange an in-person meeting in Portland on June 12.

On June 8, 2015, at the direction of the Company’s management, representatives of Goldman Sachs met with representatives of Morgan Stanley telephonically. On the call, representatives of Goldman Sachs reviewed with representatives of Morgan Stanley a financial analysis of certain other potential acquirers that might be interested in acquiring StanCorp.

On June 12, 2015, Mr. Ness, Mr. Chadee and Mr. Hallin met with representatives of Meiji Yasuda in Portland at an offsite meeting. The representatives of Meiji Yasuda asked that Mr. Ness discuss (i) StanCorp’s three-year business plan, (ii) a price per share that would be acceptable to the Board and (iii) the transaction process should the Board decide to accept Meiji Yasuda’s subsequent offer. Mr. Ness provided a presentation that summarized StanCorp’s planning process, business unit strategies and the assumptions used in preparing the Management Plan. Mr. Ness said that the Board was not seeking a sale of StanCorp, but that any acquisition proposal acceptable to the Board would have to sufficiently value the Company and be on terms that ensure the best outcome for the Company’s shareholders. The representatives from Meiji Yasuda asked if an offer of $110.00 per share would be high enough for the Board to consider an offer. Mr. Ness said that he believed other companies might be willing to pay more than $110.00 per share if they were given an opportunity.

On June 13, 2015, Mr. Ness, Mr. Chadee and Mr. Hallin reconvened in a meeting with representatives of Meiji Yasuda in Portland at an offsite meeting. The representatives of Meiji Yasuda asked a number of questions about growth assumptions in the Management Plan. The representatives from Meiji Yasuda again asked Mr. Ness if $110.00 per share would be accepted by the Board. Mr. Ness said that if StanCorp’s Board proceeded at $110.00 per share, other companies might be willing to pay more than $110.00 per share if they were given an opportunity. Mr. Ness then suggested that maybe Meiji Yasuda and StanCorp should take a break from these discussions and talk again later in the year. After a brief discussion, the representatives from Meiji Yasuda informed Mr. Ness, Mr. Chadee and Mr. Hallin that Meiji Yasuda planned to present a best and final offer to the Board of $115.00 per share, subject to completion of due diligence and a period of exclusivity to reach a definitive agreement. Mr. Ness noted the price was attractive, but he was not certain whether the Board would consider it sufficient. The parties then discussed timing and potential next steps if the Board were to accept the revised proposal from Meiji Yasuda.

On June 15, 2015, Mr. Ness received a phone call from a representative of Meiji Yasuda, who informed him that Meiji Yasuda was submitting a best and final non-binding final proposal to acquire StanCorp in an all-cash transaction at a purchase price of $115.00 per share (the “June 15 Proposal”). All of the other terms and assumptions of the February 26 Proposal would remain the same. On June 12, 2015, the closing price of Common Stock was $77.47 per share.

On June 16, 2015, the Board held an in-person meeting in Portland to evaluate the June 15 Proposal. Also present were Mr. Chadee, Ms. Franklin and Mr. Hallin and representatives from Debevoise. Mr. Hallin and Mr. Chadee provided an overview of the matters discussed at the June 12 and June 13, 2015 meetings with representatives of Meiji Yasuda. Representatives of Goldman Sachs joined a portion of the meeting via teleconference and provided a summary of the proposals made by Meiji Yasuda to date and a summary of key terms of the June 15 Proposal. Representatives of Goldman Sachs reviewed with the Board its preliminary financial analysis of the June 15 Proposal. Following the Goldman Sachs presentation, representatives of Debevoise reviewed with the members of the Board their fiduciary duties as directors and outlined key process considerations. Debevoise addressed certain questions raised by the Board with respect to the potential advantages and disadvantages of pre-signing and post-signing market checks.

All members of management and outside counsel were then excused from the meeting and the Board met in an executive session. The Board discussed the June 15 Proposal and the information that was presented by management and the Board’s outside advisors. After discussion, the Board authorized Mr. Ness to inform Meiji Yasuda that the Board would be willing to grant Meiji Yasuda an exclusivity period through July 23, 2015 in which to conduct due diligence and negotiate the terms of a transaction subject to two conditions: (i) Meiji Yasuda would have to confirm by June 30, 2015, that the deal price would be $115.00 per share and (ii) the Merger Agreement would provide a meaningful opportunity for a post-signing market check.

Later that day, Mr. Ness informed a representative of Meiji Yasuda of the Board’s decision and conditions. Meiji Yasuda subsequently informed Mr. Ness that it agreed to proceed under the conditions set forth by the Board. An exclusivity agreement through July 23, 2015 was executed on June 17, 2015 and a data room was made available to Meiji Yasuda on June 18, 2015.

On June 18, 2015, Meiji Yasuda confirmed the $115.00 deal price in a reaffirmation letter to the Board.

On June 23, 2015, StanCorp delivered a draft Merger Agreement to Meiji Yasuda.

On June 26, 27 and 28, 2015, StanCorp held due diligence sessions in Seattle, Washington with Meiji Yasuda and its representatives (including Morgan Stanley, Baker & McKenzie, Milliman, PWC, Goldberg Segalla, Meiji Yasuda’s U.S. regulatory counsel, and Mercer, Meiji Yasuda’s human resources consultant), at which representatives of Debevoise, Milliman and Goldman Sachs were also present.

On June 27, 2015, Mr. Ness and Mr. Chadee met with representatives of Meiji Yasuda to discuss post-merger integration. Draft documents concerning the post-merger management and governance of the Company were provided to Mr. Ness by representatives of Meiji Yasuda. A high-level conversation took place regarding the information contained in the documents and it was agreed that a more detailed discussion would be postponed to a later time.

Also on June 27, 2015, Mr. Ness met with representatives from Mercer to discuss the retention and compensation of the members of the Company’s management committee and six key officers of StanCorp (the “Specified Officers”), and the disposition of their change of control agreements. The retention of other key employees was discussed as well.

On July 1, 2015, representatives of Baker & McKenzie sent representatives of Debevoise a markup of the Merger Agreement which, among other things, proposed (i) a shortened go-shop period (in which the Company would have only 14 days after signing of the merger agreement to solicit alternative proposals, followed by a 15-day negotiation period), (ii) a 10-business day match period (with subsequent match periods of five business days) for Meiji Yasuda, (iii) a termination fee of $125 million or $200 million, as applicable, and (iv) that each director and executive officer enter into a voting agreement committing them to vote in favor of the merger.

On July 6 and 7, 2015, certain members of StanCorp’s management and representatives of Debevoise met with representatives of Meiji Yasuda and Baker & McKenzie in Seattle to negotiate the Merger Agreement. The parties held numerous discussions regarding the terms of the transaction.

On July 10, 2015, representatives of Debevoise sent a revised draft of the Merger Agreement to representatives of Baker & McKenzie which, among other things, reflected the parties’ negotiations in Seattle that there would be (i) a 25-day go-shop period, followed by a 20-day negotiation period, (ii) a five-business day match period (with subsequent match periods of three business days) for Meiji Yasuda, (iii) a termination fee of $90 million or $180 million, as applicable, and (iv) no voting agreement. The parties continued to negotiate the terms of the Merger Agreement over the course of the following weeks.

On July 16, 2015, a special meeting of the Board was held via teleconference. Also participating were Mr. Chadee, Ms. Franklin and Mr. Hallin and representatives of Debevoise. Representatives of Goldman Sachs joined a portion of the meeting via teleconference. Representatives of Debevoise reported on the progress of the discussions and negotiations between the parties on the Merger Agreement. Representatives of Debevoise reviewed with the Board certain key terms of the Merger Agreement, including the provisions related to the post-signing market check. Representatives of Debevoise discussed the Board’s fiduciary duties with respect to any competing proposals submitted following the execution of the Merger Agreement. Representatives of Goldman Sachs discussed their view that the length of the go-shop period and the amount of the termination fees agreed to between the parties would allow competing companies interested in submitting a superior proposal to effectively do so. Representatives of Debevoise also outlined for the Board the key insurance regulatory approvals required in connection with the transaction, and the obligations agreed to between the parties in the Merger Agreement with respect to obtaining such approvals. Finally, representatives of Debevoise reviewed with the Board the benefits and timing of a proposed amendment to the Company’s Bylaws that would provide for an exclusive forum in Oregon for shareholder litigation, including litigation that could potentially arise from the transaction.

Following the remarks by representatives of Debevoise, Mr. Ness informed the Board that Meiji Yasuda was expected to send proposed employment term sheets (“employment term sheets”) summarizing employment and compensation arrangements following the effective time of the Merger to the Specified Officers. In light of the complex legal and tax issues associated with a potential change of control, Mr. Ness stated that it was in the best interests of the Company and of the Specified Officers to receive advice of counsel on these matters. The Board approved the retention of Vedder Price P.C. (“Vedder Price”) to represent the Specified Officers in their negotiation of their future compensation arrangements with Meiji Yasuda.

On July 18 and 19, 2015, certain members of StanCorp’s management and representatives of Debevoise met with representatives of Meiji Yasuda and Baker & McKenzie via teleconference to negotiate certain remaining issues in the Merger Agreement.

On July 21, 2015, Mr. Ness met with the Specified Officers to introduce members of Vedder Price and to discuss the proposed employment term sheets to be executed with Meiji Yasuda and StanCorp.

On July 22, 2015, the Board held an in-person meeting, at which Mr. Chadee, Ms. Franklin, Mr. Hallin, Justin Delaney, Vice President, External Affairs & Associate Counsel, and representatives of Debevoise and Goldman Sachs were present. At this meeting, Debevoise reviewed with the directors their fiduciary duties in connection with the proposed transaction. Debevoise also reviewed the process the Board had followed to date and the Merger Agreement negotiations that had resulted in the provisions relating to the post-signing market check. In particular, Debevoise noted a number of provisions that were designed to encourage potential buyers to come forward with proposals for superior transactions, including (i) a 25-day go-shop period during which the Company and its representatives could actively solicit interest from third parties, followed by a 20-day period during which the Company could negotiate with any third party who submitted a proposal during the go-shop period that is or could reasonably be expected to be a superior proposal and pay a reduced termination fee of $90 million (approximately 1.8% of the equity value of the transaction) should the Merger Agreement be terminated during such cumulative 45-day period (which period may be extended under certain circumstances if Meiji Yasuda exercises its matching rights to match the terms of a competing bid) in order to enter into an alternative acquisition agreement, (ii) the Board’s ability to change its recommendation in favor of the Meiji Yasuda transaction prior to the shareholder vote under certain circumstances and (iii) a termination fee equal to $180 million (approximately 3.6% of the equity value of the transaction) payable by the Company to Meiji Yasuda if the Board changes its recommendation or the Company terminates the Merger Agreement to enter into an alternative acquisition agreement (reduced, as noted above, to $90 million in certain circumstances). Representatives of Debevoise also reviewed with the Board the other principal terms of the Merger Agreement, including key closing conditions and pre-closing covenants. Representatives of Debevoise then discussed a proposed amendment to the StanCorp’s Bylaws that would provide for an exclusive forum in Oregon for certain shareholder litigation, including litigation that could potentially arise from the transaction. Throughout the discussion representatives of Debevoise responded to questions from the directors. Finally, Debevoise reviewed the resolutions that the Board would be considering at its next meeting, scheduled for July 23, 2015.

Following the remarks by representatives of Debevoise, representatives of Goldman Sachs made a presentation to the Board in which it provided a summary of the negotiation process with Meiji Yasuda to date and reviewed the key financial terms of the transaction. Representatives of Goldman Sachs summarized its financial analysis of the $115.00 per share proposal. Representatives of Goldman Sachs then described the post-signing market check process that it would engage in, under direction of the Company’s management, if the Board approved the transaction, including a discussion of potential buyers to be contacted and the information to be given to potential buyers.

Following the Goldman Sachs presentation, Mr. Ness discussed with the Board the change of control agreements applicable to the Specified Officers. Based on Meiji Yasuda’s desire to have these officers stay with StanCorp and continue in their current positions after the closing of the planned transaction, Mr. Ness reported that Meiji Yasuda presented each officer with an employment term sheet, which set forth the terms of the employment and compensation arrangements contemplated for each such officer.

On July 23, 2015, Mr. Ness met with the Specified Officers to discuss revisions to the proposed employment term sheets. Representatives from Vedder Price joined the meeting by teleconference. Mr. Ness signed his employment term sheet and received signed employment term sheets from each of the other Specified Officers.

On July 23, 2015, the Board held an in-person meeting, at which Mr. Chadee, Ms. Franklin, Mr. Hallin and representatives of Debevoise were present. Representatives of Goldman Sachs joined the meeting via teleconference. Referring to the presentation given to the Board at its meeting the previous day, representatives of Goldman Sachs rendered Goldman Sachs’ oral opinion to the Board, which opinion was subsequently confirmed in writing that, as of July 23, 2015 and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of review undertaken by Goldman Sachs, as set forth in its opinion, the $115.00 in cash per share of the Common Stock to be paid to the holders (other than Meiji Yasuda and its affiliates) of shares of Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex B hereto.

Following the delivery of the Goldman Sachs opinion, Debevoise once again reviewed with the Board the proposed resolutions to approve the transaction and to amend the Company’s Bylaws to include a forum selection clause. Following discussion of the presentations by representatives of Debevoise and Goldman Sachs (including the presentations given at the Board meeting the previous day), the Board unanimously determined that the merger and the other transactions contemplated by the Merger Agreement were in the best interests of the Company’s shareholders and adopted and approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement and recommended that shareholders approve the Merger Agreement.

Later in the day on July 23, 2015, StanCorp and Meiji Yasuda executed the definitive Merger Agreement. At 5:00 p.m. Pacific time, after execution of the Merger Agreement, StanCorp and Meiji Yasuda issued a joint press release announcing their entry into the Merger Agreement.

The Merger Agreement provides that until 12:01 a.m. (New York City time) on August 18, 2015, the Company and its representatives had the right to initiate, solicit and encourage the making of alternative acquisition proposals from third parties, and to provide nonpublic information to and participate in discussions and negotiations with third parties regarding alternative acquisition proposals.

On August 18, 2015, a special meeting of the Board was held via teleconference to discuss the results of the go-shop period. Also participating were Mr. Chadee, Ms. Franklin, Mr. Hallin and representatives of Debevoise and Goldman Sachs. Representatives of Goldman Sachs provided an overview of the go-shop period, during which they held discussions with 20 potential acquirers on behalf of the Company to solicit interest in a possible alternative transaction. During such time, none of these parties executed a confidentiality agreement or otherwise expressed an interest in pursuing a transaction, and no other party proposed a possible alternative transaction. Pursuant to the Merger Agreement, the Company has informed Meiji Yasuda that no person executed a confidentiality agreement and that the Board has not determined that any person is an “Excluded Party” under the Merger Agreement.

Reasons for the Merger; Recommendation of the Board

After consideration, the Board unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are in the best interests of StanCorp and its shareholders, and unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement. The Board has unanimously recommended that the shareholders of the Company vote “FOR” the approval of the Merger Agreement.

In reaching its decision to adopt and approve, and declare advisable, the Merger Agreement and the transactions contemplated by the Merger Agreement, the Board consulted with StanCorp’s management, as well as its independent financial advisor and legal advisor, and considered a number of factors that the Board believed supported its decision, including the following:

•

recent and historical market prices for the Common Stock, including the fact that the merger consideration of $115.00 per share represented approximately (i) a 68% premium over $68.34, the trailing 12-month (July 23, 2014 to July 22, 2015) average of the daily closing prices of Common Stock and (ii) a 48%

premium over $77.66, the closing price of the Common Stock on July 22, 2015, the last full trading day before the Board’s final approval of the transaction, and the fact that the Company’s stock price was already trading near its all-time high;

•	the fact that the merger consideration of $115.00 per share was 42% above the highest research analyst price target for StanCorp in the IBES data set group, as of July 17, 2015, and 60% above the median price target for StanCorp based on ratings in the IBES data set group, as of July 17, 2015;

•	the fact that the terms of the Merger Agreement permit the Company to pay its annual cash dividend in November 2015 (not in excess of $1.40 per share), which the Company expects to pay in November 2015;

•	the possibility that, if the Company did not enter into the Merger Agreement, it could take a considerable amount of time and involve substantial amount of risk before the trading price of the Common Stock would reach and sustain the $115.00 per share merger consideration, as adjusted for present value;

•	the strategic alternatives available to the Company, including the alternative of remaining a standalone public company, other than a sale of the Company were less favorable to the Company’s shareholders than the merger given the potential risks, likely value creation and uncertainties associated with these alternatives;

•	the fact that the merger consideration of $115.00 per share was the result of negotiations by the Board and represented a substantial increase from Meiji Yasuda’s original proposed price of $85.00 per share, resulting in approximately $1.30 billion of incremental value for StanCorp shareholders;

•	the Board’s belief that, as a result of the negotiations between the parties, the merger consideration of $115.00 per share was the highest price per share for the Common Stock that Meiji Yasuda was willing to pay at the time of those negotiations, and that the combination of Meiji Yasuda’s agreement to pay that price and the post-signing market check process described below and under “The Merger Agreement — Acquisition Proposals” beginning on page [●] would result in a sale of the Company at the highest price per share for the Common Stock that was reasonably attainable;

•	the terms of the Merger Agreement, including the fact that the Merger Agreement contains certain provisions (as are more fully described under “The Merger Agreement — Acquisition Proposals” beginning on page [●]) that are intended to help ensure that the Company’s shareholders receive the highest price per share reasonably attainable, including:

•	the Company’s right to solicit offers with respect to alternative acquisition proposals during a 25-day go-shop period;

•	the Company’s right to continue negotiating with any third parties who submit acquisition proposals during the go-shop period that the Board determines is or could reasonably be expected to be superior proposals for an additional 20 days after the end of the go-shop period;

•	prior to the date the shareholder approval is obtained, the Company’s right to provide information to and negotiate with any third party who submits an alternative acquisition proposal that the Board determines is or could reasonably be expected to be a superior proposal, whether such proposal is submitted during or after the go-shop period; and

•

the Board’s ability to withdraw or change its recommendation of the Merger Agreement, and the Company’s right to terminate the Merger Agreement and accept a superior proposal prior to the approval by the Company’s shareholders of the Merger Agreement, subject to the Company paying to Meiji Yasuda a termination fee of either $180 million (equal to approximately 3.6% of the equity value of the transaction) or $90 million (equal to approximately 1.8% of the equity value of the transaction) depending on the circumstances of the termination (the lower termination fee would be payable if the termination occurred prior to September 7, 2015 (or as such date may be extended under certain circumstances) in connection with the Company entering into an alternative acquisition agreement with a third party who submitted an acquisition proposal during the go-shop period), which amounts the Board believed were reasonable in light of, among other matters, the benefit of the merger to the

Company’s shareholders, the typical size of such termination fees in similar transactions and the likelihood that a fee of such size would not be a meaningful deterrent to alternative acquisition proposals, as more fully described under “The Merger Agreement — Termination Fees” beginning on page [●];

•	the fact that the merger consideration is to be paid entirely in cash, which will allow the Company’s shareholders to realize, upon the closing, a certainty of value and liquidity in light of the risks and uncertainties inherent in the Company’s prospects and the market, economic and other risks that arise from owning an equity interest in a public company;

•	the opinion, delivered by Goldman Sachs to the Board on July 23, 2015, that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken by Goldman Sachs, as set forth in its opinion, the merger consideration of $115.00 in cash per share of Common Stock to be paid to the holders of shares of the Common Stock (other than Meiji Yasuda and its affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, and the financial analysis presented by Goldman Sachs to the Board in connection with the rendering of its opinion, all as more fully described below under “The Merger —Opinion of Goldman, Sachs & Co.” beginning on page [●];

•	the fact that Goldman Sachs would receive an increased fee contingent upon the consummation of a transaction involving one or more third parties who make a bona fide bid for the Company that (i) the Board determines is potentially superior to the Meiji Yasuda bid and is sufficient to grant such third party access to due diligence materials or (ii) results in Meiji Yasuda increasing its bid, and the Board’s belief that this fee structure appropriately incentivized Goldman Sachs to conduct the market check process in a manner that maximizes the likelihood of eliciting alternative acquisition proposals; and

•	the likelihood of the merger being completed, based on, among other matters, the absence of a financing condition in the Merger Agreement and any apparent regulatory barriers to the merger, Meiji Yasuda’s overall financial resources, and the requirement that both parties use reasonable best efforts to obtain applicable regulatory approvals.

The Board also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the transactions contemplated by the Merger Agreement, including the following:

•	the risks and costs to StanCorp if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effects on business relationships, including with customers, potential customers and distributors;

•	the possibility that not all closing conditions to the merger, including shareholder approval and regulatory approvals, may be satisfied or waived such that the merger may not be consummated;

•	the amount of time it could take to complete the merger, including the risk that the Company and Meiji Yasuda might not receive the necessary regulatory approvals or clearances to complete the merger or that governmental authorities attempt to condition their approvals or clearances of the merger on one or more parties’ compliance with certain conditions, which may be burdensome;

•	the fact that the all-cash price, while providing certainty of value upon consummation, would not allow StanCorp shareholders to participate in any future earnings growth of the Company or benefit from any future increase in its value;

•	the fact that the receipt of the merger consideration in exchange for shares of Common Stock pursuant to the merger would be a taxable transaction for United States federal income tax purposes;

•	the fact that restrictions on the conduct of the Company’s business prior to completion of the merger could delay or prevent the Company from undertaking business opportunities that arise pending completion of the merger; and

•	the fact that some of StanCorp’s directors and executive officers have other interests in the merger that are in addition to their interests as StanCorp shareholders, including as a result of employment and compensation arrangements with StanCorp and the manner in which they would be affected by the merger (see “The Merger — Interests of StanCorp’s Directors and Named Executive Officers in the Merger” and “The Merger Agreement — Treatment of Equity Compensation Awards”).

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the material factors considered by the Board. In reaching its decision to adopt and approve, and declare advisable, the Merger Agreement and the transactions contemplated by the Merger Agreement, the Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Board considered all these factors as a whole, including discussions with, and questioning of, StanCorp management and StanCorp’s independent financial advisor and legal advisor, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the Board unanimously determined that the merger and the transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of StanCorp and its shareholders, and unanimously adopted and approved, and declared advisable, the Merger Agreement. The Board unanimously recommends that the StanCorp shareholders vote “FOR” the approval of the Merger Agreement.

Opinion of Goldman, Sachs & Co.

Goldman Sachs delivered to the Board its opinion that, as of July 23, 2015 and based upon, and subject to, the factors and assumptions set forth therein, the $115.00 in cash per share of Common Stock to be paid to the holders (other than Meiji Yasuda and its affiliates) of shares of Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Goldman Sachs’ written opinion, dated July 23, 2015, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Board in connection with its consideration of the transaction contemplated by the Merger Agreement. The Goldman Sachs opinion does not constitute a recommendation as to how any holders of Common Stock should vote with respect to the transaction contemplated by the Merger Agreement or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2014;

•	certain statutory financial statements of Standard Insurance Company and The Standard Life Insurance Company of New York for the three years ended December 31, 2014;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company;

•	an actuarial appraisal report of the Company as of December 31, 2014 prepared by Milliman, Inc. dated May 22, 2015;

•	a draft earnings release for the Company for the quarterly period ended June 30, 2015;

•	certain other communications from the Company to its shareholders;

•	certain publicly available research analyst reports for the Company; and

•	certain internal financial analyses and forecasts for the Company prepared by its management as discussed under “The Merger — Financial Projections” beginning on page [●], as approved for Goldman Sachs’ use by the Company, which we refer to as the Forecasts.

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the shares of Common Stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the insurance and employee benefits industries and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs, with the consent of the Company, relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs and it does not assume any responsibility for any such information. In that regard, Goldman Sachs assumed with the consent of the Company that the Forecasts were reasonably prepared on a basis reflecting the best then-currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and, except for the actuarial appraisal report of the Company prepared by Milliman, Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs is not an actuary and its services did not include any actuarial determination or evaluation by Goldman Sachs or any attempt to evaluate actuarial assumptions, and Goldman Sachs relied on the Company’s actuaries with respect to reserve adequacy. In that regard, Goldman Sachs made no analysis of, and expressed no opinion as to, the adequacy of the future policy benefit and claims, the other policyholder funds or the embedded value of the Company. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Merger Agreement will be obtained without any adverse effect on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs assumed that the transaction will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the transaction contemplated by the Merger Agreement or the relative merits of the transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction prior to the date of its opinion. Goldman Sachs’ opinion addresses only the fairness, from a financial point of view, to the holders (other than Meiji Yasuda and its affiliates) of the shares of Common Stock, as of the date of the opinion and based upon, and subject to, the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of review undertaken by Goldman Sachs, of the $115.00 in cash per share of Common Stock to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs did not express any view on, and its opinion does not address, any other term or aspect of the Merger Agreement or the transaction or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the transaction, including the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the transaction contemplated by the Merger Agreement, whether relative to the $115.00 in cash per share of Common Stock to be paid to the holders (other than Meiji Yasuda and its affiliates) of shares of Common Stock pursuant to the Merger Agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the transaction contemplated by the Merger Agreement on the solvency or viability of the Company or Meiji Yasuda, or the ability of the Company or Meiji Yasuda to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and the opinion expressed in its opinion were provided for the information and assistance of the Board in connection with its consideration of the Merger Agreement and such opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote with respect to the transaction contemplated by the Merger Agreement or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 17, 2015, and is not necessarily indicative of current market conditions.

Implied Premia and Multiples Analysis

Premia Analysis. Goldman Sachs calculated the $115.00 in cash per share of Common Stock to be paid to the holders of shares of Common Stock pursuant to the Merger Agreement represented premia to selected historical prices for the shares of Common Stock as follows:

•	48.7% to $77.36, the closing price on July 17, 2015;

•	45.9% to $78.81, the highest closing price during the 52-week period ending July 17, 2015;

•	45.9% to $78.81, the all-time high closing price as of July 17, 2015;

•	49.6% to $76.88, the volume weighted average closing price of Common Stock, which we refer to as VWAP, during the 1-month period ended July 17, 2015; and

•	53.9% to $74.75, the VWAP during the 3-month period ended July 17, 2015.

Multiples Analysis. Goldman Sachs calculated the $115.00 in cash per share of Common Stock to be paid to the holders of shares of Common Stock pursuant to the Merger Agreement as a multiple of: (i) book value per share (“BVPS”), excluding accumulated other comprehensive income (“AOCI”), as of March 31, 2015, based on the Company’s financial data, (ii) tangible BVPS (which is BVPS excluding intangible assets and goodwill) excluding AOCI as of March 31, 2015, based on the Company’s financial data, (iii) BVPS excluding AOCI as of June 30, 2015, as provided by the management of the Company and (iv) tangible BVPS excluding AOCI as of June 30, 2015, as provided by the management of the Company.

Goldman Sachs also calculated the $115.00 in cash per share of Common Stock to be paid to the holders of shares of Common Stock pursuant to the Merger Agreement as a multiple of: (i) estimated 2015 and 2016 operating earnings per diluted share based on the median estimates as of July 17, 2015, from IBES, and (ii) estimated 2015 and 2016 operating earnings per diluted share based on the Forecasts.

The results of these analyses are summarized as follows:

Price to BVPS (P/BV Multiple)
P/BV Multiple (excluding AOCI) as of March 31, 2015	2.31x
Tangible P/BV Multiple (excluding AOCI) as of March 31, 2015	2.37x
P/BV Multiple (excluding AOCI) as of June 30, 2015	2.24x
Tangible P/BV Multiple (excluding AOCI) as of June 30, 2015	2.29x

Price to Operating Earnings Per Diluted Share (based on the median estimates from IBES)
2015E	20.7x
2016E	19.8x

Price to Operating Earnings Per Diluted Share (based on the Forecasts)
2015E	21.9x
2016E	21.1x

Selected Public Companies Analysis

Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the life insurance industry:

•	Aflac Incorporated

•	Unum Group

•	MetLife, Inc.

•	Prudential Financial, Inc.

•	Ameriprise Financial, Inc.

•	Principal Financial Group, Inc.

•	Lincoln National Corporation

•	VOYA Financial, Inc.

•	Torchmark Corporation

•	Assurant, Inc.

•	Genworth Financial, Inc.

•	CNO Financial Group, Inc.

•	Symetra Financial Corporation

•	Primerica, Inc.

•	Fidelity & Guaranty Life

•	Kansas City Life Insurance Company

•	Manulife Financial Corporation

•	The Great-West Life Assurance Company

•	Sun Life Financial, Inc.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of the Company.

Goldman Sachs calculated the financial multiples and ratios for each of the Company and each of the selected companies based on financial data as of March 31, 2015, closing prices of their respective common shares on July 17, 2015, information obtained from SEC filings and IBES estimates.

With respect to each of the selected companies and the Company, Goldman Sachs calculated, among other things:

•	price as a multiple of estimated earnings per share, which we refer to as the P/E Multiple for 2015 (calendarized to December 31);

•	P/E Multiple for 2016 (calendarized to December 31);

•	P/BV Multiple excluding AOCI as of March 31, 2015; and

•	P/BV Multiple including AOCI as of March 31, 2015.

The results of these analyses are summarized as follows:

	The Company	Selected Companies
		Median	Range
2015E Calendarized P/E Multiple	13.9x	12.4x	7.1x –14.1x
2016E Calendarized P/E Multiple	13.3x	11.1x	6.7x – 13.2x
P/BV Multiple (excluding AOCI) as of March 31, 2015	1.55x	1.19x	0.36x – 3.10x
P/BV Multiple (including AOCI) as of March 31, 2015	1.45x	0.97x	0.25x – 2.83x

Illustrative Dividend Discount Model Analysis

Goldman Sachs performed an illustrative dividend discount model analysis on the Company using the Forecasts. Goldman Sachs calculated indications of the net present value of estimated dividend streams and share repurchases for the period beginning with the first quarter of 2015 through 2017 and a range of terminal values which were calculated using an assumed perpetuity growth rate range of 2.0% to 4.0%, using discount rates ranging from 9.0% to 11.0%, reflecting Goldman Sachs’ estimates of the Company’s cost of equity. Goldman Sachs then divided such net present values by the total number of fully diluted outstanding shares of Common Stock as of July 20, 2015 (as provided by the management of the Company) to calculate the per-share present values. This analysis resulted in illustrative present value indications per share of Common Stock ranging from $51.41 to $69.90.

Illustrative Present Value of Future Stock Price and Expected Dividends Analysis

Goldman Sachs performed illustrative analyses of the present value of the future price and dividends per share of Common Stock using the Forecasts. Goldman Sachs calculated an illustrative range of implied present values per share of Common Stock as of July 17, 2015 based on hypothetical future share prices for Common Stock as of the end of each of the years 2015 through 2017 and expected cumulative dividends based on the Forecasts. For purposes of this analysis, Goldman Sachs derived hypothetical future share prices for Common Stock by applying P/BV Multiples (excluding AOCI) ranging from 1.10x to 1.50x to the Company’s projected diluted BVPS (excluding AOCI) as of each of December 31, 2015, 2016 and 2017, respectively. Goldman Sachs then discounted these future share prices and expected cumulative dividends to July 17, 2015, using discount rates of 9.0% and 11.0%, reflecting estimates of the Company’s cost of equity. This analysis resulted in a range of illustrative present values per share Common Stock of $53.54 to $75.75.

Selected Precedent Transactions Analysis

Goldman Sachs analyzed certain publicly available information relating to the following acquisitions in the insurance and employee benefits industries involving aggregate consideration greater than $100 million:

Announced	Acquiror	Target
2011	Tokio Marine Holdings, Inc.	Delphi Financial Group, Inc.
2008	Wilton Re Holdings Ltd.	HealthMarkets, Inc.’s Life Insurance Subsidiaries
2007	Sun Life Financial Inc.	Genworth Financial, Inc.’s U.S Employee Benefits Group
2007	Humana Inc.	CompBenefits Corp.
2007	Humana Inc.	KMG America Corp.
2006	Great American Financial Resources, Inc.	Ceres Group, Inc.
2006	HCC Insurance Holdings Inc.	Allianz Life Insurance Company Health Products Division
2004	Jefferson-Pilot Corp.	Great-West Lifeco Inc. U.S. Group
2003	The Hartford Financial Services Group, Inc.	CNA Financial Corp.’s Group Benefits Business
2003	RBC Insurance	Provident Life and Accident Insurance Company’s Canadian Operations
2001	Fortis, Inc. (Assurant)	Protective Life’s Dental Benefits Division
1999	GE Financial Assurance	Phoenix Home Life’s Group Business
1999	Jefferson-Pilot Corp.	Guarantee Life Companies of Omaha
1999	HCC Insurance Holdings Inc.	Centris Group Inc.
1998	Investor Group	CompDent Corp.

While none of the companies that participated in the selected transactions is directly comparable to the Company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market size and product profile.

For each of the above selected transactions and, based on Goldman Sachs’ professional judgment, a subset of the transactions as highlighted in bold above, Goldman Sachs calculated and compared, based on information it obtained from SEC filings, Bloomberg LP, Wall Street Research, SNL Financial and other publicly-available sources the announced transaction price as (i) a multiple of the target company’s last reported book value (excluding AOCI) as of the announcement date of the transaction and (ii) a multiple of the target company’s net operating income for the most recently available 12-month period preceding each precedent transaction, which we refer to as the LTM NOI Multiple.

The following table presents the results of this analysis:

Selected Transactions
Median
Price to Book Value (excluding AOCI)	1.36x
LTM NOI Multiple	13.7x

Highlighted Transactions
	Low	Median	High
Price to Book Value (excluding AOCI)	1.10x	1.57x	2.28x
LTM NOI Multiple	13.7x	20.3x	20.8x

From the highlighted transactions above, Goldman Sachs, based on its professional judgment, applied the range of LTM NOI Multiples to the Company’s earnings per share for the 12-month period ending June 30, 2015, of $5.96, as provided by the management of the Company, to derive a range of implied values per share of Common Stock of $81.65 to $123.97.

Historical Premium Analysis

Goldman Sachs reviewed publicly available data relating to acquisition transactions involving U.S. targets, with cash-only consideration, having a value in excess of $250 million announced between January 1, 2004 and July 7, 2015. For each of the transactions, Goldman Sachs compared, based on information it obtained from Thomson SDC, the transaction price in such transaction as a premium paid to the target company’s closing share price 30 days prior to the announcement of the relevant transaction.

The following table represents the results of this analysis:

Year	Number of Transactions	Average Announced Premium to 30-Day Prior Price
2004	57	32.7%
2005	98	30.7%
2006	150	29.7%
2007	168	29.1%
2008	55	47.0%
2009	36	50.0%
2010	92	44.0%
2011	87	41.9%
2012	79	46.4%
2013	77	39.7%
2014	68	46.3%
2015 YTD	38	43.6%

Goldman Sachs, based on its professional judgment, applied a selected range of premia from 29.1% to 50.0% to the closing price of Common Stock on June 23, 2015, of $78.81 to derive a range of implied values per share of Common Stock of $101.74 to $118.22.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the transaction contemplated by the Merger Agreement.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the Board that, as of the date of its opinion and based upon, and subject to, the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of review undertaken by Goldman Sachs, the $115.00 in cash per share of Common Stock to be paid to the holders (other than Meiji Yasuda and its affiliates) of shares of Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The transaction consideration was determined through arm’s-length negotiations between the Company and Meiji Yasuda and was approved by the Board. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or the Board or that any specific amount of consideration constituted the only appropriate consideration for the transaction contemplated in the Merger Agreement.

As described above, Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Meiji Yasuda, any of their respective affiliates and third parties or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement. Goldman Sachs acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Merger Agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to Meiji Yasuda and/or its affiliates from time to time. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Meiji Yasuda and their respective affiliates for which their Investment Banking Division may receive compensation.

The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction contemplated by the Merger Agreement. Pursuant to a letter agreement, effective as of June 18, 2015, the Company engaged Goldman Sachs to act as its financial advisor in connection with the transaction contemplated by the Merger Agreement. The engagement letter between the Company and Goldman Sachs provides for financial advisory fees of up to $1 million, payable $250,000 per quarterly period, and a transaction fee of approximately $29 million, less any previously-paid financial advisory fees, payable upon consummation of the transaction contemplated by the Merger Agreement. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financial Projections

The Company does not as a matter of course publicly disclose detailed financial forecasts or projections, and the Company generally does not disclose forecasts for extended periods due to the difficulty of predicting economic and market conditions and the Company’s results. However, financial forecasts and projections prepared by management were made available to the Board and to the Company’s financial advisor, and certain of these forecasts and projections were made available to the Meiji Yasuda Parties and their advisors.

Because such financial projections and forecasts were made available to the Board and the Company’s financial advisor, and, in certain instances, to the Meiji Yasuda Parties and their advisors, they are being included in this proxy statement. However, the inclusion of this information should not be regarded as an indication that the Company, the Board, the Company’s financial advisor or the Meiji Yasuda Parties considered, or now considers, such financial projections or forecasts to be a reliable prediction of future results or to support or fail to support your decision whether to vote for or against the proposal to approve the Merger Agreement. No person has made or makes any representation or warranty to any shareholder regarding the information included in these financial projections or forecasts.

Although presented with numerical specificity, these financial projections and forecasts are based upon a variety of estimates and numerous assumptions made by the Company’s management with respect to, among other matters, industry performance, general business, economic, market and financial conditions and other matters, including the factors described under “Cautionary Statement Concerning Forward-Looking Information” on page [●], many of which are difficult to predict, are subject to significant economic and competitive uncertainties, and are beyond the Company’s control. In addition, since the financial projections and forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. As a result, there can be no assurance that the estimates and assumptions made in preparing the financial projections and forecasts will prove accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected results. The forecasts and projections also reflect assumptions as of the time of their preparation as to certain business decisions that are subject to change. Such forecasts cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such.

The financial projections and forecasts were not prepared with a view toward public disclosure, soliciting proxies or complying with generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding financial projections and forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections and forecasts. Neither Deloitte & Touche LLP, the Company’s independent registered public accounting firm, nor any other independent registered public accounting firm has examined, compiled or performed any procedures with respect to the accompanying financial projections and forecasts.

Management Plan and Alternate Scenarios

On December 2, 2014, management presented the 2015-2017 financial plan to the Board at a regularly scheduled Board meeting, consisting of financial projections for the Company through fiscal year 2017, in connection with the Company’s routine internal planning process and not in connection with any potential transaction involving the Company.

Management prepared the Management Plan in a process that included input from the Company’s business segment leaders, which reflected their best estimates of the future financial performance of their respective business segments. The input from the Company’s business segment leaders utilized their understanding of the industry and competitive dynamics, key strategic priorities and other business initiatives at that time.

In connection with their consideration of Meiji Yasuda’s proposals, the Management Plan was made available to the Board and the Company’s financial advisor. A summary of the Management Plan was made available to Meiji Yasuda. The Management Plan consisted of a base case forecast for the Company, which reflected Management’s best estimate without giving effect to substantial increases in stock repurchases or effects of acquisition transactions.

On February 22, 2015, management provided to the Company’s financial advisor alternate scenarios based on the Management Plan reflecting favorable adjustments to economic and interest rate assumptions, and cost savings from deferred investment in product capabilities, as well as assumptions of higher annual dividends and share repurchases relative to the base. The Alternate Scenarios were included in a presentation to the Board.

The following tables set forth a summary of the financial projections in the Management Plan and the Alternate Scenarios.

Management Plan:

	2015	2016	2017
	(Dollars in millions – except per share data)
Consolidated premiums	$2,063.8	$2,134.6	$2,259.7
Income before income taxes	278.1	290.3	347.9
Operating earnings per share[1]	5.26	5.45	6.28
Book value per share[1]	51.61	54.64	58.53
Operating return on equity[1]	10.5%	10.2%	11.0%
Benefit ratio for Employee Benefits	77.7	77.5	77.0

(1)	Amounts exclude after-tax net capital losses and accumulated other comprehensive income.

Alternate Scenarios:

	2015	2016	2017
	(Dollars in millions – except per share data)
Consolidated premiums	$2,096.6	$2,198.1	$2,354.7
Income before income taxes	333.2	352.3	400.7
Operating earnings per share[1]	6.16	6.56	7.32
Book value per share[1]	52.38	56.39	61.18
Operating return on equity[1]	12.2%	11.9%	12.3
Benefit ratio for Employee Benefits	77.2	77.0	76.5%

(1)	Amounts exclude after-tax net capital losses and accumulated other comprehensive income.

Merger Financing

Meiji Yasuda intends to fund the transaction through cash and cash equivalents on hand.

Interests of StanCorp’s Directors and Named Executive Officers in the Merger

In considering the recommendation of the Board that you vote to approve the Merger Agreement, you should be aware that the Specified Officers have interests in the merger that are in addition to those of StanCorp’s shareholders generally. The members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the merger, and in recommending to the shareholders that the Merger Agreement be approved. For purposes of all of the StanCorp agreements and plans described below, the completion of the transactions contemplated by the Merger Agreement will constitute a change of control. The following discussion highlights the potential different interests of the Specified Officers. Any shares of Common Stock held by any of StanCorp’s directors and Specified Officers will be treated in the same manner as the Common Stock of all other equity holders.

Equity Compensation Awards

As described under “The Merger Agreement — Treatment of Equity Compensation Awards,” beginning on page [●], the Merger Agreement provides that, upon the closing of the merger, each option to purchase shares of Common Stock, whether vested or unvested, that has an exercise price per share that is less than $115.00 and that is outstanding immediately prior to the effective time of the merger, will, as of the effective time of the merger, become fully vested and be canceled and converted into the right to receive an amount in cash, without interest, less any applicable withholding taxes, determined by multiplying (i) the difference between $115.00 and the exercise price per share of such option and (ii) the total number of shares of Common Stock subject to such option. At the effective time of the merger, each option that has an exercise price per share that is greater than or equal to $115.00, whether or not vested, will be canceled and the holder of such option will not be entitled to receive payment in exchange for such cancellation.

As described under “The Merger Agreement — Treatment of Equity Compensation Awards,” beginning on page [●], the Merger Agreement provides that, upon the closing of the merger, each award of restricted stock units that corresponds to shares of Common Stock (each, an “RSU Award”) that is outstanding immediately prior to the effective time of the merger will, as of the effective time of the merger, become fully vested and be canceled and converted into the right to receive an amount in cash, without interest, less any applicable withholding taxes, determined by multiplying (i) $115.00 and (ii) the total number of shares subject to such RSU Award.

As described under “The Merger Agreement — Treatment of Equity Compensation Awards,” beginning on page [●], the Merger Agreement provides that, upon the closing of the merger, at or immediately prior to the effective time of the merger, each award of performance shares granted under any Company stock plan as to which the performance period has not lapsed, but which is still outstanding, will be canceled and converted into the right to receive an amount in cash, without interest, less any applicable withholding taxes, determined by multiplying (i) $115.00 and (ii) the number of shares that would be issuable assuming achievement of the applicable performance conditions at target (or such higher level of performance as is contractually required), prorated to reflect the portion of the performance period completed through the effective date of the merger. To the extent that the performance period in respect to any performance share awards lapses prior to the effective time of the merger, but any shares earned with respect thereto have not been issued prior to the effective time of the merger, such award will be canceled and converted into the right to receive an amount in cash, without interest, less any applicable withholding taxes, determined by multiplying (i) $115.00 and (ii) the number of shares that is determined to be payable based on performance during the completed performance period.

As described under “The Merger Agreement — Treatment of Equity Compensation Awards,” beginning on page [●], the Merger Agreement provides that, upon the closing of the merger, the then-current offering period under the Company’s Employee Share Purchase Plan will be deemed to end immediately prior to the effective time of the merger, and the amounts contributed by employees through such time will be notionally applied to the purchase of Common Stock pursuant to the terms of the offering, and the participants in such offering will receive an amount in cash, without interest, less any applicable withholding taxes, determined by multiplying (i) $115.00 and (ii) the number of shares that were notionally purchased with the available employee contributions. Any cash balance remaining in a participant’s account thereafter because it is less than the amount required to purchase a full share of Common Stock will be returned to the participant.

As described under “The Merger Agreement — Treatment of Equity Compensation Awards,” beginning on page [●], the Merger Agreement provides that, upon the closing of the merger, at or immediately prior to the effective time of the merger, each annual stock grant awarded to each non-employee director that is outstanding at the effective time of the merger, whether or not vested, will be canceled and converted into the right to receive an amount in cash, without interest, less any applicable withholding taxes, determined by multiplying (i) $115.00 and (ii) the total number of shares subject to the grant.

Change of Control Agreements

StanCorp has had in place change of control agreements that provide certain commitments regarding continued employment and the provision of severance benefits to Specified Officers, including each of our NEOs (as defined below), in the event that StanCorp were to undergo a change of control.

The change of control agreements provide each of the Specified Officers, including J. Greg Ness, Chairman, President and Chief Executive Officer; Floyd F. Chadee, Senior Vice President and Chief Financial Officer;

Scott A. Hibbs, Vice President and Chief Investment Officer; and Daniel J. McMillan, Vice President, Employee Benefits (the Company’s “named executive officers” or “NEOs”), with the right to receive certain severance benefits in the event that the executive’s employment is involuntarily terminated by StanCorp or is voluntarily terminated by the executive following the occurrence of certain specified adverse changes in the terms and conditions of the executive’s employment, provided that such termination of employment occurs within two years of a change of control.

If each Specified Officer were terminated at the effective time, the severance benefits that would be payable to a covered Specified Officer in such circumstances under the change of control provision would be equal to the sum of:

•	a lump sum cash payment equal to two times the sum of:

•	the Specified Officer’s annual base salary then in effect,

•	incentive compensation payable to the officer under StanCorp’s Short Term Incentive Plan at target,

•	accelerated vesting, to the extent not already vested in the ordinary course, of all benefits to which the Specified Officer is entitled under StanCorp’s Retirement Plan for Home Office Personnel, Supplemental Retirement Plan for the Senior Management Group, 401(k) Plan, Deferred Compensation Plan for Senior Officers and any other retirement or deferred compensation plan,

•	continuation of the Specified Officer’s medical, dental and life insurance until the earlier of (i) 18 months after the Specified Officer’s termination date or (ii) the date the Specified Officer becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer,

•	to the extent not (i) already vested in the ordinary course or (ii) subject to accelerated vesting upon a change of control by the express terms of such award, accelerated vesting of all unexercised stock options (and restricted stock unit awards for those officers who are not members of the Company’s management committee); and

•	in the case of certain of these officers who are not members of the Company’s management committee and who have outstanding performance share awards, accelerated vesting of all unvested performance share awards are pro-rated at target. (All such awards for the members of the Company’s management committee vest upon a change of control and are pro-rated at least at target in accordance with their terms.)

Section 4999 of the Internal Revenue Code may impose an excise tax on Specified Officers who receive change of control payments that equal or exceed three times their average pay over the last five years (or, if shorter, their tenure with StanCorp). The change of control agreements do not provide any Specified Officer with an excise tax gross-up. Instead, the agreements provide that a Specified Officer’s payments will be reduced to an amount that would not result in an excise tax (and a loss of deductibility for such payment to StanCorp) if the after-tax payment that the Specified Officer would receive without such a reduction would not exceed 115% of the after-tax payment the Specified Officer would receive after effecting such a reduction.

Retention Arrangements

Each of our Specified Officers, including each of our NEOs, with a change of control agreement, entered into an employment term sheet with StanCorp and Meiji Yasuda summarizing the Specified Officer’s employment and compensation arrangements that will become effective as of the effective date of the merger. Under the employment term sheet, each Specified Officer has agreed to enter into a new employment agreement (each a “Retention Agreement”) that will reflect the terms summarized in the employment term sheet and will supersede the Specified Officer’s existing change of control agreement, effective upon consummation of the merger. As agreed in the employment term sheet, these Retention Agreements will include, among other things, the payment to each such Specified Officer of a retention bonus generally contingent upon continued service over a period of two years and the Specified Officer’s agreement to be bound by certain restrictive covenants described below.

Under the Retention Agreements, each Specified Officer agrees to remain employed by StanCorp following the closing of the merger, in the position and with the title specified in such Specified Officer’s Retention Agreement. The Retention Agreements will reflect the base salary, short-term incentive compensation opportunities and long-term incentive compensation opportunities that each Specified Officer will be entitled to receive for his or her continuing services. Pursuant to such Specified Officer’s Retention Agreement, each Specified Officer agrees, for the benefit of StanCorp, to certain adjustments to the circumstances under which he or she would have the right to terminate employment and receive payment of the stated severance benefits, including, in the case of several of the Specified Officers, foregoing the right to terminate employment for good reason due to changes in their duties arising solely by reason of the merger.

As an inducement for the officers to make the concessions that will be reflected in the Retention Agreements and remain employed following the closing of the merger, each Specified Officer will receive a retention payment for continuing in StanCorp’s employ. This retention payment is payable in two equal installments on each of the first and second anniversaries of the closing, generally subject to the Specified Officer’s continued employment through such date (except in the case of death and disability, or involuntary termination without cause, as defined in the Retention Agreements). In the event that a Specified Officer is involuntarily terminated without cause prior to the second anniversary of the closing, the unpaid portion of the retention payment will be paid upon termination. In the event of the Specified Officer’s death or disability (as defined in the Retention Agreements) prior to the second anniversary of the closing, the Specified Officer (or the Specified Officer’s estate) will be entitled to receive a pro-rated portion of the unpaid retention payment. The amount of these payments for each of our NEOs is set forth below under “The Merger — Interests of StanCorp’s Directors and Named Executive Officers in the Merger — Retention Payments”.

In addition, to support the commitment of each Specified Officer to remain employed with StanCorp, each such Specified Officer’s Retention Agreement will contain certain restrictive covenants for the benefit of StanCorp, including a covenant not to compete for a period of one year following the termination of the executive’s employment. In the case of each Specified Officer other than Mr. Ness, in no event will this covenant continue beyond the third anniversary of the effective date of the merger. The purpose of adding the covenant not to compete is to encourage the Specified Officer to fulfill his or her commitment to continue in StanCorp’s employ following the merger.

Golden Parachute Compensation

As noted above, each of the Company’s NEOs is party to a change of control agreement that affords such NEO certain benefits in the event the NEO’s employment is terminated without “cause” or by the NEO for “good reason” within two years following a change of control of StanCorp. Each NEO has agreed to a term sheet which contemplates that the NEO’s existing commitments will be superseded, effective upon consummation of the merger, by new arrangements which will include, among other things, the payment to each such NEO of a retention bonus generally contingent upon continued service over a period of two years and the NEO’s agreement to be bound by certain restrictive covenants described below.

The table below sets forth the estimated amounts of “golden parachute” compensation (for purposes of Item 402(t) of Regulation S-K) that each NEO of StanCorp could receive in connection with the merger in respect of his or her outstanding unvested equity awards and each NEO’s change of control agreement, assuming that the merger were completed and the NEO experienced a qualifying termination after December 31, 2015.

In reviewing the table set forth below, shareholders should be aware that the amounts listed below have been presented based on certain assumptions that affect the amounts that are reported in the table below. For example, the table assumes that each of the NEOs is terminated at the effective time of the merger and paid severance and termination benefits in accordance with his or her change of control agreement. This assumption disregards the fact that the employment term sheets were entered into, and the Retention Agreements will be entered into with the objective of retaining the services of these NEOs and that the NEOs will be paid retention bonuses to remain in employment. Thus, it is currently considered a more likely scenario that most, if not all, of the NEOs will not receive the benefits listed below in the column headed “Cash Severance Benefit.” While the Company anticipates that the merger will not close prior to the end of 2015, for purposes of determining whether any NEO’s severance and other benefits would be reduced by reason of the modified cap provisions applicable in respect of the golden parachute excise tax provisions under the Internal Revenue Code, the calculation of the amounts included in the table was done using the NEO’s compensation paid through 2014, because the NEO’s actual 2015 compensation is not currently known. If the effective time of the merger occurs in 2016, the effect of the modified cap provisions on an NEO’s benefits will have to be recalculated, and such recalculation likely will result in those NEOs whose benefits have been assumed to be limited by this provision being eligible to receive greater benefits than are listed in the table below. Additionally, whether the merger occurs on, before or after December 31, 2015 affects whether amounts payable in respect of the 2013-2015 performance share awards and the RSU’s granted in 2013 (“2013 RSU’s”) should be treated as golden parachute payments. If the merger occurs on or after December 31, 2015, these awards will be payable in accordance with their terms, unaffected by the occurrence of the merger transaction. Based on performance to date, it is reasonably likely that the 2013-2015 performance awards would, in the ordinary course of business, be earned at an amount greater than the target levels and be payable during the first quarter of 2016, without regard to the occurrence of the merger. If the merger transaction closes before December 31, 2015, the number of shares earned will be calculated by multiplying the number of shares payable based on target share amount by the pro-rated number of days in the performance period ending on the date of the merger. For purposes of the table set forth below, based on our current expectations, the Company has assumed that the merger will occur after December 31, 2015, and that amounts payable in respect of the 2013-2015 performance share awards and the 2013 RSU’s are not affected by the merger. If the Company were to assume that the merger occurred before December 31, 2015, the amounts related to the 2013-2015 performance share awards and the 2013 RSU’s would be treated as being contingent on the occurrence of the transaction, and the following additional amounts (calculated at target levels for the 2013–2015 performance share awards multiplied by the $115.00 per share consideration, and for 2013 RSU’s calculated by multiplying the number of granted RSU’s by the $115.00 per share consideration) would be included in the “Stock Award Acceleration” column in the table below: $4,161,390 for Mr. Ness; $1,776,060 for Mr. Chadee; $875,380 for Mr. Hibbs; and $1,229,580 for Mr. McMillan. Depending on the effective time of the merger, additional equity awards could be granted to the NEO’s as part of their normal annual equity award grants.

Golden Parachute Compensation Table

Name	Cash Severance Benefit(1) ($)	Insurance Continuation(2) ($)	Stock Option Acceleration(3) ($)	Stock Award Acceleration(4) ($)	Total ($)
J. Greg Ness	4,395,048	—	3,413,990	4,745,764	12,554,802
Floyd F. Chadee	1,979,500	26,252	595,739	1,276,954	3,878,445
Scott A. Hibbs	1,575,000	25,492	738,196	989,336	3,328,024
Daniel J. McMillan	1,747,931	—	534,062	1,171,191	3,453,184

(1)	Cash Severance Benefit. The cash severance benefit for each NEO is equal to two times the sum of the NEO’s annual base salary and target short-term incentive compensation. These amounts are payable within 30 days after termination.

Under the change of control agreements, if any payments to a NEO in connection with a change of control are subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, and the after-tax benefits received by the NEO are less than or equal to 115% of the maximum after tax value that could be paid without triggering the excise tax, the agreements provide that the payments will be reduced to that maximum value. The amounts in the above table under Cash Severance Benefit and Insurance Continuation for Mr. Ness and Mr. McMillan have been reduced in accordance with this provision, based on the application of such provision using the compensation received by such officers through 2014. If the closing of the merger occurs in 2016, the effect of such provision on the NEO’s benefits will have to be recalculated, and such recalculation is likely to entitle the NEO to receive a greater benefit than is set forth above.

(2)	Insurance Continuation. If cash severance benefits are triggered, all severance agreements for NEOs also provide for continuation of health, dental and life insurance benefits paid by the Company for up to 18 months following the termination of employment, but not to the extent similar benefits are provided by a subsequent employer. The amounts disclosed in the table above represent 18 months of health, dental and life insurance benefit payments at the rates paid by the Company for each NEO.

(3)	Stock Option Acceleration. Under the terms of the Merger Agreement, all of the NEO’s outstanding options, whether vested or unvested, that have an exercise price per share that is less than the proposed per share purchase price of $115.00 and that are outstanding immediately prior to the effective time of the merger shall, as of the effective time, become fully vested and be canceled and converted into the right to receive an amount in cash. Amounts disclosed in the table above represent the sum of (i) the difference between the exercise price for each unvested option and the proposed per share purchase price of $115.00 and (ii) the number of shares of Common Stock subject to each such unvested option.

(4)	Stock Award Acceleration. The Merger Agreement provides that at the effective time of the merger, the number of shares deemed issuable in respect of a performance share award as to which the performance period has not lapsed shall be deemed equal to a pro rata portion of the target number of shares based on the portion of the three-year performance cycle completed prior to the effective time of the merger. The Merger Agreement also provides that any outstanding restricted stock unit award will fully vest at the effective time of the merger. The amounts in the Stock Award Acceleration column of the table above represent the value of stock awards based on a stock price of $115.00 per share, which is the per share purchase price set forth in the Merger Agreement, but assume that the effective time of the merger occurs after December 31, 2015 such that the shares issuable in respect of the 2013 RSU’s and the 2013-2015 performance share awards will not be affected by the merger.

Retention Payments

With regard to the table set forth below, shareholders should note that the listed retention payments are generally contingent upon the continued performance of services until the date of payment, with full payment in the event of the Specified Officer’s involuntary termination without cause and pro-rated payment upon the Specified Officer’s death or disability (as those terms are defined in the employment term sheets), as discussed above in “The Merger — Interests of StanCorp’s Directors and Named Executive Officers in the Merger — Retention Arrangements.” The objective of the retention payments is to encourage retention in a manner that eliminates the requirement to pay the severance and certain other termination benefits listed in the above Golden Parachute Compensation table. The retention payments will not in any circumstance be duplicative of such severance benefits; if a Specified Officer’s employment is terminated after the effective time of the merger, he or she will only receive the unpaid portion of the retention payments listed in the following table.

Name	Amount payable if employed on first anniversary of the effective date	Amount payable if employed on second anniversary of the effective date	Total retention payments payable if employed for two years following the effective date
J. Greg Ness	$3,000,000	$3,000,000	$6,000,000
Floyd F. Chadee	1,375,000	1,375,000	2,750,000
Scott A. Hibbs	875,000	875,000	1,750,000
Daniel McMillan	1,000,000	1,000,000	2,000,000

No Compensation Payable to Meiji Yasuda Executive Officers

None of Meiji Yasuda’s executive officers are entitled to receive compensation that is based on or otherwise related to the merger.

Insurance and Indemnification of StanCorp Directors and Officers

The Merger Agreement provides that from and after the effective time of the merger, Meiji Yasuda will cause the surviving corporation to (i) indemnify and hold harmless, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors, officers and employees of StanCorp and its subsidiaries (in all of their capacities), or the indemnified persons, (A) to the same extent such indemnified persons are indemnified or exculpated or have the right to advancement of expenses as of the date of the Merger Agreement by StanCorp pursuant to StanCorp’s organizational documents and indemnification contracts, if any, in existence on the date of the Merger Agreement with the indemnified persons and (B) without limitation to clause (A), to the fullest extent permitted by law and (ii) for six years following the effective time of the merger, honor the provisions regarding elimination of liability of directors, indemnification of directors and officers and advancement of expenses contained in StanCorp’s organizational documents immediately prior to the effective time of the merger.

In addition, for six years following the effective time of the merger, Meiji Yasuda must cause to be maintained in effect the policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by StanCorp and its subsidiaries as of the date of the Merger Agreement with respect to claims arising from or related to facts or events occurring at or before the effective time of the merger (including for acts or omissions in connection with the approval of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement), covering all individuals covered thereby as of the effective time of the merger and providing for the same coverage and amounts as, and containing terms and conditions no less favorable than, StanCorp directors’ and officers’ liability insurance and fiduciary liability insurance policies as of the effective time of the merger. The surviving corporation may in its sole discretion purchase, prior to the effective time of the merger, six-year prepaid “tail” insurance coverage, at a cost no greater than the six times the 300% cap, which provides coverage not less favorable to the insured than the coverage described above, and if the surviving corporation has obtained such prepaid “tail” policy prior to the effective time of the merger, Meiji Yasuda will cause such policy to be maintained in full force and effect for its full term and cause all obligations thereunder to be honored by the surviving corporation, and Meiji Yasuda will have no further obligation to purchase or pay for such insurance. Meiji Yasuda and the surviving corporation’s obligation to provide this insurance coverage is subject to a cap of 300% of the annual premiums paid by StanCorp immediately prior to the effective time of the merger. If the surviving corporation cannot maintain the existing or equivalent insurance coverage without exceeding the 300% cap, the surviving corporation is required to obtain a policy with the greatest coverage available at an annual premium not exceeding the 300% cap.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of Common Stock whose shares are exchanged for cash in the merger. The following discussion is based upon the Internal Revenue Code, the U.S. Treasury regulations promulgated thereunder, and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service (“IRS”) or the courts and, therefore, could be subject to challenge, which could be sustained.

The following discussion applies only to holders of shares of Common Stock who hold such shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, but not limited to, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships, S corporations or other pass-through entities or investors in partnerships, S corporations or such other pass-through entities, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, non-U.S. governments and their controlled entities, holders whose functional currency is not the U.S. dollar, holders who hold shares of Common Stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, or holders who acquired Common Stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation).

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of Common Stock, you should consult your tax advisor regarding the tax consequences of exchanging the shares of Common Stock for cash pursuant to the merger.

Holders of Common Stock should consult their tax advisors as to the specific tax consequences to them of the receipt of cash in exchange for shares of Common Stock pursuant to the merger, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Common Stock that is:

•	an individual who is a citizen or resident of the United States, as defined in the Internal Revenue Code;

•	a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it was in existence on August 20, 1996 and it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes; or

•	an estate that is subject to U.S. federal income tax on its worldwide income from all sources.

The receipt of cash by U.S. holders in exchange for shares of Common Stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, a U.S. holder who receives cash in exchange for shares of Common Stock pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received in such exchange and (2) the U.S. holder’s adjusted tax basis in such shares. Gain or loss must be determined separately for each block of shares of Common Stock (i.e., shares acquired for the same cost in a single transaction) disposed of pursuant to the merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than one year as of the date of the merger. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

In addition to regular U.S. federal income tax, a U.S. holder that is an individual, estate or trust and whose income exceeds certain thresholds is subject to a 3.8% Medicare tax on all or a portion of such U.S. holder’s “net investment income,” which may include all or a portion of such U.S. holder’s gain from the disposition of shares of Common Stock. U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare tax to gain from the disposition of shares of Common Stock.

Non-U.S. Holders

The term “non-U.S. holder” means a beneficial owner of shares of Common Stock that is not a U.S. holder and is not an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Payments made to a non-U.S. holder in exchange for shares of Common Stock pursuant to the merger will generally not be subject to U.S. federal income tax unless:

•	The gain, if any, on such shares is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States), in which event (a) the non-U.S. holder will be subject to U.S. federal income tax in the same manner as if it were a U.S. holder and (b) if the non-U.S. holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty);

•	The non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange of shares of Common Stock for cash pursuant to the merger and certain other conditions are met, in which event the non-U.S. holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of such shares net of applicable U.S. capital losses from sales or exchanges of capital assets recognized during the year; or

•	StanCorp is or has been a U.S. real property holding corporation (a “USRPHC”) as defined in Section 897 of the Internal Revenue Code at any time within the five-year period preceding the merger, the non-U.S. holder owned more than five percent of Common Stock at any time within that five-year period, and certain other conditions are satisfied. We believe that, as of the effective date of the merger, we will not have been a USRPHC at any time within the five-year period ending on the date thereof.

Information Reporting and Backup Withholding

Payments made to U.S. holders in exchange for shares of Common Stock pursuant to the merger will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. holders should timely complete and return IRS Form W-9, certifying that such U.S. holder is a “United States person” as defined under the Internal Revenue Code, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. Certain holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding. In general, a non-U.S. holder will not be subject to U.S. federal backup withholding and information reporting with respect to payments made to the non-U.S. holder in exchange for shares of Common Stock pursuant to the merger if the non-U.S. holder (i) certifies under penalty of perjury that it is not a “United States person” (by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8) and the payor does not have actual knowledge or reason to know that the holder is a “United States person”, or (ii) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Regulatory Approvals

Under the HSR Act, the merger may not be completed until certain information and documentary materials have been provided to the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (“FTC”) by Meiji Yasuda and StanCorp, and certain waiting periods have expired or been terminated.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Antitrust Division, the FTC or a state attorney general could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial businesses or assets of Meiji Yasuda or StanCorp or their subsidiaries. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

The insurance laws and regulations of the states of Oregon and New York, jurisdictions where insurance company subsidiaries of the Company are domiciled, generally require that, prior to the acquisition of control of an insurance company domiciled in those respective jurisdictions, the acquiring company must obtain the approval of the insurance regulators of those jurisdictions.

The insurance laws and regulations of multiple states where insurance company subsidiaries of the Company are licensed require the filing of pre-acquisition notifications regarding the potential competitive impact of an acquisition of control of an insurance company authorized in those jurisdictions in which the requirement to make such notifications is triggered (and not otherwise waived or for which an exemption is granted) under applicable law. Such notifications generally must be made at least 30 days before completion of the acquisition (which period may be terminated earlier by the applicable state’s insurance regulator or extended on a one-time basis for up to an additional 30 days). Waivers of these requirements were received by Meiji Yasuda for the state of New Mexico on August 3, 2015, for the states of Alaska and Washington on August 6, 2015, and for the state of Idaho on August 10, 2015. A request for a waiver of these requirements was filed with the insurance regulator of Oregon on August 5, 2015. A pre-acquisition notification was filed with the insurance regulator of Hawaii on August 5, 2015.

Rule 1017 of the National Association of Securities Dealers (“NASD”) Rules, which are administered by NASD’s successor, the Financial Industry Regulatory Authority (“FINRA”), provides that a FINRA member entity must file an application for approval of a change of the equity ownership of the member that results in one person or entity directly or indirectly owning or controlling 25 percent or more of the equity capital of such member.

In addition to the foregoing, the Company and Meiji Yasuda may be required to make certain other filings with governmental authorities in connection with the merger.

The Insurance Business Act of Japan requires Meiji Yasuda to file a prior notification with and to obtain the prior approval of the JFSA, in connection with the merger. Meiji Yasuda intends to file the necessary notification and application with the JFSA before or promptly after all other necessary regulatory approvals are obtained.

While we believe that we will receive the requisite approvals and clearances for the merger, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result of such challenge. Similarly, there can be no assurance that Meiji Yasuda and StanCorp will obtain the other regulatory approvals necessary to consummate the merger or that the granting of these approvals will not involve the imposition of a burdensome condition, which could result in the conditions to the merger not being satisfied prior to the end date or at all. Should the FTC, the Antitrust Division, state insurance or antitrust authorities, competition authorities in other foreign countries or the JFSA raise objections to the merger, each of Meiji Yasuda and StanCorp will use its reasonable best efforts to resolve such objections, but neither Meiji Yasuda nor StanCorp is required to take any action that would result in a burdensome condition.

Litigation Related to the Merger

StanCorp, members of the Board and the Meiji Yasuda Parties have been named as defendants in two lawsuits brought by purported shareholders of StanCorp on behalf of StanCorp’s shareholders challenging the merger.

Two putative class action lawsuits were filed in the Circuit Court of the State of Oregon for the County of Multnomah: Shiva Stein, et al. v. StanCorp Financial Group, Inc., et al., Case No. 15CV20372, filed July 31, 2015, and Bud and Sue Frashier Family Trust, et al. v. J. Greg Ness, et al., Case No. 15CV20832, filed August 7, 2015.

Additionally, on August 18, 2015, the Company received a letter from counsel of a purported shareholder of the Company, alleging that the Board breached its fiduciary duties in connection with the negotiation of the Merger Agreement and demanding that the Board take action to remedy those alleged breaches of fiduciary duties.

The complaints allege, among other things, that StanCorp’s directors have violated their fiduciary duties to StanCorp’s shareholders by entering into the Merger Agreement and have put their personal interests and the interests of the Meiji Yasuda Parties ahead of the interests of StanCorp’s shareholders. The complaints also allege that StanCorp and the Meiji Yasuda Parties knew of the directors’ alleged breaches of their fiduciary duties and aided and abetted in their commission.

Based on these allegations, the complaints seek certain injunctive relief, including enjoining the merger, and, to the extent already implemented, rescission of the merger. The complaints also seek other damages, including recovery of all damages suffered by the plaintiffs as a result of the individual defendants’ alleged wrongdoing, including rescissory damages, and costs of the actions, including attorneys’ fees. StanCorp and the Board believe these claims are without merit and intend to vigorously defend these actions. StanCorp cannot predict the outcome of or estimate the possible loss or range of loss from these matters.

THE MERGER AGREEMENT

The summary of the material provisions of the Merger Agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We urge you to read carefully the Merger Agreement in its entirety as it is the legal document governing the merger and as the rights and obligations of the parties to the Merger Agreement are governed by the terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the Merger Agreement, and the copy of the Merger Agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the Merger Agreement and are not intended to provide any factual information about the Company or modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and in reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or condition of StanCorp, either of the Meiji Yasuda Parties, or any of their respective subsidiaries or affiliates. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in StanCorp’s public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and instead should be read in conjunction with the other information contained in the reports, statements and filings that StanCorp publicly files with the SEC.

The Merger

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the Oregon Business Corporation Act and the Delaware General Corporation Law at the effective time of the merger, MYL Investments will be merged with and into StanCorp and, as a result of the merger, the separate corporate existence of MYL Investments will cease, and StanCorp will continue as the surviving corporation and will become a wholly-owned subsidiary of Meiji Yasuda. StanCorp will continue to be governed by the Oregon Business Corporation Act, and all of its rights, privileges, immunities, powers and franchises will continue unaffected by the merger.

The closing of the merger will occur on the date when the effective time of the merger is to occur. The merger will become effective when the articles of merger have been duly filed with the Oregon Secretary of State and the certificate of merger has been duly filed with the Delaware Secretary of State or at a later time as agreed to by the parties.

Effects of the Merger

At the effective time of the merger, Meiji Yasuda will become the sole owner of StanCorp and its business. Therefore, current StanCorp shareholders will cease to have direct or indirect ownership interests in StanCorp or rights as StanCorp shareholders, will not participate in any future earnings or growth of StanCorp, will not benefit from any appreciation in value of StanCorp and will not bear the future risks of StanCorp’s operations.

Following completion of the merger, Common Stock will be delisted from the NYSE and deregistered under the Exchange Act. As a result, there will be no public market for shares of Common Stock. This will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings, no longer applicable to StanCorp. After the effective time of the merger, StanCorp will also no longer be required to file periodic reports with the SEC on account of shares of Common Stock.

The directors of MYL Investments immediately prior to the effective time of the merger will be the initial directors of the surviving corporation, each to hold office from the effective time of the merger until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and Bylaws of the surviving corporation or as otherwise provided by applicable law.

At the effective time of the merger, the articles of incorporation and Bylaws of StanCorp will be amended and restated in their entirety to be in the form of articles of incorporation and Bylaws attached as Exhibits A and B, respectively, to the Merger Agreement, and, as so amended and restated, shall be the articles of incorporation and Bylaws of the surviving corporation until thereafter amended in accordance with their terms or by applicable law.

When the Merger Becomes Effective

The closing of the merger will take place at the offices of Baker & McKenzie, LLP, 452 Fifth Avenue, New York, New York 10018, at 11:00 a.m., Eastern Time, on the second business day after all of the closing conditions set forth in the Merger Agreement have been fulfilled or waived, unless another date or place is agreed to in writing by Meiji Yasuda and StanCorp.

The Merger Consideration and the Conversion of Common Stock

At the effective time of the merger, by virtue of the merger and without any action on the part of the Company, Meiji Yasuda, MYL Investments or the shareholders of the Company or MYL Investments, each share of Common Stock issued and outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive $115.00 in cash, without interest, less any applicable withholding taxes, other than shares of Common Stock owned by Meiji Yasuda or StanCorp or their respective direct or indirect wholly-owned subsidiaries, which will, immediately prior to the effective time of the merger, be canceled without conversion into the right to receive the merger consideration and no merger consideration will be paid with respect thereto.

Each share of common stock of MYL Investments issued and outstanding immediately prior to the effective time of the merger will be converted into one fully paid and nonassessable share of common stock of the surviving corporation and shall be the only shares of outstanding common stock of the surviving corporation.

Payment Procedures

Prior to the effective time of the merger, Meiji Yasuda will designate a U.S. bank or trust company reasonably acceptable to StanCorp (the “Paying Agent”) for the purpose of exchanging stock certificates for the per share merger consideration. At or prior to the effective time of the merger, Meiji Yasuda will deposit with the Paying Agent the aggregate merger consideration to be paid to StanCorp shareholders.

As soon as reasonably practicable after the effective time of the merger, if you hold a stock certificate, Meiji Yasuda will instruct the Paying Agent to send you a letter of transmittal and instructions advising you how to surrender your stock certificates to the Paying Agent in exchange for the merger consideration. If you hold only book entry shares (those shares which are held electronically or in non-paper form), your payment will be made automatically.

You will be paid for each of your shares of Common Stock that are converted into the right to receive your portion of the merger consideration after you have surrendered your stock certificates to the Paying Agent together with a properly completed letter of transmittal and any other documents that may be reasonably required by the Paying Agent. Your portion of the merger consideration will be paid as promptly as practicable following the surrender of your stock certificates to the Paying Agent.

Interest will not be paid or accrue in respect of any cash payments of merger consideration. Meiji Yasuda, the surviving corporation and the Paying Agent will be entitled to reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

If you hold stock certificates and the Paying Agent is to pay some or all of your merger consideration to a person other than you, you must have your stock certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other similar taxes payable by reason of the transfer or establish to the surviving corporation’s satisfaction that the taxes have been paid or are not required to be paid.

You should not forward your stock certificates to the Paying Agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

If you have lost your stock certificate, or if it has been stolen or destroyed, you will have to provide an affidavit to that fact and, if required by Meiji Yasuda or the Paying Agent, post a bond in a reasonable amount as indemnity against any claim that may be made against it in respect of the stock certificate in order for you to receive your portion of the merger consideration from the Paying Agent in exchange for your lost, stolen or destroyed stock certificate.

Upon demand, the Paying Agent will return to Meiji Yasuda all funds in its possession one year after the effective time of the merger. After that time, if you have not received payment of the merger consideration, you may look only to Meiji Yasuda for payment of the merger consideration.

Treatment of Equity Compensation Awards

Equity-based awards that have been granted to employees, officers and directors of StanCorp will be treated as follows:

Options. Each option that is, at the effective time of the merger, outstanding and has an exercise price per share of Common Stock that is less than $115.00, whether or not vested, will be canceled and converted into the right to receive an amount in cash, without interest, less any applicable withholding taxes, determined by multiplying (i) the difference between $115.00 and the exercise price per share of such option and (ii) the total number of shares of Common Stock subject to such option.

Restricted Stock Units. Each restricted stock unit that is outstanding at the effective time of the merger, whether or not vested, will be canceled and converted into the right to receive an amount in cash, without interest, less any applicable withholding taxes, determined by multiplying (i) $115.00 and (ii) the total number of restricted stock units.

Performance Shares. Each performance share as to which the performance period has not lapsed, but which is still outstanding as of the effective time of the merger, will be canceled and converted into the right to receive an amount in cash, without interest, less any applicable withholding taxes, determined by multiplying (i) $115.00 and (ii) the number of shares that would be issuable assuming achievement of the applicable performance conditions at target (or such higher level of performance as is contractually required), prorated to reflect the portion of the performance period completed through the effective date of the merger. To the extent that the performance period in respect to any performance share awards lapses prior to the effective time of the merger, but any shares earned with respect thereto have not been issued prior to the effective time of the merger, such award will be canceled and converted into the right to receive an amount in cash, without interest, less any applicable withholding taxes, determined by multiplying (i) $115.00 and (ii) the number of shares that is determined to be payable based on performance during the completed performance period.

Employee Share Purchase Plan. Pursuant to the Merger Agreement, the then-current offering period under the Company’s Employee Share Purchase Plan will be deemed to end immediately prior to the effective time of the merger, and the amounts contributed by employees through such time will be notionally applied to the purchase of Common Stock pursuant to the terms of the offering, and the participants in such offering will receive an amount in cash, without interest, less any applicable withholding taxes, determined by multiplying (i) $115.00 and (ii) the number of shares that were notionally purchased with the available employee contributions to the Company’s Employee Share Purchase Plan. Any cash balance remaining in a participant’s account thereafter because it is less than the amount required to purchase a full share of Common Stock will be returned to the participant.

Director Annual Stock Grants. Each annual stock grant awarded to each non-employee director that is outstanding at the effective time of the merger, whether or not vested, will be canceled and converted into the right to receive an amount in cash, without interest, less any applicable withholding taxes, determined by multiplying (i) $115.00 and (ii) the total number of shares subject to the grant.

Representations and Warranties

In the Merger Agreement, StanCorp has made customary representations and warranties to the Meiji Yasuda Parties, subject to certain exceptions in the Merger Agreement and StanCorp’s disclosure letter that accompanied the Merger Agreement, with respect to, among other things:

•	the due organization, valid existence, good standing, corporate power and authority of StanCorp and its subsidiaries;

•	its capitalization, including in particular the number of shares of Common Stock issued and outstanding;

•	its authority to enter into the Merger Agreement and to complete the transactions contemplated by the Merger Agreement (subject to receipt of the shareholder approval), and the enforceability of the Merger Agreement against StanCorp;

•	the approval by the Board of the Merger Agreement and an amendment to StanCorp’s Bylaws to include a forum selection clause;

•	the inapplicability of state anti-takeover statutes to the merger or the other transactions contemplated by the Merger Agreement;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	the absence of conflicts with, or breaches of, StanCorp’s or its subsidiaries’ organizational documents, certain agreements or applicable laws as a result of entering into the Merger Agreement and the consummation of the merger and the other transactions contemplated by the Merger Agreement;

•	the timeliness of the Company’s filings with the SEC and of financial statements included in the SEC filings, and the compliance of filings and financial statements with SEC rules and (in the case of financial statements) with GAAP and the Sarbanes-Oxley Act of 2002;

•	the Company’s disclosure controls and procedures and internal control over financial reporting;

•	the absence of undisclosed liabilities;

•	the accuracy of this proxy statement (except with respect to information supplied in writing by the Meiji Yasuda Parties or any of their representatives or their affiliates);

•	the conduct by StanCorp of its business in the ordinary course and the absence of changes that would constitute a material adverse effect of StanCorp since December 31, 2014;

•	litigation or investigations;

•	compliance with laws and permits;

•	tax matters;

•	matters with respect to StanCorp’s owned and leased real property;

•	matters related to employee benefit plans and the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder;

•	labor and employment matters;

•	intellectual property matters;

•	matters with respect to StanCorp’s material contracts;

•	environmental matters;

•	insurance matters;

•	matters related to StanCorp’s insurance subsidiaries;

•	matters related to StanCorp’s statutory statements and examination reports by any governmental authority;

•	matters related to insurance reserves and actuarial reports;

•	matters related to reinsurance;

•	conduct of and matters related to StanCorp’s insurance subsidiaries and distributors;

•	matters related to the separate accounts maintained by the StanCorp insurance subsidiaries;

•	matters related to the issuers of insurance contracts and the tax treatment of such contracts;

•	matters related to investment assets;

•	matters related to “investment adviser” status;

•	matters related to broker-dealers;

•	matters related to StanCap Insurance Company, Inc.;

•	receipt by the Board of Goldman Sachs’ opinion as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of Common Stock (other than Meiji Yasuda and its affiliates); and

•	the absence of undisclosed brokers’ fees and expenses in connection with the transactions contemplated by the Merger Agreement.

Many of the representations and warranties in the Merger Agreement made by StanCorp are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect on StanCorp). For the purposes of the Merger Agreement, a “Company Material Adverse Effect” means any fact, circumstance, change, event, occurrence, condition, development or effect that has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business, properties, assets, operations or results of operations of the Company and its subsidiaries taken as a whole; except that none of the following, and no fact, circumstance, change, event, occurrence, condition, development or effect arising out of or relating to the following, constitute or are taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

•	unless and to the extent that the effects of such matter are disproportionately adverse to the financial condition, business, properties, assets or operations or results of operations of the Company and its subsidiaries, taken as a whole, as compared with other companies operating in the industries and markets in which the Company and its subsidiaries operate, any facts, circumstances, changes, events, occurrences, conditions, developments or effects generally affecting:

•	any of the industries in which the Company and its subsidiaries operate; or

•	the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates; or

•	any facts, circumstances, changes, events, occurrences, conditions, developments or effects arising out of, resulting from or attributable to:

•	changes or prospective changes in law, applicable regulations of any governmental entity, generally accepted accounting principles or accounting standards, or any changes or prospective changes in, or issuance of any administrative or judicial notice, decision or other guidance with respect to, the interpretation or enforcement of any of the foregoing (unless and to the extent that the effects of such matter are disproportionately adverse to the financial condition, business, properties, assets or operations or results of operations of the Company and its subsidiaries, taken as a whole, as compared with other companies operating in the industries and markets in which the Company and its subsidiaries operate);

•	the execution, announcement or pendency of the Merger Agreement or of the consummation of the merger or the other transactions contemplated by the Merger Agreement, including the impact of it on relationships with customers, suppliers, distributors, partners, employees or regulators, or any litigation relating to the Merger Agreement, the merger or the other transactions contemplated by the Merger Agreement or compliance by the Company with the terms of the Merger Agreement;

•	acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism (unless and to the extent that the effects of such matter are disproportionately adverse to the financial condition, business, properties, assets or operations or results of operations of the Company and its subsidiaries, taken as a whole, as compared with other companies operating in the industries and markets in which the Company and its subsidiaries operate);

•	pandemics, earthquakes, hurricanes, tornados or other natural disasters (unless and to the extent that the effects of such matter are disproportionately adverse to the financial condition, business, properties, assets or operations or results of operations of the Company and its subsidiaries, taken as a whole, as compared with other companies operating in the industries and markets in which the Company and its subsidiaries operate);

•	any action taken by the Company or its subsidiaries that is required by the Merger Agreement or taken at Meiji Yasuda’s written request, or the failure to take any action by the Company or its subsidiaries if that action is prohibited by this Agreement and Meiji Yasuda has refused, after a request from the Company, to consent or provide a waiver in a timely manner or at all permitting such action to be taken;

•	any change to the extent resulting or arising from the identity of, or any facts or circumstances relating to, the Meiji Yasuda Parties or their respective Affiliates;

•	items disclosed in StanCorp’s disclosure letter that accompanied the Merger Agreement;

•	any change or announcement of a potential adverse change in the credit ratings in respect of the Company or any debt of the Company or its subsidiaries (but the underlying cause of any such decline may be taken into account in determining whether there is a “Company Material Adverse Effect”);

•	any decline in the market price, or change in trading volume, of any capital stock of the Company (but the underlying cause of any such decline or change may be taken into account in determining whether there is a “Company Material Adverse Effect”); or

•	any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow, cash position or other financial measures (but the underlying cause of any such failure may be taken into account in determining whether there is a “Company Material Adverse Effect”).

In the Merger Agreement, the Meiji Yasuda Parties made customary representations and warranties to StanCorp with respect to, among other things:

•	the due organization, valid existence, good standing, corporate power and authority of the Meiji Yasuda Parties;

•	the authority of each of the Meiji Yasuda Parties to enter into the Merger Agreement and to complete the transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against each of the Meiji Yasuda Parties;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	the absence of conflicts with, or breaches of, the Meiji Yasuda Parties’ governing documents, certain agreements or applicable laws as a result of entering into the Merger Agreement and the consummation of the merger and the other transactions contemplated by the Merger Agreement;

•	litigation or investigations;

•	the lack of arrangements with StanCorp shareholders;

•	the sufficiency of funds necessary to consummate the merger and the other transactions contemplated by the Merger Agreement;

•	the absence of “interested shareholder” status with regard to ownership of Common Stock by the Meiji Yasuda Parties;

•	the accuracy of the information supplied in writing by the Meiji Yasuda Parties contained in this proxy statement;

•	the absence of undisclosed brokers’ fees and expenses in connection with the transactions contemplated by the Merger Agreement; and

•	the independent review of the Company conducted by the Meiji Yasuda Parties.

The representations and warranties contained in the Merger Agreement and in any certificate or other writing delivered pursuant to the Merger Agreement will not survive the effective time of the merger.

Covenants Regarding Conduct of Business by StanCorp Pending the Merger

Except as disclosed in StanCorp’s disclosure letter that accompanied the Merger Agreement, expressly provided for by the Merger Agreement or consented to in writing by Meiji Yasuda (which consent will not be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the effective time of the merger, StanCorp will, and will cause each of its subsidiaries to, conduct its business in the ordinary course of business consistent with past practice, and will use its reasonable best efforts to preserve intact its business organization and existing relations and goodwill with all governmental entities, customers, suppliers, creditors, lessors, officers and employees, to keep available the services of its current officers and key employees, and will take such actions as are required under the disclosure letter of Meiji Yasuda accompanying the Merger Agreement.

In addition, except as disclosed in StanCorp’s disclosure letter that accompanied the Merger Agreement, expressly provided for by the Merger Agreement, required by applicable law or consented to in writing by Meiji Yasuda (which consent will not be unreasonably withheld, delayed or conditioned), from the date of the Merger Agreement until the effective time of the merger, StanCorp will not, nor will it cause or permit its subsidiaries to:

•	amend or modify any of the organizational documents of StanCorp (as amended as provided for by the Merger Agreement) or any of its subsidiaries;

•	split, combine, subdivide or reclassify any shares of capital stock, membership interests or other equity securities of the Company or any of its subsidiaries;

•	issue, sell, pledge, grant, transfer, encumber or otherwise dispose of any shares of capital stock, membership interests or other equity securities of the Company or any of its subsidiaries, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock, membership interests or other equity securities of the Company or any of its subsidiaries, other than (i) the issuance of shares upon the settlement of Company options or Company restricted stock unit awards, (ii) in satisfaction of obligations pursuant to agreements or Company benefit plans existing as of the date of the Merger Agreement or (iii) by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company;

•	declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to its capital stock, membership interests or other equity securities, other than (i) dividends or other distributions in cash, stock or property paid by any direct or indirect wholly owned subsidiary of the Company to the Company or to any other direct or indirect wholly owned subsidiary of the Company and (ii) payment of a regular annual dividend by the Company to holders of Common Stock with record and payment dates in November 2015 (or, if the closing is scheduled prior to such date, with record and payment dates prior to the closing) in an amount not to exceed $1.40 per share;

•	make any acquisition (whether by merger, consolidation, or acquisition of stock or assets) of any interest in any entity or any division or assets thereof other than (i) limited liability companies in conjunction with the Company’s commercial mortgage loan business in the ordinary course of business consistent with past practice, (ii) acquisitions pursuant to contracts in effect as of the date of the Merger Agreement or (iii) acquisitions with a value or purchase price not in excess of $10,000,000 in any transaction or series of related transactions (subject to the terms of the Merger Agreement);

•	make any loans, advances or capital contributions to, or investments in any person or entity, other than (i) any loans or advances with respect to, or any capital contributions to or investments in limited liability companies in conjunction with, the Company’s commercial mortgage loan business in the ordinary course of business consistent with past practice, (ii) by the Company or any direct or indirect wholly owned subsidiary of the Company to or in the Company or any direct or indirect wholly owned subsidiary of the Company, (iii) policy loans under insurance contracts in the ordinary course of business consistent with past practice, (iv) pursuant to any contract or other legal obligation existing at the date of the Merger Agreement set forth on StanCorp’s disclosure letter that accompanied the Merger Agreement or (v) acquisitions of assets for investment purposes (other than the Company’s commercial mortgage loans) consistent with the investment guidelines applicable to the Company’s investment activities in effect as of the date of the Merger Agreement;

•	other than in the ordinary course of business, create, incur, guarantee or assume any debt, issuances of debt securities, guarantees, loans or advances not in existence as of the date of the Merger Agreement, other than (i) additional debt incurred in the ordinary course of business consistent with past practice not to exceed $10,000,000 in the aggregate, (ii) debt incurred under facilities or lines of credit in existence on the date of the Merger Agreement, (iii) debt in replacement of existing debt on customary commercial terms, consistent in all material respects with the debt being replaced, and (iv) guarantees by the Company of debt of wholly-owned subsidiaries of the Company or guarantees by the subsidiaries of the Company of debt of the Company;

•	make or commit to make any capital expenditure, except for (i) capital expenditures planned or in progress as of the date of the Merger Agreement and (ii) additional expenditures in an amount not to exceed $10,000,000 in the aggregate;

•	other than in the ordinary course of business consistent with past practice, make any material change in the actuarial, underwriting, claims administration, reinsurance, reserving or payment policies, practices or principles of any of the Company’s insurance company subsidiaries or StanCap Insurance Company, Inc.;

•	make any material change to investment guidelines of the Company or any of the Company’s insurance company subsidiaries or make any material acquisition or disposition of assets for investment purposes in any manner inconsistent with those investment guidelines;

•	abandon, modify, waive or terminate any material franchise, grant, authorization, license, permit, easement, variance, exception, consent, certificate, registration, approval and order of any governmental entity applicable to the Company or any of its subsidiaries;

•	materially amend or, other than pursuant to its current terms, terminate, renew or extend any StanCorp contract set forth on StanCorp’s disclosure letter that accompanied the Merger Agreement or that was attached to any SEC filing of the Company made since January 1, 2013 or enter into any contract that would have been listed on StanCorp’s disclosure letter that accompanied the Merger Agreement if in effect on the date of the Merger Agreement;

•	other than in the ordinary course of business consistent with past practice, forgive, cancel or compromise any material debt or claim, or waive or release any right of material value, or fail to pay or satisfy when due any material liability or obligation (other than any such liability or obligation that is being contested in good faith);

•	settle or compromise any action against the Company or any of its subsidiaries other than (i) settlements or compromises of routine claims (other than claims in respect of extra-contractual obligations under insurance contracts) in the ordinary course of business consistent with past practice (both in terms of the nature and amount of such claims) or (ii) settlements or compromises outside of the ordinary course of business that require only payments of money by the Company or its subsidiaries without ongoing limits on the conduct or operation of the Company or its subsidiaries to which the amounts paid or payable by the Company or any of its subsidiaries in settlement or compromise do not exceed $5,000,000 per action and $15,000,000 in the aggregate for all such actions;

•	enter into any consent decree or similar agreement that, individually or in the aggregate, is material to the Company and its subsidiaries, taken as a whole;

•	transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, other than (i) sales, leases and licenses in the ordinary course of business consistent with past practice, (ii) dispositions of assets not used or useful in the operation of the business, (iii) sales, leases and licenses that are not material to the Company and its subsidiaries, taken as a whole, (iv) factoring of accounts receivable, (v) transfers, sales and other dispositions in connection with securitizations of accounts receivable or obligations under loans, installment sale contracts, service contracts or leases and (vi) other transactions for consideration that does not exceed $10,000,000 in the aggregate;

•	except as required by any existing agreements, Company benefit plan or applicable law, (i) materially increase (determined with reference to the compensation paid to the individuals involved) the compensation or other benefits payable or provided to the Company’s directors or executive officers outside the ordinary course of business, (ii) except in the ordinary course of business consistent with past practice, increase the compensation or other benefits payable or provided to the employees of the Company and its subsidiaries that are not directors or executive officers of the Company, or (iii) except in the ordinary course of business consistent with past practice (or to provide incentives to newly hired or promoted employees in replacement of the value of any equity award that would have been made in the ordinary course of business consistent with past practice), establish, adopt, enter into or amend any Company benefit plan or plan;

•	other than in the ordinary course of business consistent with past practice or as required by any existing agreements, Company benefit plan or applicable law, (i) amend or otherwise modify benefits under any Company benefit plan, (ii) accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company benefit plan as currently in effect on the date of the Merger Agreement or (iii) terminate or establish any Company benefit plan;

•	enter into or materially amend or modify any severance, consulting, retention or employment agreement, plan, program or contract, other than, (i) in the case of consulting agreements, in the ordinary course of business consistent with past practice or, (ii) with respect to new hires or employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice for newly hired or promoted employees in similar positions;

•	enter into or otherwise become bound by a collective bargaining agreement or similar labor contract with a labor union, works council, employee committee or representative or other labor organization with respect to employees of the Company or any of its subsidiaries;

•	adopt, implement or enter into a plan or agreement of complete or partial liquidation or resolution providing for or authorizing such liquidation or a dissolution, merger, consolidation or other reorganization of the Company or any of its subsidiaries (other than the merger);

•	other than in the ordinary course of business consistent with past practice, (i) make, revoke or amend any material election relating to taxes, file any amended tax return or surrender any right to claim a tax refund, offset or other reduction in tax liability, (ii) settle or compromise any audit, litigation, examination or administrative or judicial proceeding relating to taxes in an amount in excess of $2,500,000 per audit, litigation, examination or proceeding or $10,000,000 in the aggregate for all such audits, litigations, examinations and proceedings, (iii) make a request for a written ruling of a taxing authority relating to taxes, other than any request for a determination concerning qualified status of any Company benefit plan intended to be qualified under Section 401(a) of the Internal Revenue Code or (iv) except as required by law, change any method of tax accounting, but only, in each case, to the extent that such action, individually or in the aggregate with any other such actions, would reasonably be expected to materially increase the taxes of the Company or any subsidiary;

•	except as may be required by a change in GAAP or SAP, any governmental entity or applicable law, make any material change in its financial accounting principles, policies or practices;

•	pay, reimburse or guaranty the payment or reimbursement of any expenses of any potential acquirer in connection with any acquisition proposal from a potential acquirer other than Meiji Yasuda;

•	knowingly (after being advised by Meiji Yasuda that an intended action would violate the Merger Agreement) establish, acquire or dispose of any affiliated entity that would become a “subsidiary” (kogaisha, as defined under Article 2, item 12 of the Insurance Business Act of Japan), “subsidiary, etc.” (ko houjin tou, as defined under Article 13-5-2, paragraph 3 of the Cabinet Order for Enactment of the Insurance Business Act of Japan) or “affiliate, etc.” (kanren houjin tou, as defined under Article 13-5-2, paragraph 4 of the Cabinet Order for Enactment of the Insurance Business Act of Japan) of Meiji Yasuda upon the closing of the merger;

•	knowingly (after being advised by Meiji Yasuda that an intended action would violate the Merger Agreement) make any change in lines of business of, or otherwise make such change with respect to, the Company or any affiliated entity that would become a “subsidiary” (kogaisha, as defined under Article 2, item 12 of the Insurance Business Act of Japan), “subsidiary, etc.” (ko houjin tou, as defined under Article 13-5-2, paragraph 3 of the Cabinet Order for Enactment of the Insurance Business Act of Japan) or “affiliate, etc.” (kanren houjin tou, as defined under Article 13-5-2, paragraph 4 of the Cabinet Order for Enactment of the Insurance Business Act of Japan) of Meiji Yasuda upon the closing of the merger, as would require a revision to or otherwise affect the application for approval of or the filing with the JFSA; or

•	agree, authorize or commit to do any of the foregoing.

Acquisition Proposals

From the date of the Merger Agreement until 12:01 a.m. (New York City time) on August 18, 2015 (the “No-Shop Period Start Date”), the Company and its subsidiaries, and their respective representatives, were permitted to:

•	initiate, solicit and encourage any inquiry or the making of alternative proposals or offers for the Company, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its subsidiaries to any person or entity; and

•	engage in, enter into, continue or otherwise participate in any discussions and negotiations with any persons or entities to facilitate alternative proposals for the Company.

Any non-public information relating to StanCorp or any of its subsidiaries made available to any party participating or engaging in any discussions, negotiations or any other activities described above could only be furnished pursuant to and in accordance with a written confidentiality agreement containing terms that are no more favorable in the aggregate than those contained in the confidentiality agreement dated as of May 14, 2015 between StanCorp and Meiji Yasuda (an “acceptable confidentiality agreement”).

From and after the No-Shop Period Start Date, the Company and its subsidiaries were required to (i) immediately cease and cause to be terminated, and the Company was required to instruct its representatives to terminate, any existing discussions or negotiations with any person or entity or its representatives (other than the Meiji Yasuda Parties and their representatives) conducted prior to the No-Shop Period Start Date with respect to any alternative acquisition proposal and (ii) prohibit any person or entity other than the Meiji Yasuda Parties and their representatives from having access to any physical or electronic data rooms relating to any possible alternative acquisition proposal. In addition, the Company and its subsidiaries shall not, and the Company shall instruct its and its subsidiaries’ representatives not to, directly or indirectly (i) initiate, solicit or knowingly facilitate or encourage any inquiry or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an alternative acquisition proposal, (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person or entity with respect to, or provide any non-public information or data concerning the Company or its subsidiaries to any person or entity relating to, an alternative acquisition proposal, (iii) enter into any acquisition agreement, Merger Agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle relating to an alternative acquisition proposal, (iv) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or similar anti-takeover law, or any restrictive provision of any applicable anti-takeover provision in the Company’s articles of incorporation or Bylaws, inapplicable to any transactions contemplated by an alternative acquisition proposal (and, to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted to any entity or person other than the Meiji Yasuda Parties under any such provisions) or (v) resolve, propose or agree to do any of the foregoing. However, until 12:01 a.m. (New York City time) on September 7, 2015 (the “Excluded Party End Date”), the Company may continue to engage in any of the foregoing activities with any person who submitted an alternative acquisition proposal prior to the No-Shop Period Start Date that the Board determined constitutes or could reasonably be expected to result in a superior proposal (any such person, an “Excluded Party”).

In addition, prior to a vote of StanCorp’s shareholders in favor of approving the Merger Agreement, if the Company receives from any person or entity a bona fide written alternative acquisition proposal made after the date of the Merger Agreement that did not result from a breach of the Merger Agreement, the Company and its representatives may, to the extent reasonably required, contact such person or entity to clarify the terms and conditions thereof. If the Board determines in good faith, after consultation with its outside legal counsel and a financial advisor of internationally recognized reputation, that such alternative acquisition proposal either constitutes a proposal superior to Meiji Yasuda’s proposal or could reasonably be expected to result in a superior proposal, the Company and its representatives may provide information (including non-public information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Company and its subsidiaries to the person or entity making such proposal if the Company receives from such person or entity an executed acceptable confidentiality agreement. The Company and its representatives may also engage in, enter into, continue or otherwise participate in any discussions or negotiations with such person or entity.

Prior to a vote of StanCorp’s shareholders in favor of approving the Merger Agreement, the Board may (i) effect a change in recommendation if the Board determines in good faith (after consultation with its outside legal counsel and a financial advisor of internationally recognized reputation) that, as a result of an intervening event, failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law or (ii) if the Company receives a bona fide written alternative acquisition proposal made after the date of the Merger Agreement that did not result from a breach of the agreement that the Board determines in good faith (after consultation with its outside legal counsel and a financial advisor of internationally recognized reputation) constitutes a superior proposal, approve such superior proposal, cause the Company to enter into an alternative acquisition agreement with another party and terminate the Merger Agreement.

Prior to effecting a change in recommendation or terminating the Merger Agreement in order to enter into a definitive agreement with respect to a superior proposal, the Board must provide Meiji Yasuda with advance written notice of its intention to do so, which notice will specify in reasonable detail the basis for the change in recommendation and, in the case of a superior proposal, the identity of the party making such superior proposal and the material terms thereof. Meiji Yasuda has five business days after receipt of such notice (the “Match Period”) to negotiate with the Company to make such adjustments in the terms and conditions of the Merger Agreement as would permit the Board not to effect a change in recommendation. The Board may effect a change in recommendation or terminate the Merger Agreement only if Meiji Yasuda does not make a proposal (including any revisions to the terms of the Merger Agreement) within the Match Period that the Board determines in good faith after consultation with outside counsel and its financial advisor, obviates the need for the Board to effect a change in recommendation or terminate the Merger Agreement. Meiji Yasuda will be entitled to match any proposal (or subsequent proposal) received from a particular bidder; however, the Match Period for subsequent proposals will be three business days. If the Board provides such notice prior to the Excluded Party End Date, the Excluded Party End Date is extended until the third business day after the expiration of the initial Match Period and any subsequent Match Period.

From the date of the Merger Agreement through the No-Shop Period Start Date, the Company was required to promptly (but in any event within 48 hours) provide written notice to the Meiji Yasuda Parties of the execution of the first acceptable confidentiality agreement. No later than forty-eight (48) hours after the No-Shop Period Start Date, the Company was required to provide a written notice to the Meiji Yasuda Parties setting forth the number of persons that have executed a confidentiality agreement. With respect to any Excluded Party that has submitted an alternative acquisition proposal, the Company was required to notify Meiji Yasuda of the identity of such Excluded Party and provide copies of all material documents comprising such alternative acquisition proposal. Additionally, the Company was and is required to promptly (and in any even within forty-eight (48) hours) make available to the Meiji Yasuda Parties any material non-public information concerning the Company or its subsidiaries that was or is provided to any person that was not previously made available to the Meiji Yasuda Parties.

Additionally, except as may relate to an Excluded Party, from and after the No-Shop Period Start Date, as promptly as practicable after the receipt by the Company of any alternative acquisition proposal, whether orally or in writing, or any inquiry with respect to, or that could reasonably be expected to result in, any alternative acquisition proposal, and in any case within forty-eight (48) hours after the receipt thereof by any director or executive officer of the Company, the Company shall provide notice of the same to Meiji Yasuda, along with the identity of the person making any such acquisition proposal or inquiry and the material terms and conditions of such acquisition proposal or inquiry, including a complete and unredacted copy of any such written acquisition proposal and any material amendments or modifications thereto. Except as may relate to an Excluded Party, the Company (or its outside counsel) shall keep Meiji Yasuda (or its outside counsel) reasonably informed on a prompt basis with respect to any change to price or other material terms of such acquisition proposal.

Goldman Sachs would receive an increased fee contingent upon the consummation of a transaction involving one or more third parties who make a bona fide bid for the Company that (i) the Board determines is potentially superior to the Meiji Yasuda bid and is sufficient to grant such third party access to due diligence materials or (ii) results in Meiji Yasuda increasing its bid. The Board believes that this fee structure appropriately incentivized Goldman Sachs to conduct the market check process in a manner that maximizes the likelihood of eliciting alternative acquisition proposals.

The Merger Agreement permits the Company to disclose to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; however, any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, a rejection of or recommendation against any applicable alternative acquisition proposal or a reaffirmation of the recommendation that shareholders approve the proposal to approve the Merger Agreement will be deemed to be a change in recommendation and neither the Company nor the Board may effect a change in recommendation except in accordance with the requirements described above.

For the purposes of the Merger Agreement, an “alternative acquisition proposal” means any proposal or offer, whether or not subject to conditions, from any person involving any direct or indirect (i) merger, binding share exchange, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving the Company, pursuant to which such person (or the shareholders of any person) would acquire, directly or indirectly, 15% or more of the aggregate voting power of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, (ii) acquisition of 15% or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of the Company and its subsidiaries, taken as a whole, in one or a series of related transactions (including by way of reinsurance or otherwise), or (iii) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) that, if consummated, would result in the beneficial ownership by any person of securities representing 15% or more of the then-outstanding Common Stock (or of the shares of the surviving entity in a merger or of the direct or indirect parent of the surviving entity in a merger, in each case involving the Company), in each case other than the merger or the other transactions contemplated by the Merger Agreement.

For the purposes of the Merger Agreement, a “superior proposal” means any bona fide binding written alternative acquisition proposal (with the percentages set forth in the definition changed from 15% to 50%) made by any person (other than the Meiji Yasuda Parties) that has not been withdrawn and did not result from a breach of the provisions of the Merger Agreement and that the Board has determined in good faith, after consultation with its outside legal counsel and a financial advisor of internationally recognized reputation, is (i) more favorable from a financial point of view to the shareholders of the Company than the transactions contemplated by the Merger Agreement, taking into account any proposals by Meiji Yasuda to amend the terms of the Merger Agreement, and (ii) reasonably capable of being completed, taking into account, in the case of both clause (i) and (ii), all legal, financial, regulatory, timing and other aspects of such alternative acquisition proposal, including the identity of the person making such alternative acquisition proposal.

For the purposes of the Merger Agreement, an “intervening event” means a material change in circumstance, event or development with respect to the Company and its subsidiaries or the business of the Company and its subsidiaries, in each case taken as a whole, that (i) is unknown by the Board as of or prior to the date of the Merger Agreement and is not reasonably foreseeable as of the date of the Merger Agreement or (ii) first occurs, arises or becomes known after the date of the Merger Agreement and on or prior to a vote of StanCorp’s shareholders in favor of approving the Merger Agreement, except that the receipt by the Company of an alternative acquisition proposal or a superior proposal does not constitute an intervening event.

Employee Benefits

From and after the effective time of the merger, Meiji Yasuda and its subsidiaries (including the surviving corporation and its subsidiaries) will honor all benefit plans and compensation arrangements and agreements of StanCorp and its subsidiaries in accordance with their terms as in effect immediately before the effective time of the merger. Until December 31, 2017, the surviving corporation and its subsidiaries will provide or cause to be provided to each employee of StanCorp and its subsidiaries who remains in the employment of the surviving corporation following the effective time of the merger, other than an employee who has entered into a Retention Agreement with StanCorp (each, a “Continuing Employee”) (i) at least the same level of base compensation and target cash incentive bonus opportunities as were made available to such Continuing Employee by StanCorp and its subsidiaries immediately prior to effective time of the merger and (ii) employee benefits (other than equity or equity-based benefits, including the Company’s Employee Share Purchase Plan, and other than cash incentive bonus opportunities) that are, in the aggregate, at least as favorable to those provided to such Continuing Employee as of immediately prior to the effective time of the merger by StanCorp and its subsidiaries pursuant to its benefit plans. Notwithstanding any other provision of the Merger Agreement to the contrary, Meiji Yasuda will cause the surviving corporation and its subsidiaries to provide to each Continuing Employee whose employment is involuntarily terminated by the surviving corporation or its subsidiary without cause during the two-year period following the effective time of the merger severance benefits at least equal to the severance benefits that would have been payable by StanCorp and its subsidiaries in the ordinary course of business consistent with past practices immediately prior to the effective date of the merger.

Other Covenants and Agreements

StanCorp and Meiji Yasuda have made certain other covenants to and agreements with each other regarding various other matters including:

•	Access to information: the Company will, and will cause its subsidiaries to, afford to Meiji Yasuda and its representatives reasonable access during normal business hours to their respective officers, employees, properties, contracts, commitments, books and records;

•	Shareholder litigation: the Company will promptly advise Meiji Yasuda of any proceedings brought by any of the Company’s shareholders against the Company or its directors or officers relating to the Merger Agreement or the transactions contemplated by the Merger Agreement, will keep Meiji Yasuda fully informed regarding any such litigation, will give Meiji Yasuda the opportunity to participate in (subject to a customary joint defense agreement), but not control, such litigation, and will not settle any such litigation without the prior written consent of Meiji Yasuda, such consent not to be unreasonably withheld, delayed or conditioned; and

•	Fees and expenses: whether or not the merger is consummated, all expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses, except that (a) all expenses incurred in connection with the printing, filing and mailing of this proxy statement (including applicable SEC filing fees) shall be borne by the Company and (b) all fees paid in respect of the HSR Act shall be borne by Meiji Yasuda and other regulatory filings shall be borne by the party with the primary obligation under applicable law to submit such regulatory filings.

Consents and Approvals

The Merger Agreement provides that Meiji Yasuda and StanCorp will use, and will cause their respective affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable law to consummate promptly the merger and the other transactions contemplated by the Merger Agreement, including:

•	determining all necessary or, in the reasonable judgment of Meiji Yasuda and StanCorp, advisable filings with any governmental authority necessary to consummate the merger and the other transactions contemplated by the Merger Agreement;

•	preparing and filing as promptly as practicable (within 45 days after the execution of the Merger Agreement) documentation necessary to effect such filings;

•	obtaining all approvals from any governmental authority or third party necessary, proper or advisable to consummate the merger and the other transactions contemplated by the Merger Agreement; and

•	defending any proceeding, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement.

More information on the required regulatory approvals and notices is available in the section titled “The Merger — Regulatory Approvals” beginning on page [●].

Meiji Yasuda and StanCorp have agreed, subject to certain limitations, to:

•	use reasonable best efforts to furnish to the other party information required for any filings;

•	give each other reasonable prior notice of any communication with, and any proposed understanding, undertaking or contract with, any governmental authority regarding any such filings; and

•	use reasonable best efforts to resolve any objections asserted by any governmental authority with respect to the transactions contemplated by the Merger Agreement under any applicable laws, including insurance laws or the HSR Act.

Notwithstanding any other terms of the Merger Agreement to the contrary, nothing in the Merger Agreement will be deemed to require Meiji Yasuda or StanCorp or any of their respective subsidiaries to agree to or take any action that would result in a burdensome condition.

For the purposes of the Merger Agreement, a “burdensome condition” means any arrangements, conditions or restrictions that (i) are not conditioned on the consummation of the transactions contemplated by the Merger Agreement in accordance with the terms thereof, (ii) with respect to certain insurance regulatory approvals, would reasonably be expected to have, individually or in the aggregate, a material adverse effect or (iii) as to JFSA approval, would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, operations or results of operations of Meiji Yasuda and its subsidiaries (not including StanCorp and its subsidiaries), taken as a whole.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to consummate the merger is subject to the satisfaction or waiver of the following conditions:

•	the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock at the shareholders meeting, or any adjournment or postponement thereof, in favor of the proposal to approve the Merger Agreement (the “shareholder approval”);

•	expiration or termination of any applicable waiting period under the HSR Act;

•	receipt of certain specified approvals of governmental authorities, including approval of the JFSA and certain U.S. state insurance regulators, and expiration or termination of all waiting periods required by applicable law with respect to such approvals, in each case without the imposition of a burdensome condition; and

•	absence of any law, temporary restraining order or permanent injunction or similar order, judgment, decision or decree by a court or other governmental entity of competent jurisdiction, which prohibits or makes illegal the consummation of the merger.

Conditions to StanCorp’s Obligations. The obligation of StanCorp to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the Meiji Yasuda Parties with respect to corporate authority and approval and brokers will be true and correct in all respects as of the signing date and as of the closing date as though made on and as of the closing date and each of the other representations and warranties of the Meiji Yasuda Parties, in each case made as if none of such representations and warranties contained any qualifications or limitations as to materiality or material adverse effect, will be true and correct as of the signing date and as of the closing date as though made on and as of the closing date (except to the extent in either case that such representations and warranties are made as of another specified date on or prior to the signing date), except where the failure of such representations and warranties to be true and correct as so made would not prevent or materially impair or materially delay the ability of either Meiji Yasuda Party to consummate the merger;

•	the Meiji Yasuda Parties will have performed in all material respects all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by them prior to the effective time of the merger; and

•	Meiji Yasuda will have delivered to the Company a certificate, dated as of the closing date and signed by an executive officer of Meiji Yasuda, certifying to the effect that the foregoing two conditions have been satisfied.

Conditions to Obligations of Meiji Yasuda and MYL Investments. The obligation of the Meiji Yasuda Parties to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:

•	(i) the representation and warranty of the Company with respect to the number of issued and outstanding shares of stock must be true and correct as of the signing date (except for de minimis breaches not involving more than 100,000 shares of Common Stock), (ii) the representations and warranties of the Company with respect to capital stock and corporate authority must be true and correct in all material respects both as of the signing date and as of the closing date, as though made on and as of the closing date, (iii) the representations and warranties of the Company with respect to the absence of certain changes and brokers must be true and correct both when made and as of the closing date, as though made on and as of the closing date, and (iv) each of the other representations and warranties of the Company, in each case made as if none of such representations and warranties contained any qualifications or limitations as to materiality or material adverse effect, will be true and correct as of the signing date and as of the closing date as though made on and as of the closing date (except to the extent in either case that such representations and warranties are made as of another specified date on or prior to the signing date), except where the failure of such representations and warranties to be true and correct as so made would not, individually or in the aggregate, have a material adverse effect on the Company;

•	the Company will have performed in all material respects all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it prior to the effective time of the merger; and

•	the Company will have delivered to Meiji Yasuda a certificate, dated as of the closing date and signed by an officer of the Company, certifying to the effect that the foregoing two conditions have been satisfied.

Termination of the Merger Agreement

StanCorp and Meiji Yasuda may terminate the Merger Agreement by mutual written consent at any time before the consummation of the merger. In addition, with certain exceptions, either Meiji Yasuda or StanCorp may terminate the Merger Agreement at any time before the consummation of the merger if:

•

the merger has not been completed by April 25, 2016, or as such date is extended in accordance with the Merger Agreement (the “end date”), and the party seeking to terminate the Merger Agreement has not breached in any material respect its obligations under the Merger Agreement in any manner that has contributed to the failure to consummate the merger on or before the end date (unless the merger has not been completed solely due to the failure to obtain the required governmental approvals, including pursuant to the HSR Act, under the Merger Agreement, in which case the end date may be extended at the option of either party by three months);

•	any court or other governmental entity of competent jurisdiction has issued or entered a final and non-appealable injunction or similar order, judgment, decision or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger and the party seeking to terminate the Merger Agreement has used reasonable best efforts to prevent, oppose and remove such injunction or similar order, judgment, decision or decree; or

•	at the meeting of the Company’s shareholders (including any adjournments or postponements thereof) at which shareholders voted, shareholder approval of the merger was not obtained.

StanCorp may also terminate the Merger Agreement if:

•	at a time when StanCorp is not in material breach of the Merger Agreement, either Meiji Yasuda Party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement and such breach or failure to perform is not cured within 30 days or is incapable of being cured prior to the end date and would result in a failure of any condition to the obligations of StanCorp to consummate the merger; or

•	prior to the date shareholder approval is obtained, the Board authorizes, when permitted to do so by the Merger Agreement, the Company to enter into an alternative acquisition agreement in connection with a superior proposal from another party and, concurrently with such termination, StanCorp pays Meiji Yasuda the applicable termination fee in accordance with the terms of the Merger Agreement.

Meiji Yasuda may also terminate the Merger Agreement if:

•	at a time when either Meiji Yasuda Party is not in material breach of the Merger Agreement, StanCorp has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement and such breach or failure to perform is not cured within 30 days or is incapable of being cured prior to the end date and would result in a failure of any condition to the obligations of Meiji Yasuda to consummate the merger;

•	prior to the date shareholder approval is obtained, the Board (i) fails to include a recommendation that shareholders vote in favor of approving the Merger Agreement in the proxy statement; (ii) changes, withholds, withdraws or adversely qualifies or modifies, or proposes publicly to change, withhold, withdraw or adversely qualify or modify, its recommendation that shareholders vote in favor of approving the Merger Agreement; or (iii) approves, endorses or recommends, or publicly proposes to approve, endorse or recommend, any alternative acquisition proposal (each such action, a “change in recommendation”), except that Meiji Yasuda may only terminate the Merger Agreement pursuant to the foregoing if it does so within ten business days following the date on which the change in recommendation occurred; or

•	prior to the date shareholder approval is obtained, following the receipt by StanCorp of an alternative acquisition proposal that has been publicly announced or has otherwise become publicly known, the Board has not publicly reaffirmed its recommendation that shareholders vote in favor of approving the Merger Agreement and fails to do so through a press release or similar means within five business days after the date Meiji Yasuda requests in writing that StanCorp do so, which request may be delivered by Meiji Yasuda only (i) once with respect to any alternative acquisition proposal (with the right to make an additional request with respect to each subsequent material amendment or modification thereto) and (ii) during the 30-day period immediately prior to the date on which the shareholders meeting is scheduled at the time of such request.

Termination Fees

StanCorp has agreed to pay Meiji Yasuda a termination fee of $180 million in cash in the event that:

•	(i) the Merger Agreement is terminated by Meiji Yasuda because the Board has effected a change in recommendation and Meiji Yasuda has done so within a period of ten business days immediately following the date of such change in recommendation or (ii) because the Board does not, following the Company’s receipt of an alternative acquisition proposal that has been publicly announced or has otherwise become publicly known, publicly reaffirm the recommendation within five business days after Meiji Yasuda requests that the Board reaffirm its recommendation;

•	the Merger Agreement is terminated by the Company or Meiji Yasuda because (i) the merger has not been consummated by the end date, without the shareholder vote having occurred, and all of the other conditions precedent (except for those that cannot be satisfied due to a failure to obtain the government approvals required under the Merger Agreement) to closing have been satisfied or (ii) the meeting of the Company’s shareholders has concluded and the shareholder approval has not been obtained and, in either case, the Company has received an alternative acquisition proposal that has been publicly announced or has otherwise become publicly known, and within 12 months of such termination, the Company either consummates a transaction contemplated by an alternative acquisition proposal or enters into a definitive agreement to consummate a transaction contemplated by any alternative acquisition proposal (and the Company thereafter consummates such alternative acquisition proposal, whether or not within such 12-month period) (with all references to 15% in the definition of alternative acquisition proposal changed to 50% for purposes of this paragraph); or

•	the Merger Agreement is terminated by the Company in order to enter into a definitive written agreement providing for a superior proposal.

Notwithstanding the foregoing, StanCorp will pay Meiji Yasuda a reduced termination fee of $90 million in cash in the event that:

•	the Merger Agreement is terminated by the Company prior to September 7, 2015 (as such date may be extended in accordance with the Merger Agreement) in connection with the entry by the Company into an alternative acquisition agreement with a competing bidder who submitted an alternative acquisition proposal prior to August 18, 2015; or

•	(i) the Merger Agreement is terminated by Meiji Yasuda because the Board has effected a change in recommendation and Meiji Yasuda has done so within a period of ten business days immediately following the date of such change in recommendation or (ii) because the Board does not, following the Company’s receipt of an alternative acquisition proposal that has been publicly announced or has otherwise become publicly known, publicly reaffirm the recommendation within five business days after Meiji Yasuda requests that the Board reaffirm its recommendation (and when the event giving rise to such termination is the submission of an alternative acquisition proposal by another party who first submitted an alternative acquisition proposal prior to August 18, 2015) (with all references to 15% in the definition of alternative acquisition proposal changed to 50% for purposes of this paragraph).

StanCorp has also agreed to pay Meiji Yasuda all of Meiji Yasuda’s and its affiliates’ reasonable, documented out-of-pocket expenses, not to exceed $20 million in the aggregate (the “expense reimbursement”), in the event that the Merger Agreement is terminated by the Company or Meiji Yasuda because (i) (A) the merger has not been consummated by the end date, without the shareholder vote having occurred, and all of the other conditions precedent to closing have been satisfied or (B) the meeting of the Company’s shareholders has concluded and the approval of the proposal to approve the Merger Agreement has not been obtained and (ii) an alternative acquisition proposal is publicly announced or otherwise becomes publicly known or any party has publicly announced or communicated an intention, whether or not conditional, to make an alternative acquisition proposal, at any time after the date of the Merger Agreement or prior to the time of the taking of such a vote (or prior to termination of the Merger Agreement if no such shareholders meeting has occurred). If after payment of the expense reimbursement a termination fee becomes payable pursuant to the terms of the Merger Agreement, then the amount of such termination fee payment will be reduced by the amount of any previously paid expense reimbursement.

Amendment of the Merger Agreement

The Merger Agreement may be amended, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the merger by the shareholders of StanCorp, but after such approval, no amendment will be made which by law or in accordance with the rules and regulations of the NYSE requires further approval by such shareholders without such further approval. Notwithstanding the preceding sentence, no amendment will be made to the Merger Agreement after the effective time of the merger. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Governing Law and Jurisdiction

The Merger Agreement is to be interpreted, construed and governed by and in accordance with Delaware law, without regard to its rules of conflicts of law, except that any disputes with respect to, arising out of, relating to, or in connection with fiduciary duties of the members of the Board or any other provisions herein that are required by the “internal affairs doctrine” to be governed by the laws of the State of Oregon shall be governed by such laws of the State of Oregon to the extent required. Each party to the Merger Agreement has irrevocably agreed to submit to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware with respect to the Merger Agreement and the rights and obligations arising thereunder, or for recognition and enforcement of any judgment in respect of the Merger Agreement and the rights and obligations arising thereunder brought by the other party or its successors or assigns and have agreed not to commence any litigation relating to such matters except in such Delaware state or federal courts.

Specific Performance

The parties to the Merger Agreement are entitled (in addition to any other remedy that they may be entitled in law, equity or otherwise) to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.

APPRAISAL OR DISSENTERS RIGHTS

No appraisal or dissenters rights are available to holders of Common Stock in connection with the merger. Under Section 60.554(3) of the Oregon Business Corporation Act, StanCorp shareholders would not have appraisal or dissenters rights in connection with the merger since the shares of Common Stock are listed on the NYSE on the record date of the special meeting. StanCorp expects the Common Stock will continue to be listed on the NYSE through the record date of the special meeting and until completion of the merger.

CURRENT MARKET PRICE OF COMMON STOCK

The Common Stock is traded on the NYSE under the symbol “SFG.” On [●] [●], 2015, there were [●] registered shareholders of Common Stock. Below is a summary of the NYSE high and low sales prices of shares of Common Stock on the NYSE, as reported in published financial sources as well as the cash dividend paid per share for the periods specified below. The closing price of the Common Stock on the NYSE on July 23, 2015, the last full trading day before the release of media reports regarding Meiji Yasuda’s offer to acquire StanCorp for $115.00 per share, was $76.69 per share. On [●] [●], 2015, the closing price for the Common Stock on the NYSE was $[●] per share. You are encouraged to obtain current market quotations for Common Stock in connection with voting your shares.

As permitted by the Merger Agreement, the Company expects to pay an annual cash dividend in November 2015 in an amount equal to $1.40 per share.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is consummated prior to our 2016 annual meeting of shareholders, we will not have public shareholders, and there will be no public participation in any future meetings of shareholders. However, if the merger is not consummated prior to our 2016 annual meeting of shareholders, we will hold such meeting and will provide notice of or otherwise publicly disclose the date on which such meeting will be held. If we have public shareholders at the time of our 2016 meeting, shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2016 annual meeting of the shareholders in accordance with Rule 14a-8 under the Exchange Act and our Bylaws, as described below, and the following deadlines apply to the submission of shareholder proposals to be considered at our 2016 annual meeting of shareholders.

Any shareholder who meets the requirements of the proxy rules under the Exchange Act may submit to the Board proposals to be considered for submission to the shareholders at, and included in the proxy materials for, our 2016 annual meeting of shareholders. In order to be considered for inclusion in the proxy materials to be disseminated by the Board, your proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be addressed to Corporate Secretary, P12B, StanCorp Financial Group, Inc., PO Box 711, Portland, OR 97207 no later than November 24, 2015.

Under StanCorp’s Bylaws, to be properly brought before the meeting, business must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) otherwise properly brought before a meeting by or at the direction of the Board, or (c) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received at Attention: Corporate Secretary, P12B, StanCorp Financial Group, Inc., PO Box 711, Portland, OR 97207, not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event that less than 65 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. A shareholder’s notice to the Secretary must set forth (a) one or more matters appropriate for shareholder action that the shareholder proposes to bring before the meeting, (b) a brief description of the matters desired to be brought before the meeting and the reasons for conducting such business at the meeting, (c) the name and record address of the shareholder, (d) the class and number of shares of the Company which shareholder owns or is entitled to vote, and (e) any material interest of the shareholder in such matters. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the Bylaws, and if the presiding officer should so determine, the presiding officer shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

HOUSEHOLDING ISSUES

The SEC has adopted rules that permit companies and intermediaries (such as a broker, bank or other nominee) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our proxy materials, including this proxy statement and other proxy materials, unless the affected shareholder has provided contrary instructions to StanCorp or its broker, bank or other nominee, as applicable. This procedure provides extra convenience for shareholders and cost savings for companies.

Some banks, brokers and other nominees may be participating in the practice of “householding” proxy statements, including this proxy statement. This means that only one set of proxy materials may have been sent to multiple shareholders in your household. The bank, broker or other nominee will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. StanCorp also will promptly deliver a separate copy of proxy materials to you if you contact our proxy solicitor, Georgeson, toll-free at (866) 628-6024 or via email at stancorpfinancialgroup@georgeson.com. If you would like to receive separate copies of the proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee.

DELISTING OF COMMON STOCK

If the merger is completed, we expect that the Common Stock will be delisted from the NYSE and we will no longer file periodic reports with the SEC on account of the Common Stock.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership, as of December 31, 2014, of Common Stock by each Director, the Chief Executive Officer and certain Executive Officers, and by Executive Officers and Directors as a group.

	Common Stock Beneficially Owned
Name	Indirect and Direct	Exercisable Options(1)	% of Class
Virginia L. Anderson	8,244	25,901	*
Frederick W. Buckman	22,925	20,881	*
Ranjana B. Clark	—	—	*
Timothy A. Holt	417	—	*
Debora D. Horvath	3,463	—	*
Duane C. McDougall	10,064	7,401	*
Kevin M. Murai	800	—	*
Eric E. Parsons	116,557	9,875	*
Mary F. Sammons	9,405	10,901	*
E. Kay Stepp	10,332	14,401	*
J. Greg Ness	68,886	388,084	1.1%
Floyd F. Chadee	15,858	117,761	*
Scott A. Hibbs	24,316	75,353	*
Daniel J. McMillan	6,861	5,898	*
Executive Officers and Directors as a Group (17 individuals)	313,575	791,140	2.6%

*	Represents holdings of less than one percent.
(1)	Beneficial ownership includes stock options that vested on or before March 1, 2015.

The following table sets forth those persons known to us to be beneficial owners of more than five percent of Common Stock as of December 31, 2014. In furnishing this information, the Company relied on information filed by the beneficial owners with the SEC.

	Common Stock Beneficially Owned
Name	Direct	Exercisable Options	% of Class
The Vanguard Group, Inc.
100 Vanguard Blvd, Malvern, PA 19355	2,837,127	N/A	6.7%
BlackRock, Inc.
55 East 52nd Street, New York, NY 10022	2,528,311	N/A	6.0
FMR LLC
245 Summer Street, Boston, MA 02210	2,417,398	N/A	5.7
Franklin Resources, Inc.
One Franklin Parkway, San Mateo, CA 94403	2,399,800	N/A	5.7
Invesco Ltd.
1555 Peachtree Street NE, Atlanta, GA 30309	2,306,532	N/A	5.5
Dimensional Fund Advisors LP
Building One, 6300 Bee Cave Road, Austin, TX 78746	2,302,456	N/A	5.5

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Directors and Executive Officers to file reports of holdings and transactions in Common Stock with the Securities and Exchange Commission. Based on the Company’s records and other information, the Company believes that all applicable Section 16(a) filing requirements were met in 2014.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to our Investor Relations website at www.stancorpfinancial.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (in each case, other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with SEC rules and regulations):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (filed on February 26, 2015);

•	Quarterly Report filed on Form 10-Q for the fiscal quarter ended June 30, 2015 (filed on August 5, 2015);

•	Current Reports filed on Form 8-K filed with the SEC on January 29, 2015, April 23, 2015, May 13, 2015, May 29, 2015 and July 24, 2015; and

•	Definitive Proxy Statement for our 2015 Annual Meeting of Shareholders, filed with the SEC on March 23, 2015.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Investor Relations, StanCorp Financial Group, Inc., PO Box 711, Portland, Oregon 97207, telephone (800) 378-8360, fax (971) 321-5037, on our Investor Relations website at www.stancorpfinancial.com or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [●] [●], 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

MEIJI YASUDA LIFE INSURANCE COMPANY,

MYL INVESTMENTS (DELAWARE) INC.

and

STANCORP FINANCIAL GROUP, INC.

Dated as of July 23, 2015

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 23, 2015 (the “Agreement”), by and among MEIJI YASUDA LIFE INSURANCE COMPANY, a mutual insurance company (seimei hoken sōgo-kaisha) organized under the Laws of Japan (“Parent”), MYL INVESTMENTS (DELAWARE) INC., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and STANCORP FINANCIAL GROUP, INC., an Oregon corporation (the “Company”). Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings set forth in Section 8.15.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Oregon Business Corporation Act, as amended (the “OBCA”), and the Delaware General Corporation Law, as amended (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that the transactions contemplated by this Agreement, including the Merger, are in the best interests of the Company’s shareholders, (b) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and (c) resolved to recommend that the Company’s shareholders approve this Agreement;

WHEREAS, the boards of directors of Parent and Merger Sub have, on the terms and subject to the conditions set forth herein, approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company, Parent and Merger Sub agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the OBCA and the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under Oregon Law as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Baker & McKenzie LLP, 452 Fifth Avenue, New York, New York 10018 at 11:00 a.m. Eastern Time, on the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other place, time and date as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall cause (a) articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Oregon in accordance with the OBCA and (b) a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective at such time as the Articles of Merger and Certificate of Merger have been duly filed with the Secretaries of State of the State of Oregon and the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Articles of Merger in accordance with the OBCA and the Certificate of Merger in accordance with the DGCL, as applicable (the effective time of the Merger referred to herein as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the OBCA and the DGCL.

Section 1.5 Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (a) the articles of incorporation of the Surviving Corporation shall be amended in their entirety to be in the form attached hereto as Exhibit A, until thereafter amended, subject to Section 5.10, as provided therein or by applicable Law and (b) the bylaws of the Surviving Corporation shall be amended, subject to Section 5.10, in their entirety to be in the form attached hereto as Exhibit B, until thereafter amended as provided therein or by applicable Law.

Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Each Share, other than Excluded Shares, shall be converted automatically into the right to receive $115.00 in cash, without interest (the “Per Share Merger Consideration” and in the aggregate for all Shares, other than Excluded Shares, the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically canceled upon the conversion thereof and shall cease to exist, and the holders of certificates that immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration (less any applicable withholding Taxes), without interest.

(b) Each Share that is owned directly immediately prior to the Effective Time by (i) any direct or indirect wholly owned Subsidiary of the Company, (ii) Parent or (iii) Merger Sub (collectively, the “Excluded Shares”) shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

In accordance with Section 554(3) of the OBCA, no holder of Shares shall be entitled to exercise dissenter, appraisal or similar rights in connection with the Merger or the other transactions contemplated by this Agreement.

Section 2.2 Exchange of Certificates.

(a) Prior to or at the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent (and reasonably satisfactory to the Company) to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Excluded Shares), payable upon due surrender of the certificates that, immediately prior to the Effective Time, represented Shares (“Certificates”) (or affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II (such cash being hereinafter referred to as the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.1, Parent shall, or shall cause Merger Sub or the Surviving Corporation to, promptly deposit additional funds with the Paying Agent in an amount sufficient to make such payments. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Exchange Fund shall be invested by the Paying Agent as reasonably directed by Parent; provided that (i) any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available) or in similar investments reasonably satisfactory to the Company, and (ii) no such investment or loss thereon shall affect the amounts payable to holders of Shares pursuant to this Article II.

(b)

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Closing Date, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1 (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree, and (B) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive from the Exchange Fund in exchange therefor an amount in cash equal to the product of (A) the number of Shares represented by such holder’s properly surrendered Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares and (B) the Merger Consideration (less any applicable withholding Taxes). No interest shall be paid or accrued on any amount payable upon due surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. The Merger Consideration, paid in full with respect to any Share in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share.

(iii) The Paying Agent, the Company and its Subsidiaries, Parent and Merger Sub, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, or any provision of state, local or foreign Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (A) shall be remitted by the applicable entity to the appropriate Taxing Authority and (B) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c) At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, the holder of Certificates shall be given a copy of the letter of transmittal referred to in Section 2.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article II.

(d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares.

(e) Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such Person of a bond in a reasonable amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration, without any interest thereon.

Section 2.3 Treatment of Equity Compensation Awards.

(a) Except as otherwise agreed to in writing prior to the Effective Time by Parent and a holder of any Company Options with respect to any of such holder’s Company Options, each Company Option, whether vested or unvested, that has an exercise price per Share that is less than the Per Share Merger Consideration and that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess of the Per Share Merger Consideration over the exercise price per Share of such Company Option and (ii) the total number of Shares subject to such Company Option (such amount, the “Option Consideration”). At the Effective Time, each Company Option that has an exercise price per Share that is greater than or equal to the Per Share Merger Consideration, whether or not exercisable or vested, shall be canceled and the holder of such Company Option shall not be entitled to receive any payment in exchange for such cancellation. From and after the Effective Time, there shall be no outstanding Company Options.

(b) Each Company RSU Award outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the Per Share Merger Consideration and (ii) the total number of Shares subject to such Company RSU Award (such amount, the “RSU Consideration”).

(c) Except as otherwise provided in the Company Disclosure Letter, at or immediately prior to the Effective Time, the number of Shares earned for each Company Performance Share Award granted under any Company Benefit Plan as to which the performance period has not lapsed, but which is still outstanding, shall be calculated by multiplying the Target Share Amount (for purpose of this Section 2.3(c), capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the applicable award agreement) by a fraction, the numerator of which is the number of days in the period starting on the first day of the Performance Period and ending on the date of the Change in Control and the denominator of which is the number of days in the Performance Period; provided, that if the holder of such award had a Termination of Employment due to Total Disability, Death or Retirement prior to the date of the Change in Control, the number of Shares earned shall be equal to the Target Share Amount. At or immediately prior to the Effective Time, each Share so earned shall, as of the Effective Time, be converted into the right to receive an amount in cash, without interest, equal to the Per Share Merger Consideration (such amount, the “Non-Lapsed Performance Share Consideration”).

(d) Any Company Performance Share Award granted under any Company Benefit Plan as to which the performance period has lapsed prior to, but which has not been canceled or settled at or before, the Effective Time shall be canceled at the Effective Time and converted into the right to receive a payment in cash, without interest, equal to the product of (i) the number of Shares that would otherwise be issuable under the terms and conditions of such award based on the actual performance achieved during the applicable performance period, and (ii) the Per Share Merger Consideration (such amount, collectively with the Non-Lapsed Performance Share Consideration, the “Performance Share Consideration”).

(e) Prior to the Effective Time, the Company shall provide optionees with notice of their opportunity to exercise their Company Options if such notice is required by the applicable plan or award agreement, adopt such resolutions and take all other such actions as may reasonably be necessary in its discretion to effectuate the treatment of the Company Options, the Company RSU Awards and the Company Performance Share Awards contemplated by this Section 2.3.

(f) Any amounts contributed by participating employees through payroll deduction in respect of the then current Offering Period under the Employee Share Purchase Plan (the “ESPP”) (for purpose of this Section 2.3(f), capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the ESPP) shall be deemed applied to the purchase of Shares on the same terms and conditions as though the Purchase Date for such Offering Period occurred immediately prior to the Effective Time, with any cash balance remaining in a participant’s account after such deemed Purchase Date because it was less than the amount required to purchase a full Share returned to the employee. Each participating employee shall receive a cash payment, without interest, equal to the Per Share Merger Consideration for each such Share deemed purchased pursuant to the immediately preceding sentence (such amount, the “ESPP Consideration”). As of the Effective Time, the Company shall cause the ESPP to terminate.

(g) Each Director Annual Stock Grant outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the Per Share Merger Consideration and (ii) the total number of Shares subject to such Director Annual Stock Grant (such amount, the “Director Annual Stock Grant Consideration”).

(h) Unless an earlier payment date is required by any provision of Law (including to comply with the applicable provisions of Section 409A of the Code), or unless the amounts are subject to a deferral election (and in which case payment shall be made in accordance with such deferral election), Parent shall cause the Surviving Corporation to pay the Option Consideration, the RSU Consideration, the Performance Share Consideration, the ESPP Consideration and the Director Annual Stock Grant Consideration through the normal payment processes of the Surviving Corporation within five (5) Business Days following the Effective Time and, in each case, subject to, and net of, any and all amounts required to be withheld therefrom pursuant to Law.

(i) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Stock Plan) shall adopt such resolutions or take action by written consent in lieu of a meeting to terminate each Stock Plan and any relevant award agreements applicable to each Stock Plan, and to cancel any Equity Rights that are outstanding and unexercised, whether or not vested or exercisable, at the Effective Time, subject to the right of the holders of such Equity Rights as provided in this Section 2.3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as set forth in this Article III; provided that such representations and warranties by the Company are qualified in their entirety by reference to the disclosure (a) in the Company SEC Documents filed or furnished and publicly available on the internet website of the SEC at least three (3) Business Days prior to the date of this Agreement (excluding any portions of such Company SEC Documents that have been redacted and excluding any disclosure set forth in any sections titled “Risk Factors” or “forward-looking statements” or in any other section to the extent the disclosure is a forward-looking statement or cautionary or predictive in nature), except that no information set forth in the Company SEC Documents shall qualify or apply to the representations and warranties set forth in Section 3.2, Section 3.3, Section 3.4(a) or Section 3.31 or (b) set forth in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”). Each disclosure set forth in the Company Disclosure Letter shall qualify or modify each of the representations and warranties set forth in this Article III to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made.

Section 3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly incorporated and validly existing under the Laws of the State of Oregon. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (where such concepts are recognized under applicable Law) as a foreign corporation or other relevant legal entity in each United States jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so qualified or in good standing would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(b) Each of the Subsidiaries of the Company is a legal entity duly organized, validly existing and in good standing (where such concepts are recognized under applicable Law) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (where such concepts are recognized under applicable Law) as a foreign corporation or other relevant legal entity in each United States jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any failure to be so organized, existing, in good standing or qualified, or to have such power or authority, would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(c) The Company or one or more of its Subsidiaries is the record holder and beneficial owner of all of the outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any Liens and free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of such shares of capital stock, other than generally applicable limitations or restrictions on transfer arising under applicable Laws. All of the capital stock so owned by the Company or any Subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable, and no such shares have been issued in violation of any preemptive or similar rights by which the Company or any Subsidiary of the Company is bound. Except for the capital stock of the Subsidiaries of the Company and investment assets acquired in the ordinary course of business consistent with the investment policies and guidelines applicable to the Company at the time of acquisition, the Company does not own, directly or indirectly, any securities or other ownership interests in any Person.

Section 3.2 Capital Stock.

(a) The authorized share capital of the Company consists of 300,000,000 Shares and 100,000,000 shares of preferred stock (the “Preferred Stock”). As of July 20, 2015, there were (i) 42,294,087 Shares issued and outstanding, (ii) no shares of Preferred Stock issued and outstanding, (iii) 1,488,197 Shares subject to outstanding Company Options, (iv) 142,530 Shares underlying Company RSU Awards, (v) 142,470 Shares underlying Company Performance Share Awards, (vi) 13,540 Shares underlying Director Annual Stock Grants and (vii) 3,987,098 Shares available for issuance under the Company Benefit Plans. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(b) Except as set forth in subsection (a) above or in Section 3.2(b) of the Company Disclosure Letter, as of the date of this Agreement, the Company has no shares of its capital stock issued or outstanding and there are no outstanding subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company or any of the Subsidiaries of the Company is a party or by which any of them is bound obligating the Company or any of the Subsidiaries of the Company to (i) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments, (iii) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests, or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or, except for awards to acquire Shares made pursuant to the Company Benefit Plans, other obligations, the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the shareholders of the Company on any matter.

(d) There are no voting agreements, voting trusts, shareholders agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of the capital stock or other equity interest of the Company, or restricting the transfer of, or providing for registration rights with respect to, such capital stock or other equity interest.

Section 3.3 Corporate Authority and Approval.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and, subject to receipt of the Shareholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by the Company Board and (assuming the representations and warranties of Parent and Merger Sub set forth in Section 4.9 are true and correct) no other corporate action on the part of the

Company, pursuant to the OBCA or otherwise, is necessary to authorize this Agreement or to consummate the transactions contemplated herein, subject, in the case of the Merger, to the Shareholder Approval and the filing of the Articles of Merger and the Certificate of Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in an Action in equity or at law).

(b) The Company Board, at a meeting duly called and held, has duly approved and adopted resolutions (i) determining that it is in the best interests of the Company and its shareholders, and declaring it advisable, to enter into this Agreement, (ii) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and (iii) resolving, subject to Section 5.3, to recommend that the shareholders of the Company approve this Agreement (the “Recommendation”) and (iv) directing that this Agreement be submitted to a vote of the shareholders of the Company at the Company Meeting. As of the date of this Agreement, such resolutions have not been amended or withdrawn.

(c) Assuming the representations and warranties of Parent and Merger Sub set forth in Section 4.9 are true and correct, the affirmative vote (in person or by proxy) at the Company Meeting, or any adjournment or postponement thereof, of the holders of a majority of the outstanding Shares in favor of the approval of this Agreement (the “Shareholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to approve this Agreement, the Merger and the transactions contemplated herein.

(d) Assuming the representations and warranties of Parent and Merger Sub set forth in Section 4.9 are true and correct, the Company Board and the Company have taken all action necessary to (i) elect that no state “fair price,” “control share acquisition,” “business combination,” “interested stockholder,” or similar anti-takeover statute or regulation (including the provisions of Section 60.801 et seq. of the OBCA) be applicable to the Merger or any of the other transactions contemplated by this Agreement and (ii) cause the provisions of the Company’s articles of incorporation and bylaws concerning “business combinations,” “fair price,” “voting requirements” or other related provisions, including Article VII of the Company’s articles of incorporation, not to be applicable to the Merger or any of the other transactions contemplated by this Agreement.

(e) The Amended and Restated Rights Agreement dated as of April 20, 2009 between the Company and Mellon Investor Services LLC, as rights agent, has lapsed without being reinstated and has no further effect, including with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated herein do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Articles of Merger and the Certificate of Merger, (ii) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any foreign antitrust or similar filings that the Company and Parent determine are required to be filed (and any actions or nonactions, waivers, consents, clearances or approvals by a Governmental Entity, or expirations or terminations of waiting periods, required in connection with the foregoing), (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy Statement, (iv) compliance with the applicable requirements of the Securities Act, (v) compliance with any applicable foreign or state securities or blue sky Laws, (vi) compliance with the rules and regulations of NYSE, (vii) as may be required as a result of the identity of, or facts or circumstances related to, Parent of any of its Affiliates (other than the Company and its Subsidiaries) and (viii) the other consents, approvals, authorizations, permits, actions, filings and notifications set forth in Section 3.4(a) of the Company Disclosure Letter (collectively, clauses (i) through (viii), the “Company Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(b) Assuming receipt of the Company Approvals and the receipt of the Shareholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated herein do not and will not (i) conflict with, or breach any provision of, the organizational or governing documents of the Company or any of its Subsidiaries, (ii) violate any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of Indebtedness or credit agreement, note, bond, debenture, mortgage, indenture, lease, agreement or other Contract binding upon the Company or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, Loss or Lien that would not, individually or in the aggregate, constitute a Company Material Adverse Effect or that may be required as a result of the identity of, or facts or circumstances related to, Parent of any of its Affiliates (other than the Company and its Subsidiaries).

Section 3.5 Reports and Financial Statements.

(a) The Company has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date of this Agreement by it with the SEC on a timely basis since January 1, 2013 (together with any documents so filed or furnished during such period on a voluntary basis, in each case as may have been amended, and together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). Each of the Company SEC Documents, including all Company SEC Documents filed or furnished after the date of this Agreement, complied at the time they were filed or furnished in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations promulgated under any such Law, as the case may be. As of the date filed or furnished with the SEC, none of the Company SEC Documents, including all Company SEC Documents filed or furnished after the date of this Agreement, contained any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company is required to make any filings with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents, and including all Company SEC Documents filed after the date of this Agreement, have been derived from the accounting books and records of the Company and its consolidated Subsidiaries, complied at the time they were filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods referred to therein (except as may be indicated therein or in the notes thereto).

(c) The books and records of the Company and its consolidated Subsidiaries have been maintained in all material respects in accordance with applicable accounting requirements and applicable Law.

(d) As of the date of this Agreement, the Company has provided Parent with accurate and complete unredacted copies of all documents filed since January 1, 2013 as exhibits to the Company SEC Documents subject to a request to the staff of the SEC for confidential treatment. The Company has not submitted any request for confidential treatment of documents filed as exhibits to the Company SEC Documents that as of the date of this Agreement is currently pending or that has otherwise not been acted upon by staff of the SEC. The Company has timely responded to all comment letters of the staff of the SEC received by the Company since January 1, 2013 relating to the Company SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. As of the date of this Agreement, none of the Company SEC Documents is, to the Knowledge of the Company, the subject of ongoing SEC review.

Section 3.6 Internal Controls and Procedures.

(a) The Company has designed and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and as necessary to permit preparation of financial statements in conformity with GAAP. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(b) The principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) have made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in each such certification were, as of the date of such certification, accurate and complete in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(c) Since January 1, 2013, neither the audit committee of the Company Board nor, to the Knowledge of the Company, the Company’s outside auditor has received any oral or written notification of (i) any “significant deficiencies” or “material weaknesses” in the design or operation of internal control over financial reporting which could reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Appendix A of Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement. The Company’s current outside auditors have confirmed to the Company in writing that they are independent registered certified public accountants as required by the Exchange Act and the rules of the Public Company Accounting Oversight Board.

(d) Since January 1, 2013, (i) neither the Company nor any of its Subsidiaries has received any material complaint, allegation, assertion or claim regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or any concerns from employees of the Company or any of its Subsidiaries regarding questionable accounting or auditing matters with respect to the Company or any of its Subsidiaries relating to periods after January 1, 2013, in each case which complaint, allegation, assertion, claim or concern is reasonably believed by the Company to be material to the Company and its Subsidiaries, taken as a whole, in light of the facts known to the Company forming the basis of such complaint, allegation, assertion, claim or concern and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its directors, officers, employees or agents to the Company Board or any committee thereof or to the general counsel or chief executive officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act, in each case which report of the purported violation of securities Laws, breach of fiduciary duty or similar violation is reasonably believed by the Company to be material to the Company and its Subsidiaries, taken as a whole, in light of the facts known to the Company forming the basis of such report.

(e) The audit committee of the Company Board has established “whistleblower” procedures that meet the requirements of Exchange Act Rule 10A-3 in all material respects, and the Company has made available to Parent accurate and complete copies of such procedures. Since January 1, 2013, and except for matters that would not, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received any “complaints” (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters, (ii) to the Knowledge of the Company, no Person has submitted or threatened to submit information to the staff of the SEC pursuant to Section 21F of the Exchange Act or the rules of the SEC thereunder or to any other Governmental Entity under any similar “whistleblower” Law concerning the Company or any of its Subsidiaries and (iii) to the Knowledge of the Company, no complaint seeking relief under Section 806 of the Sarbanes-Oxley Act has been filed with the United States Secretary of Labor with respect to the Company or any of its Subsidiaries.

Section 3.7 No Undisclosed Liabilities. Except for liabilities and obligations (a) reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2015 (or disclosed in the notes thereto) or reflected or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2014 (or disclosed in the notes thereto), (b) incurred pursuant to this Agreement or in connection with the transactions contemplated hereby or (c) that have been discharged or paid in full, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, known or unknown, contingent or otherwise, whether or not required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than liabilities and obligations that would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 3.8 Absence of Certain Changes or Events. Since December 31, 2014, (a) the Company has conducted its business in all material respects in the ordinary course of business consistent with past practice, except in connection with this Agreement and the transactions contemplated herein, and (b) there has not occurred any Company Material Adverse Effect.

Section 3.9 Compliance with Law; Permits.

(a) The Company and its Subsidiaries are, and since January 1, 2013 have been, in compliance with all applicable Laws, except where such non-compliance would not, individually or in the aggregate, constitute a Company Material Adverse Effect. Since January 1, 2013, neither the Company nor its Subsidiaries have received any written notice from any Governmental Entity regarding any actual or alleged noncompliance with any Law by the Company, its Subsidiaries or any of the Separate Accounts, except where such non-compliance would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Entity (the “Company Permits”) necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted, except where the failure to have any of the Company Permits would not, individually or in the aggregate, constitute a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of their respective Company Permits, except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect. All Company Permits are in full force and effect, no default (with or without notice, lapse of time, or both) has occurred under any such Company Permit, and none of the Company or its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit, in each case, except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 3.10 Environmental Matters.

(a) Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Company Permits required under applicable Environmental Laws for their respective business and operations, (ii) since January 1, 2013, neither the Company nor any of its Subsidiaries has received any written notices, demand letters, requests for information, summons or order from any federal, state, local or foreign Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law, (iii) no complaint has been filed, and no penalty or fine has been assessed against the Company or its Subsidiaries in writing by any Governmental Entity under any applicable Environmental Law that remains unresolved, (iv) no remedial or corrective action by the Company or its Subsidiaries is being required or requested to be taken (or, to the Knowledge of the Company, is being threatened) in writing by any Governmental Entity or any other Person, (v) no Action is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries arising under any Environmental Law, (vi) neither the Company nor its Subsidiaries are currently operating any landfill, surface impoundment, disposal area or underground storage tank at any properties or assets currently owned, leased, operated or used by the Company or its Subsidiaries and (vii) there has been no release of any Hazardous Substance that are in violation of any applicable Environmental Law at, on, above, under or from any properties currently or, to the Knowledge of the Company, formerly owned, leased, operated or used by the Company or any of its Subsidiaries that, in each case, has resulted in or would reasonably be expected to result in any cost, liability or obligation of the Company or any of its Subsidiaries under applicable Environmental Law for any cleanup or other remedial action.

(b) The generality of any other representations and warranties in this Agreement notwithstanding, this Section 3.10 shall be deemed to contain the only representations and warranties in this Agreement with respect to Environmental Law, Hazardous Substances and any other environmental matter.

Section 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter lists all material Company Benefit Plans. “Company Benefit Plans” means all employee or director compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, equity or equity related, deferred compensation, vacation, stock purchase, stock option, stock incentive, severance, employment, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”)), and any Tax gross-up or Tax indemnity agreement, whether written or oral, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries.

(b) With respect to each material Company Benefit Plan, the Company has made available to Parent true and complete copies of each of the following documents (i) such Company Benefit Plan (including all material amendments thereto), (ii) the annual report and actuarial report, if required under ERISA or the Code, for the most recent plan year ending prior to the date of this Agreement, (iii) the most recent summary plan description, together with each summary of material modifications, if required under ERISA, (iv) if the Company Benefit Plan is funded through a trust or any third-party funding vehicle, the trust or other funding Contract (including all amendments thereto) and the latest financial statements with respect to the reporting period ended most recently preceding the date of this Agreement, (v) the most recent determination letter or opinion letter received from the IRS with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and (vi) all material notices with respect to any Company Benefit Plan that were given by any Governmental Entity to the Company, any of its Subsidiaries or any ERISA Affiliate of the foregoing or any Company Benefit Plan in the last three (3) plan years ending prior to the date of this Agreement or in the period ending on the date of this Agreement

(c) Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect (i) each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS, on which it can currently rely, or is entitled to rely upon a favorable opinion issued by the IRS and, to the Knowledge of the Company, no event has occurred that could reasonably be expected to result in disqualification of such Company Benefit Plan, (iii) no liability under Title IV of ERISA has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate of the Company or any of its Subsidiaries that has not been satisfied in full when due, and no condition exists that could be reasonably expected to present a material risk to the Company, any Subsidiary of the Company or any ERISA Affiliate of the Company or any of its Subsidiaries of incurring a liability under Title IV of ERISA, (iv) no Company Benefit Plan provides medical or other welfare benefits with respect to current or former employees, directors or consultants of the Company or its Subsidiaries, or any spouse or dependent of any such person, beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (v) all contributions or other amounts payable by the Company or its Subsidiaries as of the date of this Agreement with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (vi) there are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of or against any of the Company Benefit Plans and (vii) there are no audits, inquiries or Actions pending or, to the Knowledge of the Company, threatened, by the IRS, the Department of Labor, or other Governmental Entity with respect to any Company Benefit Plan.

(d) Neither the Company nor any Subsidiary or ERISA Affiliate of the Company maintains or contributes to any Multiemployer Plan and neither the Company nor any Subsidiary or ERISA Affiliate of the Company has incurred or has any reason to believe it has incurred or will incur any withdrawal liability under Title IV of ERISA.

(e) The consummation of the transactions contemplated by this Agreement will not result in any material prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available or accelerate the funding of any nonqualified deferred compensation plan or arrangement.

(f) Except for matters that would not, individually or in the aggregate, constitute a Company Material Adverse Effect, each Company Benefit Plan and each employment, management, severance, consulting, relocation, repatriation, expatriation or similar agreement between the Company or any of its Subsidiaries and any current or former employee, consultant or independent contractor that provides deferred compensation subject to Section 409A of the Code is in compliance with applicable guidance under Section 409A of the Code in form and operation.

(g) Except for circumstances that would not, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company or its Subsidiaries, as applicable, have the right to modify and terminate benefits (other than vested benefits) with respect to both retired and active employees under each Company Benefit Plan (other than vested benefits under any defined benefit or defined contribution retirement plans).

(h) Except as provided in Section 2.3 or as required by applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, consultant, officer or director of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of benefits or compensation due to any such employee, consultant, officer or director.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event, result in any payment or benefit that will be made by the Company or its Subsidiaries that would not be deductible pursuant to Section 280G of the Code.

(j) The generality of any other representations and warranties in this Agreement notwithstanding, this Section 3.11 shall be deemed to contain the only representations and warranties in this Agreement with respect to Company employee benefit plan matters.

Section 3.12 Investigations; Litigation. As of the date of this Agreement, (a) there is no investigation or review pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Subsidiaries of the Company or any of their respective directors, officers, properties or assets, that would, individually or in the aggregate, constitute a Company Material Adverse Effect and (b) there are no Actions pending (or, to the Knowledge of the Company, threatened) against the Company, any of the Subsidiaries of the Company or any of their respective directors, officers, properties or assets, at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case, that would, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 3.13 Proxy Statement. The proxy statement (including the letter to shareholders, notice of meeting and form of proxy and any annexes, schedules or exhibits required to be filed with the SEC in connection therewith, as each may be amended or supplemented, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the Shareholder Approval will not, at the time the Proxy Statement is filed with the SEC, or at the time the Proxy Statement is first mailed to the shareholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Company will cause the Proxy Statement to comply in all material respects with the requirements of the Exchange Act applicable thereto. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by or on behalf of Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference therein.

Section 3.14 Taxes.

(a) The Company and each of its Subsidiaries have (i) duly and timely filed (or there have been duly and timely filed on its behalf), taking into account extensions, with the appropriate Taxing Authorities all material Tax Returns, which Tax Returns were accurate and complete in all material respects, (ii) duly and timely paid in full (or the Company has paid on its Subsidiaries’ behalf) all Taxes shown as due on such Tax Returns, (iii) duly and timely paid in full or withheld, or established adequate reserves in accordance with GAAP on the most recent financial statements contained in the Company SEC Documents through the date thereof for, all material Taxes that are due and payable by it, whether or not such Taxes were asserted by the relevant Taxing Authority, (iv) established adequate reserves in accordance with GAAP for the payment of all material Taxes not yet due and payable by the Company and each of its Subsidiaries on the most recent financial statements contained in the Company SEC Documents through the date thereof and (v) complied in all material respects with all Laws applicable to the withholding and payment over of Taxes and has timely withheld and paid over to (or set aside in accounts for such purpose), or, where amounts have not been so withheld, established adequate reserves in accordance with GAAP on the most recent financial statements contained in the Company SEC Documents through the date thereof for the payment to, the respective proper Taxing Authorities all material amounts required to be so withheld and paid over.

(b) There is no audit, litigation, examination or administrative or judicial proceeding now pending, outstanding or, to the Knowledge of the Company as of the date of this Agreement, threatened in writing or otherwise against or with respect to the Company or any of its Subsidiaries in respect of any material Taxes or material Tax Returns.

(c) There are no Tax rulings or determinations, requests for Tax rulings or determinations, closing agreements or other similar agreements filed, pending or in effect with any Taxing Authority relating to the Company or any of its Subsidiaries which could materially affect the Company’s or such Subsidiary’s liability for Taxes.

(d) There is no material deficiency with respect to any Taxes that has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries that has not been paid.

(e) There are no material Tax sharing agreements, Tax indemnity agreements or other similar arrangements or agreements (other than arrangements or agreements between the Company and its Subsidiaries and indemnities or gross-ups included in ordinary course arrangements or agreements) that will require any payment by the Company or any of its Subsidiaries of any Tax of another Person (other than the Company or any of its Subsidiaries) after the Closing Date.

(f) None of the Company or any of its Subsidiaries has any material liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated, consolidated, combined or unitary group for Tax purposes under state, local or foreign Law (other than a group the common parent of which is the Company or any of its Subsidiaries), or has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.

(g) No material claim, other than claims that have been resolved, has been made in writing within the last five (5) years by an authority in a jurisdiction where the Company or any of its Subsidiaries has not filed Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h) There are no material Liens or other encumbrances for Taxes upon any material property or assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(i) There are no material adjustments under Section 481 or 807(f) of the Code (or any similar provision of state, local or foreign Law) for income Tax purposes applicable to or required to be made by the Company or any of its Subsidiaries after the date of this Agreement as a result of changes in methods of accounting or other events occurring on or before the date of this Agreement, other than adjustments relating to amounts disclosed on Exhibit 5A of the most recent annual statutory financial statement filed by the relevant Subsidiary.

(j) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) for any taxable period for which the statute of limitations remains open.

(k) Neither the Company nor any of its Subsidiaries have currently in effect any waiver of any statute of limitations in respect of Taxes or any agreement to any extension of time with regard to a material Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice), and no such waivers are pending.

(l) None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution (other than any distribution of an indirect Subsidiary of the Company from one direct or indirect Subsidiary to another such Subsidiary or to the Company that was not part of the same plan or series of transactions as the Merger, within the meaning of Section 355(e) of the Code) occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 or Section 361 of the Code.

(m) None of the Indebtedness of the Company or any of its Subsidiaries constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code.

(n) Standard Insurance Company, an Oregon corporation, is and has been since the Tax year ended December 31, 2000, a life insurance company under Section 816(a) of the Code and subject to United States federal income taxation under Section 801 of the Code.

Section 3.15 Labor Matters.

(a) Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) as of the date of this Agreement, (A) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries, (B) to the Knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (C) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (D) there is no slowdown, or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries, and (ii) the Company and its Subsidiaries are in compliance with all applicable Laws respecting (A) employment and employment practices, (B) terms and conditions of employment, and (C) unfair labor practices.

(b) The generality of any other representations and warranties in this Agreement notwithstanding, this Section 3.15 shall be deemed to contain the only representations and warranties in this Agreement with respect to labor matters.

Section 3.16 Intellectual Property.

(a) Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company and its Subsidiaries either own (free and clear of all Liens except Permitted Liens) or have a right to use such Intellectual Property as are used in the business of the Company and its Subsidiaries as currently conducted. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, following the Closing, the Company and its Subsidiaries will continue to own or have a right to use all Intellectual Property used in the business of the Company and its Subsidiaries as conducted as of the Closing. To the Knowledge of the Company, and except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) since January 1, 2013, neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated (either directly or indirectly, such as through contributory infringement or inducement to infringe) any Intellectual Property of any third Person and (ii) no third Person has infringed, misappropriated or violated any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries.

(b) Section 3.16(b) of the Company Disclosure Letter lists, as of the date of this Agreement and to the extent owned by the Company or any of its Subsidiaries, all applications and registrations for Intellectual Property that are material to the business of the Company and its Subsidiaries, taken as a whole.

(c) To the Knowledge of the Company, since January 1, 2013, no Actions or other adversarial claims have been brought or threatened against any third Person by the Company or its Subsidiaries for the infringement, misappropriation or violation of any Intellectual Property owned or used by the Company or its Subsidiaries in the business of the Company and its Subsidiaries as currently conducted, except where such infringement, misappropriation or violation would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(d) Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, there are no Actions pending or, to the Knowledge of the Company, threatened that (i) challenge or question the validity of or the Company’s ownership or right to use Intellectual Property owned by the Company or any of its Subsidiaries, or (ii) assert infringement, misappropriation, or violation by the Company or any of its Subsidiaries of any Intellectual Property owned by a third Person.

(e) Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of Trade Secrets owned by them, and to protect and preserve through the use of customary non-disclosure agreements the confidentiality of all confidential information that is owned by the Company and its Subsidiaries and material to the conduct of the business. To the Knowledge of the Company, and except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) such Trade Secrets have not been used, disclosed to or discovered by any Person except as permitted pursuant to valid non-disclosure agreements which have not been breached and (ii) no third Person to any such nondisclosure agreement with the Company or its Subsidiaries is in breach, violation or default.

(f) Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the development of Intellectual Property owned by the Company and its Subsidiaries (i) have been and are a party to “work made for hire” arrangements with the Company or one of its Subsidiaries or (ii) have assigned to the Company or one of its Subsidiaries ownership of such Intellectual Property.

(g) All IT Systems (i) are in good repair and operating condition and are adequate and suitable for the purposes for which they are being used or held for use, except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, (ii) that are owned by the Company or one of its Subsidiaries, conform in all material respects with their related documentation, except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, and (iii) to the Knowledge of the Company, do not contain any Virus that would reasonably be expected to interfere with the conduct of the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries maintain a commercially reasonable disaster recovery plan designed, in the event of a disaster, to enable their business to be conducted without material disruption.

(h) The Company and its Subsidiaries are and, since January 1, 2013, have been in compliance with all applicable federal, state, local and foreign Laws, as well as their own policies, relating to privacy, data protection, breach notification, export and the collection and use of Personal Data and user information gathered or accessed in the course of the operations of its business, except where such noncompliance would not, individually or in the aggregate, constitute a Company Material Adverse Effect. The Company and its Subsidiaries use commercially reasonable measures to protect the secrecy of Personal Data that they collect and maintain and to prevent unauthorized access to such Personal Data by any Person. Since January 1, 2013, none of the Company and its Subsidiaries or, to the Knowledge of the Company, any third Person working on behalf of any of them, has had a breach of security or an incident of unauthorized access, disclosure, use destruction or loss of any Personal Data and, with respect to any such breach or incident, each of them has complied with all data breach notification and related obligations under all applicable Laws and has taken reasonable corrective action to prevent recurrence of the foregoing, except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 3.17 Real Property.

(a) Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company and its Subsidiaries have (i) good and valid fee simple title to all of their respective Owned Real Property and (ii) valid leasehold interests in all of their respective Leased Real Property (subject to the terms of the applicable Lease governing their interests therein), in each case free and clear of all Liens except for Permitted Liens and except for properties and assets that have been disposed of in the ordinary course of business consistent with past practice.

(b) With respect to the Owned Real Property and Leased Real Property all buildings, structures, fixtures and improvements are in all respects adequate and sufficient and in satisfactory condition, to support the operations of the Company and its Subsidiaries as presently conducted, except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(c) With respect to each parcel of Owned Real Property, (i) there are no outstanding Contracts to purchase, exchange or place a Lien (other than Permitted Liens) against such Owned Real Property, other than Contracts to acquire or dispose of investment assets in the ordinary course of business consistent with past practice and the Investment Guidelines, and (ii) there are no pending or, to the Knowledge of the Company, threatened condemnation or other Actions relating to the Owned Real Property, except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(d) With respect to each Lease relating to a parcel of Leased Real Property, (i) each such Lease is the legal, valid, binding and enforceable obligation of the Company or the applicable Subsidiary of the Company that is lessee thereunder and (ii) the Company or the applicable Subsidiary of the Company has complied with the terms of such Lease, except, in each case, as would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 3.18 Company Material Contracts.

(a) As of the date of this Agreement, except as filed as an exhibit to a Company SEC Document or as set forth in Section 3.18(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any joint venture, partnership, limited liability company or other similar Contract relating to the formation, creation, operation, management, sharing of profit or Losses or control of any partnership, strategic alliance or joint venture, in each case, material to the Company and its Subsidiaries, taken as a whole, but excluding investment portfolio transactions in the ordinary course of business consistent with past practice;

(ii) other than this Agreement and any other Contracts entered into in connection herewith, any Contract, including any option Contract, entered into since January 1, 2013, relating to the acquisition or disposition, with material obligations remaining to be performed or material liabilities continuing after the date of this Agreement, of any business or real property that is material to the Company and its Subsidiaries, taken as a whole (whether by merger, sale of stock, sale of assets or otherwise);

(iii) any investment advisory Contract or any other Contract relating to investment management, investment advisory or sub-advisory services to which any Company Insurance Subsidiary is a party or under which any Subsidiary of the Company provides such services and which involves annual fee revenue in excess of $1,000,000 per year;

(iv) any Contract that would be in the top five (5) Contracts, measured by payments received thereunder by the Company and its Subsidiaries during the 12-month period ended December 31, 2014, under which any Company Insurance Subsidiary or any Separate Account invests in or provides services to any mutual fund in connection with any Insurance Contract, including any Contract under which any Subsidiary of the Company receives any payment from such mutual funds or any of their respective Affiliates;

(v) any Contract that would be in the top five (5) Distribution Agreements, measured by commissions and other fees paid by the Company and its Subsidiaries thereunder in the 12-month period ended December 31, 2014;

(vi) any Contract (including any exclusivity Contract) that limits or restricts or purports to limit or restrict either the type of business in which the Company or any of its Subsidiaries (or, after the Effective Time, the Surviving Corporation or its Affiliates) may engage or the manner or locations in which any of them may so engage in any business, including any covenant not to compete (geographically or otherwise), “most favored nations” or similar rights, in each case that is material to the Company and its Subsidiaries, taken as a whole;

(vii) any nondisclosure agreement, confidentiality agreement or other Contract that imposes “standstill” restrictions on any Person; or

(viii) any “material contract” within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act that has not been filed as an exhibit to or incorporated by reference in the Company SEC Documents filed prior to the date of this Agreement.

(b) As used herein, “Company Material Contracts” shall mean the Contracts listed or required to be listed in Section 3.18(a) of the Company Disclosure Letter or filed as an Exhibit to a Company SEC Document. Each Company Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except to the extent such Company Material Contract has previously expired in accordance with its terms or as would not, individually or in the aggregate, constitute a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, or, to the Knowledge of the Company, the other parties thereto, is in violation of, or default under, any provision of any Company Material Contract, and, to the Knowledge of the Company, no party to any Company Material Contract has committed or failed to perform any act under and no event has occurred which, with or without notice, lapse of time or both, would constitute a default under the provisions of such Company Material Contract, except in each case for such violations and failures as would not, individually or in the aggregate, constitute a Company Material Adverse Effect. The Company has made available to Parent materially accurate and complete copies of each such Company Material Contract (including all material modifications and amendments thereto and material waivers thereunder).

Section 3.19 Insurance Reports.

(a) Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, each Company Insurance Subsidiary is (i) duly licensed or authorized as an insurance company in its jurisdiction of organization and (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its insurance business as currently conducted. Since January 1, 2013, each of the Company Insurance Subsidiaries has timely filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, actuarial opinions, affirmations, certifications, schedules or other material supporting documents in connection therewith, required to be filed by it with the applicable Insurance Regulatory Authorities for the jurisdiction in which it is, or was for the period of time covered by the filing, domiciled on forms prescribed or permitted by such Insurance Regulatory Authority (the “Company Insurance Reports”), except for such failures to file which would not have had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Such Company Insurance Reports complied when filed with the requirements of applicable Laws, and no deficiencies have been asserted in writing by any Insurance Regulatory Authorities with respect to such Company Insurance Reports that have not been remedied, except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect. No Company Insurance Subsidiary is subject to the Laws of any jurisdiction on the grounds that it is “commercially domiciled” in such jurisdiction.

(b) The statutory financial statements and annual and quarterly statutory statements of each Company Insurance Subsidiary included in the Company Insurance Reports for each jurisdiction in which such Company Insurance Subsidiary is licensed or authorized to conduct insurance business or otherwise eligible or accredited with respect to the conduct of the business of reinsurance (together with any associated notes, schedules, exhibits, interrogatories and actuarial opinions, affirmations or certifications thereto, the “SAP Statements”) have been prepared in accordance with SAP in effect as of the date of the respective SAP Statements, applied on a consistent basis during the periods indicated, and fairly present, in all material respects, the statutory financial condition, results of operations and cash flows of each applicable Company Insurance Subsidiary as of the respective dates of and for the periods referred to in such SAP Statements, subject, in the case of any unaudited interim SAP Statements, to normal and recurring year-end adjustments. The SAP Statements complied in all material respects with all applicable Laws when filed, and no material deficiencies or violations have been asserted by the applicable Insurance Regulatory Authorities with respect to any SAP Statements. There is no permitted practice or similar deviation or waiver from SAP being used by, or approved for use by, any Company Insurance Subsidiary in its financial reporting or disclosures to any Insurance Regulatory Authority.

(c) The Company has made available to Parent accurate and complete copies of all SAP Statements filed or submitted since January 1, 2013 by each Company Insurance Subsidiary with or to applicable Insurance Regulatory Authorities. The Company has made available to Parent true and complete copies of all examination reports and market conduct reports of any Insurance Regulatory Authority received by it on or after January 1, 2013 through the date of this Agreement, and has notified Parent of any pending examinations of any Insurance Regulatory Authority that, to the Knowledge of the Company, were commenced between January 1, 2013 and the date of this Agreement, in each case relating to the Company Insurance Subsidiaries. All material deficiencies or violations noted in such examination reports have been cured or resolved to the satisfaction of the applicable Insurance Regulatory Authority.

Section 3.20 Insurance Reserves; Actuarial Reports.

(a) The reserves for benefits, Losses (including incurred but not reported Losses and Losses in course of settlement), claims, expenses, uncollectible reinsurance and unearned premium of each Company Insurance Subsidiary (collectively, “Insurance Reserves”) contained in the SAP Statements (i) were based on assumptions and methodologies that were in accordance with or more conservative than those called for in the provisions of the relevant Insurance Contracts, (ii) were determined in accordance with generally accepted actuarial standards consistently applied throughout the specified period and the immediately prior period, (iii) are fairly stated in accordance with sound actuarial principles and SAP and (iv) satisfied the requirements of all applicable Laws with respect to the establishment of reserves and are at least as great as the minimum aggregate amounts required by applicable Law. The Company does not make any representation or warranty in this Section 3.20 or in any other provision of this Agreement to the effect that the Insurance Reserves will be sufficient or adequate for the purposes for which they were established or that such Insurance Reserves may not develop adversely or that the reinsurance recoverables taken into account in determining the amount of the Insurance Reserves will be collectible.

(b) The Company has made available to Parent an accurate and complete copy of any material actuarial reports prepared by third-party actuaries with respect to any Company Insurance Subsidiary from January 1, 2013 through the date of this Agreement, and all attachments, addenda, supplements and modifications thereto (the “Actuarial Analyses”). The information and data furnished by any Company Insurance Subsidiary to its actuaries in connection with the preparation of the Actuarial Analyses were (i) obtained from the books and records of the relevant Company Insurance Subsidiaries and (ii) complete and accurate in all material respects.

Section 3.21 Reinsurance. Each reinsurance treaty or agreement pursuant to which any Company Insurance Subsidiary cedes $10,000,000 or more of premiums annually, or has in-force ceded or assumed reserves of $100,000,000 or more (each, a “Reinsurance Contract”) is valid and binding on the applicable Company Insurance Subsidiary and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, and except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, constitute a Company Material Adverse Effect. None of the applicable Company Insurance Subsidiaries or, to the Knowledge of the Company, any counterparty to any Reinsurance Contract is (with or without notice or lapse of time or both) in default or breach under the terms of such Reinsurance Contract, except where such default or breach would not, individually or in the aggregate, constitute a Company Material Adverse Effect. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) to the Knowledge of the

Company, no counterparty under any Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and (ii) the financial condition of any such reinsurer is not impaired to the extent that a default thereunder is reasonably anticipated. No written notice of intended cancellation has been received by any Company Insurance Subsidiary from any such reinsurer. There are no disputes under any Reinsurance Contract, except disputes that would not, individually or in the aggregate, constitute a Company Material Adverse Effect. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, no Reinsurance Contract contains any provision providing that any party thereto (other than the Company or its Subsidiaries) may terminate, cancel, or commute the same by reason of the consummation of the Merger.

Section 3.22 Distributors.

(a) Each of the Company Insurance Subsidiaries, each of the Affiliated Distributors and, to the Knowledge of the Company, each of their respective Independent Distributors are and have been since January 1, 2013, in connection with the Insurance Contracts, in compliance in all material respects with all applicable Laws regulating the marketing and sale of life insurance policies and annuity Contracts, regulating advertisements, requiring mandatory disclosure of policy information, requiring employment of standards to determine if the purchase of a policy or Contract is suitable for an applicant, prohibiting the use of unfair methods of competition and deceptive acts or practices and regulating replacement transactions. For purposes of this Section 3.22(a), (i) “advertisement” means any material designed to create public interest in life insurance policies and annuity Contracts or in an insurer, or in an insurance producer, or to induce the public to purchase, increase, modify, reinstate, borrow on, surrender, replace or retain such a policy or Contract, and (ii) “replacement transaction” means a transaction in which a new life insurance policy or annuity Contract is to be purchased by a prospective insured and the proposing producer knows or should know that one or more existing life insurance policies or annuity Contracts will lapse, or will be forfeited, surrendered, reduced in value or pledged as collateral.

(b) Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, since January 1, 2013 (i) each Affiliated Distributor and, to the Knowledge of the Company, each Independent Distributor, at the time that such Distributor wrote, sold or produced any Insurance Contract, was duly licensed, authorized and appointed (for the type of business written, sold or produced by such Distributor) in the particular jurisdiction in which such Distributor wrote, sold or produced such business, and no such Distributor violated any term or provision of applicable Law relating to the writing, sale or production of such business, (ii) no Affiliated Distributor and, to the Knowledge of the Company, no Independent Distributor has breached the terms of any agency or broker Contract with the Company, any Company Insurance Subsidiary or any of their respective Affiliates or violated any applicable Law or policy of the Company, any Company Insurance Subsidiary or any of their respective Affiliates in the solicitation, negotiation, writing, sale or production of such business and (iii) no Affiliated Distributor and, to the Knowledge of the Company, no Independent Distributor has been enjoined, indicted, convicted or made the subject of any consent decree or other orders, judgments or decrees on account of any violation of any applicable Law in connection with such Distributor’s actions in his, her or its capacity as a Distributor for the Insurance Contracts, and there exists no enforcement or disciplinary Actions alleging any such violation.

Section 3.23 Separate Accounts. Each Separate Account is (a) duly and validly established and maintained in compliance in all material respects with applicable Law and (b) operating and, at all times since January 1, 2013 (or, if later, the date of its establishment), has been operated in compliance in all material respects with applicable Law.

Section 3.24 Product Tax Matters.

(a) The Tax treatment of each Insurance Contract is not, and since the time of issuance or subsequent modification has not been, less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment either that was purported to apply in written materials provided by the issuer of such Insurance

Contract, in each case at the time of its issuance (or any subsequent modification of such Insurance Contract) or for which such Insurance Contract would reasonably have been expected to qualify at the time of issuance (or subsequent modification), in each case except where the failure to have such Tax treatment would not, individually or in the aggregate, constitute a Company Material Adverse Effect. The issuer of any Insurance Contract has no reason to believe that the Tax treatment of any such Insurance Contract will at any time be less favorable to the purchaser, policyholder or intended beneficiaries thereof than the Tax treatment either that was purported to apply in written materials provided by the issuer of such Insurance Contract, in each case at the time of its issuance (or any subsequent modification of such Insurance Contract), or for which any such Insurance Contract would reasonably have been expected to qualify, at the time of issuance (or subsequent modification), except where the failure to have such tax treatment would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(b) The issuer of each Insurance Contract maintains procedures and systems that are adequate to maintain compliance with qualification provisions of the Code applicable to the Insurance Contracts, including Sections 72 and 7702 of the Code and Treasury Regulations thereunder, and to comply with the withholding and reporting requirements of the Code applicable to the Insurance Contracts, including Sections 3405 and 6047 of the Code and Treasury Regulations thereunder, except where failure to maintain such systems would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) the Company and each Company Insurance Subsidiary has complied in all material respects with the applicable requirements of ERISA and (ii) neither the Company nor any Company Insurance Subsidiary has engaged in any material prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) for which an exemption is not available.

Section 3.25 Investment Assets.

(a) The Company has made available to Parent (i) an accurate and complete list of all Investment Assets of each Company Insurance Subsidiary as of March 31, 2015 and (ii) accurate and complete copies of the Investment Guidelines.

(b) Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) each of the Investment Assets owned by a Company Insurance Subsidiary complied in all material respects with the Investment Guidelines as in effect at the time such Investment Asset was acquired by the applicable Company Insurance Subsidiary and (ii) the Company or one of its Subsidiaries has good and valid title in and to all of the Investment Assets it purports to own, free and clear of all Liens, other than Permitted Liens.

(c) Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has any material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of any of the Investment Assets and (ii) there are no material outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which the Company or any Subsidiary of the Company may be subject upon or after the Closing.

Section 3.26 Investment Adviser.

(a) Except in each case where a failure would not, individually or in the aggregate, constitute a Company Material Adverse Effect, StanCorp Investment Advisers, Inc. (the “Company Adviser”), (i) is registered with the SEC as an investment adviser under the Advisers Act, (ii) is registered as an investment adviser in each state in which such registration is required, (iii) is a member in good standing of such other organizations in which its membership is required in order to conduct its business as now conducted and (iv) since January 1, 2013, has conducted its business in material compliance with the requirements of the Advisers Act or applicable state investment adviser Laws.

(b) The Company Adviser is not required to register as a commodity trading adviser or commodity pool operator with the United States Commodity Futures Trading Commission.

(c) The Company Adviser has filed a Form ADV with the appropriate Governmental Entities, which form at the time of filing, and as amended and supplemented as of the date of this Agreement, is in effect pursuant to and in material compliance with the requirements of the Advisers Act or applicable state investment adviser Laws. The Company has made available to Parent an accurate and complete copy of such Form ADV as amended or supplemented through the date of this Agreement.

(d) The Company Adviser has adopted a code of ethics, which complies in all material respects with all applicable provisions of the Advisers Act (including Section 204 thereof and Rule 204A-1 thereunder), and the Company Adviser has adopted a written policy regarding insider trading and other material policies as required by applicable Law, copies of which have been made available to Parent. Since January 1, 2013, there have been no material violations or, to the Knowledge of the Company, allegations of material violations of such code of ethics, insider trading policies and material policies.

(e) The officers and employees of the Company and its Subsidiaries who are required to be approved, licensed or registered as investment advisory representatives for the activities conducted by them on behalf of the Company and its Subsidiaries are and at all times since January 1, 2013 have been duly approved, licensed or registered in each state or jurisdiction in which and with each Governmental Entity with whom such approval, licensing or registration is so required, except where the failure to be so approved, licensed or registered would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(f) Each ERISA client to which the Company Adviser, or any other Subsidiary of the Company, provides investment management, advisory or sub-advisory service has, since January 1, 2013, been managed or advised by the Company Adviser, or such other Subsidiary of the Company, such that the exercise of such management or provision of such advisory services is in compliance in all material respects with (i) the applicable requirements of ERISA and Section 4975 of the Code and (ii) the applicable Contract. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, (x) the Company and each of its Subsidiaries has complied in all material respects with the applicable requirements of ERISA and the Code in connection with the provision of services and products to ERISA clients and (y) neither the Company nor any of its Subsidiaries has engaged in any material prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code in connection with the provision of such services and products for which an exemption is not available.

Section 3.27 Broker-Dealer.

(a) StanCorp Equities, Inc. (the “Company Broker-Dealer”) (i) is and has been, since January 1, 2013, duly registered as a broker-dealer under the Exchange Act and in all jurisdictions where such registration, licensing or qualification is so required, (ii) is a member of FINRA and such other organizations in which its membership is required in order to conduct its business as now conducted and (iii) since January 1, 2013, has conducted its business in material compliance with applicable Law, except in each case where a failure would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(b) The Company has made available to Parent accurate and complete copies of the Company Broker-Dealer’s Form BD as most recently filed with the SEC and all state registration forms, each as amended to the date of this Agreement. The information contained in each such form was accurate and complete at the time of filing and the Company Broker-Dealer has made all amendments to such form as it is required to make under any applicable Law, except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(c) Neither the Company Broker-Dealer nor any material “associated person” (within the meaning of the Exchange Act) of the Company Broker-Dealer is ineligible or disqualified pursuant to Section 15(b) of the

Exchange Act to act as a broker-dealer or as an associated person of a registered broker-dealer. There are no Actions pending or, to the Knowledge of the Company, threatened in writing that would reasonably be expected to result in the Company Broker-Dealer or any material “associated person” (as defined in the Exchange Act or the rules under FINRA (the “FINRA Rules”)) thereof becoming ineligible to act in such capacity.

(d) Each of the Company Broker-Dealer’s officers, employees, “associated persons” (as defined under the FINRA Rules) and independent contractors, or any other natural persons who are “associated persons” of the Company or any of its Subsidiaries and who are parties to any selling, distribution or wholesaling agreement to which the Company Broker-Dealer is a party, who are required under applicable Law to be registered, licensed or qualified as a “registered representative” (as such term is defined under the FINRA Rules) are, and have been since January 1, 2013, duly registered as such and such registrations are and were, since January 1, 2013, in full force and effect, or are or were in the process of being registered as such within the time periods required by any Governmental Entity, as applicable, except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 3.28 Captive Insurance Company. The Captive Insurance Company is duly licensed or authorized as an insurance company in the State of Oregon. The Captive Insurance Company is not licensed to do insurance business in or subject to the insurance Laws of any jurisdiction other than the State of Oregon. The Captive Insurance Company is not a party to any reinsurance treaty or agreement, other than reinsurance treaties or agreements with the Company Insurance Subsidiaries. Since September 30, 2014, the Captive Insurance Company has timely filed all statements and reports, together with all exhibits, interrogatories, notes, actuarial opinions, affirmations, certifications, schedules or other material supporting documents in connection therewith, required to be filed by it with the applicable Insurance Regulatory Authorities on forms prescribed or permitted by such Insurance Regulatory Authorities, except for such failures to file which would not have had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such statements and reports complied when filed with the requirements of applicable Laws, and no deficiencies have been asserted in writing by any Insurance Regulatory Authorities with respect to such statements and reports that have not been remedied, except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 3.29 Insurance Coverage. The Company and its Subsidiaries maintain policies of insurance in such amounts and against such risks as the Company believes to be commercially reasonable. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, all such insurance policies are in full force and neither the Company nor any of its Subsidiaries is in breach or default under any such policy.

Section 3.30 Opinion of Financial Advisor. Goldman, Sachs & Co. (the “Company Financial Advisor”) has delivered to the Company Board its opinion to the effect that, as of the date of such opinion, subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be received by holders of Shares was fair, from a financial point of view, to such holders.

Section 3.31 Finders or Brokers; Fees. No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisor, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Company or any of its Subsidiaries.

Section 3.32 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, jointly and severally, as set forth in this Article IV; provided that such representations and warranties by Parent and Merger Sub are qualified in their entirety by reference to the disclosure set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”). Each disclosure set forth in the Parent Disclosure Letter shall qualify or modify each of the representations and warranties set forth in this Article IV to the extent the applicability of the disclosure to such other representation and warranty is reasonably apparent from the text of the disclosure made.

Section 4.1 Organization and Qualification. Parent is a mutual insurance company (seimei hoken sōgo-kaisha) organized under the Laws of Japan, and Merger Sub is a Delaware corporation, each duly organized, validly existing and in good standing (to the extent such concept is recognized under applicable Law) under the Laws of its respective jurisdiction of organization, and each has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (where such concepts are recognized under applicable Law) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not or would not reasonably be expected to, individually or in the aggregate, impair, prevent or delay the ability of each of Parent and Merger Sub to perform its obligations under this Agreement. Parent has made available to the Company prior to the date of this Agreement a true, complete and correct copy of the articles or certificate of incorporation and bylaws or other equivalent organizational documents of each of Parent and Merger Sub, each as amended through the date of this Agreement.

Section 4.2 Corporate Authority and Approval. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by the boards of directors of Parent and Merger Sub, and, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, subject, in the case of the Merger, to (a) the approval of this Agreement by Parent, as sole stockholder of Merger Sub, and (b) the filing of the Articles of Merger with the Secretary of State of the State of Oregon and the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in an Action in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated herein do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Articles of Merger and the Certificate of Merger, (ii) the filing of the pre-merger notification report under the HSR Act and any foreign antitrust filings as the Company and Parent determine are required to be filed (and any actions or nonactions, waivers, consents, clearances or approvals by a Governmental Entity, or expirations or terminations of waiting periods, required in connection with the foregoing), (iii) compliance with the applicable requirements of the Exchange Act, (iv) compliance with any applicable foreign or state securities or blue sky Laws, and (v) the other consents and/or notices set forth on Section 4.3(a) of the Parent Disclosure Letter (collectively, clauses (i) through (v), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, impair, prevent or delay the ability of Parent or Merger Sub to perform its obligations under this Agreement. To the Knowledge of Parent, there is no reason to expect that any of the Parent Approvals shall not be obtained in a timely manner as necessary in order to effect the Merger and the other transactions contemplated by this Agreement.

(b) Assuming receipt of the Parent Approvals, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated herein do not and will not (i) conflict with, or breach any provision of, the organizational or governing documents of Parent or any of its Subsidiaries, (ii) violate any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, Loss or Lien that would not, individually or in the aggregate, impair, prevent or delay the ability of Parent or Merger Sub to perform its obligations under this Agreement.

Section 4.4 Investigations; Litigation. There is no investigation or review pending (or, to the Knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would, individually or in the aggregate, impair, prevent or delay the ability of Parent or Merger Sub to perform its obligations under this Agreement, and there are no Actions pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties or assets at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would, individually or in the aggregate, impair, prevent or delay the ability of Parent or Merger Sub to perform its obligations under this Agreement.

Section 4.5 Proxy Statement; Other Information. None of the information provided by Parent or its Subsidiaries or Affiliates to be included in the Proxy Statement will, at the time it is filed with the SEC, or at the time it is first mailed to the shareholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by Parent or Merger Sub with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by or on behalf of the Company or any of its Affiliates for inclusion or incorporation by reference therein.

Section 4.6 Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 5,000 shares of common stock, par value $0.01 per share, 1,000 shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has no outstanding option, warrant, right, or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purpose of the Merger Agreement and has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.7 Certain Arrangements. There are no Contracts, undertakings, commitments, agreements, obligations, arrangements or understandings, whether written or oral, between Parent, Merger Sub, or any of their respective Affiliates, on the one hand, and any beneficial owner of outstanding Shares or any member of the Company’s management or the Company Board, on the other hand, relating in any way to such Shares, the transactions contemplated by this Agreement, or to the ownership or operations of the Company after the Effective Time.

Section 4.8 Financing. Parent and Merger Sub will have available at the Effective Time sufficient funds to make the deposit into the Exchange Fund required pursuant to Section 2.2 and to consummate the Merger and the other transactions contemplated herein.

Section 4.9 Ownership of Common Stock. Except for investments made on behalf of third parties or general account investments made in the ordinary course of business consistent with past practice and not in connection with the transactions contemplated hereby, none of Parent, Merger Sub or any of their respective Subsidiaries beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any Shares or other securities convertible into, exchangeable for or exercisable for Shares or any securities of any Subsidiary of the Company and none of Parent, its Subsidiaries has any rights to acquire, directly or indirectly, any Shares except pursuant to this Agreement or agreements to which the Company is a party. None of Parent, Merger Sub or any of their respective “affiliates” or “associates” is, or at any time during the last three (3) years has been, whether acting individually or acting together or in concert with Persons who are not Affiliates, an “interested shareholder” of the Company, in each case as defined in Section 60.825 of the OBCA, or has held fifteen percent (15%) or more of the outstanding voting stock of the Company.

Section 4.10 Finders or Brokers. No broker, investment banker, financial advisor or other Person, other than those listed in Section 4.10 of the Parent Disclosure Letter, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.11 Independent Review.

(a) Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access for such purposes. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its independent review and analysis of the Company and its Subsidiaries, and each of Parent and Merger Sub acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of its Subsidiaries, or any of their respective Affiliates, shareholders, controlling persons or Representatives, that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Each of Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its Subsidiaries, and their respective Affiliates, shareholders, controlling persons or Representatives, will have no liability or responsibility whatsoever to Parent, Merger Sub or their respective Affiliates, shareholders, controlling persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered in connection with this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data room, management presentation, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to Parent, Merger Sub, or their respective Affiliates, shareholders, controlling persons or Representatives, except for the representations and warranties of the Company expressly set forth in Article III (subject to the qualifications set forth therein).

(b) Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article III (subject to the qualifications set forth therein) (i) the Company does not make, and has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no Person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their representatives are not and will not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article III of this Agreement.

Section 4.12 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV, neither Parent or Merger Sub nor any other Person makes any other express or implied representation or warranty on behalf of Parent, Merger Sub or any of their Affiliates.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company and Parent.

(a) From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated, required or permitted in this Agreement, or (iv) as set forth in Section 5.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice and preserve in all material respects its business organization and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, creditors, lessors, officers and employees.

(b) Subject to the exceptions contained in clauses (i) through (iv) of Section 5.1(a) and Section 5.1 of the Parent Disclosure Letter, between the date of this Agreement and the earlier of the Effective Time and the Termination Date, the Company shall not, and shall not cause or permit any of its Subsidiaries to:

(i) amend its articles or certificate of incorporation or bylaws or other applicable governing instruments;

(ii) split, combine, subdivide or reclassify any shares of capital stock, membership interests or other equity securities, as applicable, of the Company or any of its Subsidiaries;

(iii) issue, sell, pledge, grant, transfer, encumber or otherwise dispose of any shares of capital stock, membership interests or other equity securities, as applicable, of the Company or any of its Subsidiaries, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock, membership interests or other equity securities of the Company or any of its Subsidiaries (other than (A) the issuance of Shares upon the settlement of Company Options or Company RSU Awards, (B) in satisfaction of obligations pursuant to agreements or Company Benefit Plans existing as of the date of this Agreement or (C) by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company);

(iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to its capital stock, membership interests or other equity securities (other than (A) dividends or other distributions in cash, stock or property paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned

Subsidiary of the Company and (B) payment of a regular annual dividend by the Company to holders of Common Stock with record and payment dates in November 2015 (or, if the Closing is scheduled to occur prior thereto, with a record date prior to the Closing) in an amount not to exceed $1.40 per Share);

(v) make any acquisition (whether by merger, consolidation, or acquisition of stock or assets) of any interest in any Person or any division or assets thereof other than (A) limited liability companies in conjunction with the Company’s commercial mortgage loan business in the ordinary course of business consistent with past practice, (B) acquisitions pursuant to Contracts in effect as of the date of this Agreement or (C) acquisitions with a value or purchase price not in excess of $10,000,000 in any transaction or series of related transactions (to the extent such acquisitions would comply with the restrictions set forth in Section 5.1(b)(xxv) and Section 5.1(b)(xxvi));

(vi) make any loans, advances or capital contributions to, or investments in any Person, other than (A) any loans or advances with respect to, or any capital contributions to or investments in limited liability companies in conjunction with, the Company’s commercial mortgage loan business in the ordinary course of business consistent with past practice, (B) by the Company or any direct or indirect wholly owned Subsidiary of the Company to or in the Company or any direct or indirect wholly owned Subsidiary of the Company, (C) policy loans under Insurance Contracts in the ordinary course of business consistent with past practice, (D) pursuant to any Contract or other legal obligation existing at the date of this Agreement set forth on Section 5.1(b)(v) of the Company Disclosure Letter or (E) acquisitions of Investment Assets (other than the Company’s commercial mortgage loans) consistent with the Investment Guidelines applicable to the Company’s investment activities in effect as of the date of this Agreement;

(vii) other than in the ordinary course of business, create, incur, guarantee or assume any Indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement, other than (A) additional Indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $10,000,000 in the aggregate, (B) Indebtedness incurred under facilities or lines of credit in existence on the date of this Agreement, (C) Indebtedness in replacement of existing Indebtedness on customary commercial terms, consistent in all material respects with the Indebtedness being replaced, and (D) guarantees by the Company of Indebtedness of wholly-owned Subsidiaries of the Company or guarantees by the Subsidiaries of the Company of Indebtedness of the Company;

(viii) make or commit to make any capital expenditure, except for (A) capital expenditures planned or in progress as of the date of this Agreement and (B) additional expenditures in an amount not to exceed $10,000,000 in the aggregate;

(ix) other than in the ordinary course of business consistent with past practice, make any material change in the actuarial, underwriting, claims administration, reinsurance, reserving or payment policies, practices or principles of any Company Insurance Subsidiary or the Captive Insurance Company, as applicable;

(x) make any material change to the Investment Guidelines or make any material acquisition or disposition of Investment Assets in any manner inconsistent with the Investment Guidelines;

(xi) abandon, modify, waive or terminate any material Company Permit;

(xii) materially amend or, other than pursuant to its current terms, terminate, renew or extend any Company Material Contract or enter into any Contract that would be a Company Material Contract if in effect on the date of this Agreement;

(xiii) other than in the ordinary course of business consistent with past practice, forgive, cancel or compromise any material debt or claim, or waive or release any right of material value, or fail to pay or satisfy when due any material liability or obligation (other than any such liability or obligation that is being contested in good faith);

(xiv) without limitation to Section 5.14, settle or compromise any Action against the Company or any of its Subsidiaries other than (A) settlements or compromises of routine claims (other than claims in respect of extra-contractual obligations under Insurance Contracts) in the ordinary course of business consistent with past practice (both in terms of the nature and amount of such claims), (B) settlements or compromises outside of the ordinary course of business that require only payments of money by the Company or its Subsidiaries without ongoing limits on the conduct or operation of the Company or its Subsidiaries to which the amounts paid or payable by the Company or any of its Subsidiaries in settlement or compromise do not exceed $5,000,000 per Action and $15,000,000 in the aggregate for all such Actions or (C) settlements and compromises relating to Taxes, which are governed by Section 5.1(b)(xxii);

(xv) enter into any consent decree or similar agreement that, individually or in the aggregate, is material to the Company and its Subsidiaries, taken as a whole;

(xvi) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, other than (A) sales, leases and licenses in the ordinary course of business consistent with past practice, (B) dispositions of assets not used or useful in the operation of the business, (C) sales, leases and licenses that are not material to the Company and its Subsidiaries, taken as a whole, (D) factoring of accounts receivable, (E) transfers, sales and other dispositions in connection with securitizations of accounts receivable or obligations under loans, installment sale Contracts, service Contracts or leases and (F) other transactions for consideration that does not exceed $10,000,000 in the aggregate;

(xvii) except as required by any existing agreements, Company Benefit Plan or applicable Law, (A) materially increase (determined with reference to the compensation paid to the individuals involved) the compensation or other benefits payable or provided to the Company’s directors or executive officers outside the ordinary course of business, (B) except in the ordinary course of business consistent with past practice, increase the compensation or other benefits payable or provided to the employees of the Company and its Subsidiaries that are not directors or executive officers of the Company, or (C) except in the ordinary course of business consistent with past practice (or to provide incentives to newly hired or promoted employees in replacement of the value of any equity award that would have been made in the ordinary course of business consistent with past practice), establish, adopt, enter into or amend any Company Benefit Plan or plan, agreement or arrangement that would have been a Company Benefit Plan had it been in effect on the date hereof;

(xviii) other than in the ordinary course of business consistent with past practice or as required by any existing agreements, Company Benefit Plan or applicable Law, (A) amend or otherwise modify benefits under any Company Benefit Plan, (B) accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan as currently in effect on the date of this Agreement or (C) terminate or establish any Company Benefit Plan;

(xix) enter into or materially amend or modify any severance, consulting, retention or employment agreement, plan, program or Contract, other than (A) in the case of consulting agreements, in the ordinary course of business consistent with past practice, or (B) with respect to new hires or employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice; provided that (x) in the case of new hires, such agreements, plans, programs or Contracts, or any amendments or modifications thereto, are consistent with the past practice of entering into such agreements, plans, programs or Contracts, for newly hired employees in similar positions and (y) in the case of promotions, such amendments or modifications are consistent with the past practice of making such amendment or modifications for promoted employees in similar positions;

(xx) enter into or otherwise become bound by a collective bargaining agreement or similar labor Contract with a labor union, works council, employee committee or representative or other labor organization with respect to employees of the Company or any of its Subsidiaries;

(xxi) adopt, implement or enter into a plan or agreement of complete or partial liquidation or resolution providing for or authorizing such liquidation or a dissolution, merger, consolidation or other reorganization of the Company or any of its Subsidiaries (other than the Merger); provided that any Tax election otherwise permitted by Section 5.1(b)(xxii) shall not be prohibited by this Section 5.1(b)(xxi);

(xxii) other than in the ordinary course of business consistent with past practice, (A) make, revoke or amend any material election relating to Taxes, file any amended Tax Return or surrender any right to claim a Tax refund, offset or other reduction in Tax liability, (B) settle or compromise any audit, litigation, examination or administrative or judicial proceeding relating to Taxes in an amount in excess of $2,500,000 per audit, litigation, examination or proceeding or $10,000,000 in the aggregate for all such audits, litigations, examinations and proceedings, (C) make a request for a written ruling of a Taxing Authority relating to Taxes, other than any request for a determination concerning qualified status of any Company Benefit Plan intended to be qualified under Section 401(a) of the Code or (D) except as required by Law, change any method of Tax accounting, but only, in each case, to the extent that such action, individually or in the aggregate with any other such actions, would reasonably be expected to materially increase the Taxes of the Company or any Subsidiary;

(xxiii) except as may be required by a change in GAAP, SAP, any Governmental Entity or applicable Law, make any material change in its financial accounting principles, policies or practices;

(xxiv) pay, reimburse or guaranty the payment or reimbursement of any expenses of any potential acquirer in connection with any Acquisition Proposal;

(xxv) knowingly (after being advised by Parent that an intended action would violate the covenant set forth in this Section 5.1(b)) establish, acquire or dispose of any affiliated Person that would become a “subsidiary” (kogaisha, as defined under Article 2, item 12 of the Insurance Business Act of Japan), “subsidiary, etc.” (ko houjin tou, as defined under Article 13-5-2, paragraph 3 of the Cabinet Order for Enactment of the Insurance Business Act of Japan) or “affiliate, etc.” (kanren houjin tou, as defined under Article 13-5-2, paragraph 4 of the Cabinet Order for Enactment of the Insurance Business Act of Japan) of Parent upon the Closing;

(xxvi) knowingly (after being advised by Parent that an intended action would violate the covenant set forth in this Section 5.1(b)) make any change in lines of business of, or otherwise make such change with respect to, the Company or any affiliated Person that would become a “subsidiary” (kogaisha, as defined under Article 2, item 12 of the Insurance Business Act of Japan), “subsidiary, etc.” (ko houjin tou, as defined under Article 13-5-2, paragraph 3 of the Cabinet Order for Enactment of the Insurance Business Act of Japan) or “affiliate, etc.” (kanren houjin tou, as defined under Article 13-5-2, paragraph 4 of the Cabinet Order for Enactment of the Insurance Business Act of Japan) of Parent upon the Closing, as would require a revision to or otherwise affect the application for Approval or the Filing with the Japanese Financial Services Agency; or

(xxvii) agree, authorize or commit to do any of the foregoing.

(c) Between the date of this Agreement and the Effective Time, the Company (except as may be expressly contemplated, required or permitted by this Agreement), Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries or Affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would, individually or in the aggregate, impair, prevent or delay the ability of the Company, Parent or Merger Sub to perform its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 5.2 Access; Confidentiality.

(a) Subject to compliance with applicable Laws, the Company shall afford to Parent, its Affiliates and their respective Representatives reasonable access during normal business hours, during the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ officers, employees, properties, Contracts, commitments, books and records (including Tax records), other than, subject to Section 5.3, any such matters that relate to the negotiation and execution of this Agreement, or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from third Persons relating to any competing or alternative transactions. The foregoing notwithstanding, the Company shall not be required to afford such access if it would (i) unreasonably disrupt the operations of the Company or any of its Subsidiaries, (ii) violate any of the Company’s or its Subsidiaries’ obligations with respect to confidentiality to any third Person, so long as the Company shall have used commercially reasonable efforts to obtain the consent of such third Person to such access, (iii) cause a risk of a loss of privilege or trade secret protection to the Company or any of its Subsidiaries (subject to reasonable cooperation between the parties with respect to entering into an appropriate joint defense, community of interest or similar agreement or arrangement with respect to the preservation of such privileges) or (iv) constitute a violation of any applicable Law.

(b) Parent hereby agrees that all information provided to it, its Affiliates or any of their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated herein shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of May 14, 2015, between the Company and Parent (the “Confidentiality Agreement”).

(c) No investigation pursuant to this Section 5.2 shall affect the representations, warranties or conditions to the obligations of the parties contained in this Agreement.

Section 5.3 Acquisition Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York City time) on the twenty-sixth (26th) day after the date of this Agreement (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective Representatives shall have the right to (i) initiate, solicit and encourage any inquiry or the making of any proposal or offer that constitutes an Acquisition Proposal, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries to any Person if the Company receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement; provided that the Company shall promptly (and in any event within forty-eight (48) hours) make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously made available to Parent or Merger Sub, and (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons to facilitate any proposal that constitutes an Acquisition Proposal. From the date of this Agreement through the No-Shop Period Start Date, the Company shall promptly (and in any event within forty-eight (48) hours) provide written notice to Parent and Merger Sub of the execution of the first Acceptable Confidentiality Agreement with any Person during such period (which notice shall not be required to identify the Person entering into such Acceptable Confidentiality Agreement). No later than forty-eight (48) hours after the No-Shop Period Start Date, the Company shall provide a written notice to Parent and Merger Sub (i) setting forth the number Persons that have executed an Acceptable Confidentiality Agreement (which notice shall not be required to identify the Persons that have entered into such Acceptable Confidentiality Agreements) and (ii) stating whether the Company Board has determined that any Person submitting an Acquisition Proposal prior to the No-Shop Period Start Date is an Excluded Party. With respect to each such Excluded Party, the Company’s notice to Parent shall include the identity of the Excluded Party and copies of all material documents comprising such Acquisition Proposal (which may be redacted to the extent necessary to protect confidential information of the Excluded Party making such Acquisition Proposal).

(b) Except as expressly permitted by this Section 5.3, from and after the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company and its Subsidiaries (i) (A) shall immediately cease and cause to be terminated, and the Company shall instruct its Representatives to terminate, any existing discussions or negotiations with any Person or its Representatives (other than Parent and Merger Sub and their Representatives) conducted prior to the No-Shop Period Start Date with respect to any Acquisition Proposal and (B) shall prohibit any Person other than Parent and Merger Sub and their Representatives from having access to any physical or electronic data rooms relating to any possible Acquisition Proposal and (ii) shall not, and the Company shall instruct its and its Subsidiaries’ Representatives not to, directly or indirectly (A) initiate, solicit or knowingly facilitate or encourage any inquiry or the making of any proposal or offer that constitutes or would be reasonably be expected to lead to an Acquisition Proposal, (B) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or its Subsidiaries to any Person relating to, an Acquisition Proposal, (C) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”), (D) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or similar anti-takeover Law, or any restrictive provision of any applicable anti-takeover provision in the Company’s articles of incorporation or bylaws, inapplicable to any transactions contemplated by an Acquisition Proposal (and, to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted to any Person other than Parent and Merger Sub under any such provisions) or (E) resolve, propose or agree to do any of the foregoing.

(c) Notwithstanding anything to the contrary contained in the preceding Section 5.3(b), at any time following the No-Shop Period Start Date and prior to the time the Shareholder Approval is obtained, if the Company receives from any Person a bona fide written Acquisition Proposal made after the date of this Agreement that did not result from a breach of this Section 5.3, the Company and its Representatives may, to the extent reasonably required, contact such Person to clarify the terms and conditions thereof and (i) the Company and its Representatives may provide information (including non-public information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries to such Person if the Company receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement; provided that the Company shall promptly (and in any event within forty-eight (48) hours) make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously made available to Parent or Merger Sub and (ii) the Company and its Representatives may engage in, enter into, continue or otherwise participate in any discussions or negotiations with such Person with respect to such Acquisition Proposal, if and only to the extent that prior to taking any action described in clause (i) or (ii) above, the Company Board determines in good faith, after consultation with its outside legal counsel and a financial advisor of internationally recognized reputation, that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal. Notwithstanding the passage of the No-Shop Period Start Date, until the Excluded Party End Date, the Company may continue to engage in the activities described in Section 5.3(a) with respect to any Excluded Party, including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the No-Shop Period Start Date, and the restrictions in Section 5.3(b) and this Section 5.3(c) shall not apply with respect thereto; provided that after the Excluded Party End Date, the provisions of Section 5.3(b) and this Section 5.3(c) shall apply with respect to any Excluded Party.

(d) Except as set forth in this Section 5.3(d), the Company Board shall not (i) fail to include the Recommendation in the Proxy Statement, (ii) change, withhold, withdraw or adversely qualify or modify, or propose publicly to change, withhold, withdraw or adversely qualify or modify, the Recommendation, or (iii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal (any of the foregoing actions, a “Change in Recommendation”), or authorize, adopt or approve or propose to authorize, adopt or approve, an Acquisition Proposal, or cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Shareholder Approval is obtained, the Company Board may (x) effect a Change in Recommendation if the Company Board determines in good faith (after consultation with its outside legal counsel and a financial advisor of internationally recognized reputation) that, as a result of an Intervening Event, failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law or (y) if the Company receives a bona fide written Acquisition Proposal made after the date of this Agreement that did not result from a breach of this Section 5.3 that the Company Board determines in good faith (after consultation with its outside legal counsel and a financial advisor of internationally recognized reputation) constitutes a Superior Proposal, authorize, adopt or approve such Superior Proposal, cause or permit the Company to enter into an Alternative Acquisition Agreement with respect thereto and terminate this Agreement pursuant to Section 7.1(c)(ii), if, in the case of either clause (x) or (y):

(i) the Company shall have provided prior written notice to Parent, at least five (5) Business Days in advance (such five (5) Business Day period, the “Match Period”), that it intends to effect a Change in Recommendation or terminate this Agreement pursuant to Section 7.1(c)(ii), which notice shall specify in reasonable detail the basis for the Change in Recommendation or termination and, in the case of a Superior Proposal, the identity of the party making such Superior Proposal and the material terms thereof and include complete and unredacted copies of the relevant proposed transaction agreements relating to such Superior Proposal (it being understood and agreed that any material amendment to the financial terms or any other material term of such Superior Proposal or material change in the facts or circumstances relating to an Intervening Event (including any such amendment or change made or occurring after the parties have amended or agreed to amend this Agreement in accordance with clause (ii) below) shall require a new written notice by the Company and a new Match Period (except that the duration of any new Match Period resulting from any such amendment or change shall be three (3) Business Days));

(ii) after providing such notice and prior to effecting such Change in Recommendation or terminating this Agreement pursuant to Section 7.1(c)(ii), the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith during such Match Period (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement as would obviate the need for the Company Board to effect a Change in Recommendation or terminate this Agreement pursuant to Section 7.1(c)(ii); and

(iii) the Company Board shall have considered in good faith any changes to this Agreement offered in writing by Parent no later than 5:00 p.m., New York City time, on the last Business Day of such Match Period in a manner that would form a binding Contract if accepted by the Company and shall have determined in good faith (after consultation with its outside legal counsel and a financial advisor of internationally recognized reputation) (x) in the event the Company Board’s determination pursuant to clause (d)(i) above is in response to a Superior Proposal, that such Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect or (y) in the event the Company Board’s determination pursuant to clause (d)(i) above is in response to an Intervening Event, that such changes would not affect the Company Board’s determination of the need for a Change in Recommendation in response to such Intervening Event.

If a written notice provided by the Company pursuant to Section 5.3(d)(i) in connection with the initial Match Period or any subsequent Match Period is delivered to Parent (i) on a day that is not a Business Day or (ii) after 9:00 a.m., Tokyo, Japan time, on a Business Day, then, in either case, the applicable Match Period shall be deemed commence at 12:01 a.m., Tokyo, Japan time, on the next Business Day. If Parent receives such a notice on a Business Day after 9:00 a.m., Tokyo, Japan time, it will promptly so notify the Company.

If the notice contemplated by Section 5.3(d)(i) has been provided prior to the Excluded Party End Date with respect to any Acquisition Proposal made by an Excluded Party (including any amendments thereto), the Excluded Party End Date shall be deemed extended until 12:01 a.m., New York City time on the third Business Day after the expiration of the initial Match Period and any subsequent Match Period.

(e) Notwithstanding any Change in Recommendation, the Company Board shall continue to comply with its obligations under Section 5.4 and Section 5.5 and shall submit this Agreement to the shareholders of the Company for the purpose of obtaining the Shareholder Approval unless this Agreement has been terminated prior to the date of the Company Meeting, or any adjournment or postponement thereof, in accordance with Article VII.

(f) Nothing contained in this Section 5.3 shall be deemed to prohibit the Company, the Company Board or any committee of the Company Board from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to shareholders) or (ii) making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the shareholders of the Company); provided that neither the Company nor the Company Board may effect a Change in Recommendation except in accordance with Section 5.3(d). Actions permitted under this Section 5.3(f) shall not be a basis for Parent or Merger Sub to terminate this Agreement pursuant to Section 7.1(d)(ii).

(g) Except as may relate to an Excluded Party, from and after the No-Shop Period Start Date, as promptly as practicable after the receipt by the Company of any Acquisition Proposal, whether orally or in writing, or any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, and in any case within forty-eight (48) hours after the receipt thereof by any director or executive officer of the Company, the Company shall provide notice to Parent of such Acquisition Proposal or inquiry, the identity of the Person making any such Acquisition Proposal or inquiry and the material terms and conditions of such Acquisition Proposal or inquiry, including a complete and unredacted copy of any such written Acquisition Proposal and any material amendments or modifications thereto. Except as may relate to an Excluded Party, the Company (or its outside counsel) shall keep Parent (or its outside counsel) reasonably informed on a prompt basis with respect to any change to price or other material terms of such Acquisition Proposal.

(h) The Company shall promptly inform its and its Subsidiaries’ respective Representatives of the restrictions set forth in this Section 5.3. For purposes of this Agreement, any material breach or violation of the restrictions set forth in this Section 5.3 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach or violation of this Section 5.3 by the Company.

Section 5.4 Proxy Statement.

(a) Subject to Section 5.4 of the Parent Disclosure Letter, as promptly as practicable after the date of this Agreement, subject to the receipt from Parent and Merger Sub of the information described in the second sentence of this paragraph, the Company shall prepare and file with the SEC the Proxy Statement, which shall, subject to Section 5.3, include the Recommendation. As promptly as practicable after the date of this Agreement, Parent and Merger Sub shall furnish all information concerning themselves and their Affiliates that is required to be included in the Proxy Statement, or that is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement.

(b) The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. If, at any time prior to the Company Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement or the other filings shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or making the other filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall (i) provide Parent a reasonable opportunity to review and comment on such document or response and shall consider such comments in good faith, (ii) include in such document or response all such comments reasonably proposed by Parent with respect to any financing undertaken by Parent and the descriptions of Parent and Merger Sub and (iii) promptly provide Parent with a copy of all such filings and responses made with the SEC. The Company shall cause the Proxy Statement to be mailed to holders of Common Stock as of the record date established for the Company Meeting as promptly as practicable after the date on which the SEC confirms that it has no further comments on the Proxy Statement.

Section 5.5 Company Meeting. Subject to the other provisions of this Agreement and to Section 5.4 of the Parent Disclosure Letter, the Company shall take all action necessary in accordance with the OBCA and its articles of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable, subject to compliance with the OBCA and the Exchange Act (and the rules and regulations promulgated thereunder), following the mailing of the Proxy Statement for the purpose of obtaining the Shareholder Approval (the “Company Meeting”); provided that the Company, acting in good faith after consulting with its outside legal counsel, may postpone or adjourn the Company Meeting (a) with the consent of Parent, (b) for the absence of a quorum or (c) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Meeting.

Section 5.6 Employee Matters.

(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, honor in accordance with their terms all Company Benefit Plans and compensation arrangements and agreements as in effect immediately before the Effective Time; provided that nothing herein shall be construed as prohibiting the cancellation or settlement of any Company equity or Equity Right in the manner described in Section 2.3 or requiring that any such equity or Equity Right so canceled or settled be restored or replaced following the Effective Time, including the ESPP. Until December 31, 2017, Parent shall provide, or shall cause to be provided, to each person who continues as an employee of the Surviving Corporation and its Subsidiaries after the Effective Time (collectively, the “Continuing Employees”) (i) base compensation and target cash incentive bonus opportunities that are at least equal to those that were provided to such Continuing Employee immediately before the Effective Time, and (ii) employee benefits (other than equity or equity-based benefits, including the ESPP, and other than cash incentive bonus opportunities) that are, in the aggregate, at least as favorable to those provided to such Continuing Employee as of immediately before the Effective Time by the Company and its Subsidiaries pursuant to the Company Benefit Plans.

(b) Notwithstanding any other provision of this Agreement to the contrary, Parent shall cause the Surviving Corporation and its Subsidiaries to provide to each Continuing Employee whose employment is involuntarily terminated by the Surviving Corporation or its Subsidiary without cause during the two-year period following the Effective Time severance benefits at least equal to the severance benefits that would have been payable by the Company and its Subsidiaries in the ordinary course of business consistent with past practice immediately prior to the Effective Time.

(c) This Agreement is not intended by the Parties to (i) constitute an amendment to any Company Benefit Plan, employee benefit plan, fund or program, (ii) obligate Parent, the Surviving Corporation or any of their Affiliates to maintain any particular compensation or benefit plan, program, policy or arrangement, or (iii) create any obligation of the Parties with respect to any employee benefit plan of Parent, the Surviving Corporation or any of their Affiliates. Nothing contained in this Agreement, express or implied, is intended to confer upon any employee any benefits under any employee benefit plan, fund or program, including severance benefits, or the right to employment or continued employment with Parent, the Surviving Corporation or any of their Affiliates for any period by reason of this Agreement.

Section 5.7 Consents and Approvals.

(a) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall, and shall cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate promptly the Merger and the other transactions contemplated by this Agreement, including (i) determining all necessary or, in the reasonable judgment of Parent and the Company, advisable declarations, registrations, filings or notices (“Filings”) necessary to consummate the Merger and the other transactions contemplated by this Agreement (including Filings with Governmental Entities or third Persons), (ii) preparing as promptly as practicable documentation necessary to effect such Filings, (iii) obtaining all clearances, consents, approvals, orders, waivers, licenses or authorizations (“Approvals”), including the Company Approvals and the Parent Approvals, from any Governmental Entity or third Person necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement, including any such Approvals required under applicable Insurance Laws and the HSR Act, it being understood and agreed that “reasonable best efforts” shall be deemed to include, subject to Section 5.7(f), complying with any requirements of applicable Law or of any Governmental Entity that may arise or be imposed in connection with such Approvals and (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(b) Subject to Section 5.7(b) of the Parent Disclosure Letter, in furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) make, or cause to be made, the Filings required of such party (or, in the reasonable judgment of Parent and the Company, Filings that are advisable to be made by such party) with respect to the transactions contemplated by this Agreement as promptly as practicable (but in no event more than forty-five (45) days after the date of this Agreement), (ii) comply at the earliest practicable date with any request for additional information, documents or other materials (including a “second request” under the HSR Act) received by such party from the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Entity under any applicable Laws with respect to such Filings and Approvals, (iii) act in good faith and reasonably cooperate with the other party in connection with any such Filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any applicable Insurance Laws, the HSR Act or any other applicable Laws with respect to any such Filing or any such transaction and (iv) not extend any waiting period under the HSR Act or enter into any agreement or understanding with any Governmental Entity to delay or not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party.

(c) To the extent not prohibited by applicable Law, each of Parent and the Company shall use its reasonable best efforts to furnish to the other party all information required by such other party for any Filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; provided that materials may be redacted (i) to remove references concerning the valuation of Parent, the Company or any of their Subsidiaries, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege or confidentiality concerns. Subject to applicable Laws and the requirements of any Governmental Entity, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing each other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third Person and/or any Governmental Entity with respect to the such transactions. The Company and Parent shall each permit the other party a reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed Filing or other material written communication with any Governmental Entity and shall each provide the other party copies of all written communications (other than communications relating to non-substantive matters) to any Governmental Entity promptly after their filing or submission, in each case subject to applicable Laws and the requirements of any Governmental Entity.

(d) Each of Parent and the Company shall give the other party reasonable prior notice of any communication with, and any proposed understanding, undertaking or Contract with, any Governmental Entity regarding any such Filings. Each of Parent and the Company (and their respective Affiliates and Representatives) shall not independently participate in any substantive meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any such filings, investigation or other inquiry without using reasonable best efforts to give such other party prior notice of the meeting or conversation and, unless prohibited by any such Governmental Entity, the opportunity to attend or participate in such meeting or conversation and, if so prohibited, shall, unless prohibited by any such Governmental Entity, provide the non-participating party a reasonably detailed summary (either written or oral) of the material points covered in any such meeting or conversation promptly after the conclusion thereof. Except as otherwise provided in this Section 5.7, Parent shall, on behalf of Parent and the Company, control and lead all communications and strategy related to the any filings, obtaining any necessary approvals, and resolving any investigation or other inquiry of any such agency or other Governmental Entity under any applicable Laws; provided that Parent shall reasonably cooperate with the Company in developing and implementing such communications and strategy.

(e) Subject to the foregoing provisions of this Section 5.7, each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any applicable Laws, including Insurance Laws or the HSR Act. Each of Parent and the Company shall use its reasonable best efforts to take such action as may be required to cause the expiration of the notice or waiting periods under applicable Laws, including Insurance Laws and the HSR Act, with respect to the transactions contemplated by this Agreement as promptly as possible after the date of this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.7 shall limit the right of a party to terminate this Agreement in accordance with Section 7.1, so long as such party has until that time complied in all material respects with its obligations under this Section 5.7.

(f) Notwithstanding anything to the contrary in Section 5.7(e) or anything else in this Agreement to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company or any of their respective Subsidiaries to agree to or take any action that would result in any Burdensome Condition.

Section 5.8 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated herein, each of the Company, Parent and Merger Sub and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated herein may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated herein.

Section 5.9 Public Announcements. Neither the Company nor Parent, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (not to be unreasonably withheld, delayed (all requests for consent shall be responded to within twenty-four (24) hours) or conditioned), unless such party determines, after consultation with legal counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement; provided that (i) the Company shall not be required to provide any such review or comment to Parent in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or a Change in Recommendation and (ii) each party and their respective Affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 5.9.

Section 5.10 Indemnification and Insurance.

(a) The Surviving Corporation, Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective articles or certificate of incorporation or bylaws or other organizational documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ articles or certificate of incorporation and bylaws or similar organizational documents as in effect as of the date of this Agreement or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees as in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.10.

(b) Each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the Indemnified Parties) each current and former director, officer or employee of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”) to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Losses”) in connection with any actual or threatened Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time in connection with such Indemnified Party’s service as a director, officer or employee of the Company or any of its Subsidiaries (including acts or omissions in connection with such Indemnified Party’s service as officer, director, member, trustee or other fiduciary in any other entity if such services was at the request or for the benefit of the Company); provided that any Person to whom any funds are advanced pursuant to the foregoing must, if required by Law, provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time. At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated herein. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder. Notwithstanding the foregoing, in no event shall the Surviving Corporation be required to expend for any one coverage year more than three hundred percent (300%) of the current annual premium expended by the Company and its Subsidiaries to maintain or procure such directors’ and officers’ liability insurance and fiduciary liability insurance immediately prior to the Effective Time (such amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.

(d) Parent shall cause to be paid all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.10.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles or certificate of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the OBCA or otherwise. The provisions of this Section 5.10 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.10.

Section 5.11 Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.12 Notification of Certain Matters. The Company shall give notice to Parent and Merger Sub as promptly as practicable, and Parent and Merger Sub shall give notice to the Company as promptly as practicable, of (a) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the Merger, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (b) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party which relate to the Merger, this Agreement or the transactions contemplated herein.

Section 5.13 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14 Shareholder Litigation. The Company shall advise Parent promptly in writing of any Action brought by any shareholder of the Company or any other Person against the Company or its directors or officers arising out of or relating to this Agreement or the transactions contemplated by this Agreement and shall keep Parent fully informed regarding any such matter. The Company shall give Parent the opportunity to participate in, subject to a customary joint defense agreement, but not control, the defense of any such matter, shall give due consideration to Parent’s advice with respect to such matter and shall not settle any such matter without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned). Parent shall advise the Company promptly in writing of any Action brought by any Person against Parent or its directors or officers arising out of or relating to this Agreement or the transactions contemplated by this Agreement and shall keep the Company fully informed regarding any such matter. Parent shall give the Company the opportunity to participate in, subject to a customary joint defense agreement, but not control, the defense of any such matter, shall give due consideration to the Company’s advice with respect to such matter and shall not settle any such matter without the prior written consent of the Company if such settlement would reasonably be expected to prevent or materially impair or materially delay the consummation of the Merger.

Section 5.15 Certain Transfer Taxes. Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and expressly shall not be a liability of shareholders of Parent or the Company.

Section 5.16 Cooperation.

(a) The Company shall, and shall cause its Subsidiaries and their respective Representatives to, cooperate with Parent and its Representatives and provide all financial and other information reasonably requested by Parent from time to time. All Evaluation Material (as defined in the Confidentiality Agreement) regarding the Company and its Subsidiaries obtained by Parent or its Representatives pursuant to this Section 5.16 shall be subject to the confidentiality obligations set forth in the Confidentiality Agreement; provided that Parent may disclose such information to Persons providing financing to Parent (and the Representatives of such Person who reasonably need to have access to such information) so long as such Persons and their Representatives acknowledge and agree to be bound by the confidentiality obligations set forth in the Confidentiality Agreement applicable to Representatives of Parent.

(b) The parties and their outside legal counsel shall cooperate in good faith to develop and implement appropriate procedures to facilitate compliance by the Company and its Subsidiaries with the covenants set forth in Section 5.1(b) and Parent, upon request of the Company from time to time, shall consult and cooperate with the Company and its outside legal advisors in good faith to promptly determine whether actions proposed to be taken by the Company or its Subsidiaries may be taken in compliance with such covenants.

(c) Parent and the Company shall discuss in good faith and cooperate with each other with respect to such matters as the management and governance structure, reporting matters from the Company to Parent, other post-merger integration issues and the future business development in the United States, among others, subject to Section 5.11. In furtherance of the foregoing and without limitation thereto, Parent and the Company shall establish a project management committee after the date of this Agreement for the purpose of discussing in advance of the Closing governance structure and other relevant arrangements following the Closing.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment (or waiver in writing by Parent and the Company, except with respect to Section 6.1(a), which shall not be waivable) at or prior to the Effective Time of the following conditions:

(a) The Shareholder Approval shall have been obtained in accordance with applicable Law and the articles of incorporation and bylaws of the Company.

(b) No temporary restraining order or permanent injunction or similar order, judgment, decision or decree by any court or other Governmental Entity of competent jurisdiction, which prohibits or makes illegal the consummation of the Merger shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of competent jurisdiction that, in any case, prohibits or makes illegal the consummation of the Merger.

(c) All of the Approvals set forth on Section 6.1(c) of the Parent Disclosure Letter shall have been obtained and be in full force and effect and the waiting period under the HSR Act relating to the Merger shall have expired or been earlier terminated, in each case without the imposition of any Burdensome Condition with respect to the party seeking to invoke the condition set forth in this Section 6.1(c).

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger and the other transactions contemplated herein is further subject to the fulfillment (or waiver in writing by the Company) at or prior to the Effective Time of the following conditions:

(a) Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement, in each case made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or “material adverse effect,” shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties are made as of another specified date on or prior to the date of this Agreement), except where the failure of such representations and warranties to be true and correct as so made would not prevent or materially impair or materially delay the ability of Parent or Merger Sub to consummate the Merger; provided that notwithstanding the foregoing, each of the representations and warranties of Parent and Merger Sub set forth in Section 4.2 and Section 4.10 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(b) Parent and Merger Sub shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are further subject to the fulfillment (or waiver in writing by Parent) at or prior to the Effective Time of the following conditions:

(a) Each of the representations and warranties of the Company set forth in this Agreement, in each case made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or “Company Material Adverse Effect,” shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties are made as of another specified date on or prior to the date of this Agreement), except where the failure of such representations and warranties to be true and correct as so made would not, individually or in the aggregate, constitute a Company Material Adverse Effect; provided that, notwithstanding the foregoing, each of the representations and warranties of the Company set forth in (i) Section 3.2(a) shall be true and correct as of the date of this Agreement, except for de minimis breaches not involving more than 100,000 Shares, (ii) Sections 3.2(b), 3.2(c), 3.2(d) and 3.3(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (iii) Sections 3.8(b) and 3.31 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b) The Company shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by an officer of the Company, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely as a basis for not consummating the Merger on the failure of any condition set forth in Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement or failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated herein, as required by and subject to Section 5.7.

ARTICLE VII

TERMINATION

Section 7.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time (except with respect to Section 7.1(c)(ii) below, whether before or after the Shareholder Approval and the approval of the sole shareholder of Merger Sub):

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if:

(i) the Effective Time shall not have occurred on or before April 25, 2016 (the “Outside Date”); provided that (A) the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have contributed to the failure to consummate the Merger on or before such date and (B) if on such date the condition set forth in Section 6.1(c) has not been satisfied, but all other conditions precedent to the Closing have been satisfied (or, in the case of conditions that by their nature are to be satisfied at the Closing, are capable of being satisfied on such date), then the Outside Date shall, at the election of either the Company or Parent, be extended for an additional three (3) months;

(ii) any court or other Governmental Entity of competent jurisdiction shall have issued or entered an injunction or similar order, judgment, decision or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such injunction or similar order, judgment, decision or decree shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used such efforts as may be required by Section 5.7 to prevent, oppose and remove such injunction or similar order, judgment, decision or decree; or

(iii) the Company Meeting (including any adjournments or postponements thereof) shall have concluded following the taking of a vote to approve the Merger and the Shareholder Approval shall not have been obtained.

(c) by the Company, if:

(i) Parent or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 or failure of the Closing to occur and (B) cannot be cured by the Outside Date or, if curable, is not cured within thirty (30) days following the Company’s delivery of written notice to Parent of such breach; provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement; or

(ii) at any time prior to the time the Shareholder Approval is obtained, the Company Board, when it is permitted to do so in accordance with Section 5.3, shall have authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and, concurrently with such termination, the Company has paid to Parent the applicable Termination Fee.

(d) by Parent, if:

(i) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (B) cannot be cured by the Outside Date or, if curable, is not cured with thirty (30) days following Parent’s delivery of written notice to the Company of such breach; provided that Parent or Merger Sub is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(ii) at any time prior to the time the Shareholder Approval is obtained, the Company Board shall have made a Change in Recommendation; provided that Parent’s right to terminate this Agreement pursuant to this Section 7.1(d)(ii) shall expire at 5:00 p.m. (New York City time) on the tenth Business Day following the date on which the Company Board makes such Change in Recommendation; or

(iii) at any time prior to the time the Shareholder Approval is obtained, if, following the receipt by the Company of an Acquisition Proposal that has been publicly announced or has otherwise become publicly known, the Company Board has not publicly reaffirmed the Recommendation and fails to do so through a press release or similar means within five (5) Business Days after the date Parent requests in writing that the Company so reaffirm the Recommendation, which request may be delivered by Parent only (A) once with respect to any Acquisition Proposal (with the right to make an additional request with respect to each subsequent material amendment or modification thereto) and (B) during the thirty (30) day period immediately prior to the date on which the Company Meeting is scheduled at the time of such request.

Section 7.2 Manner and Effect of Termination. In the event of any termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and the obligations of the parties under this Agreement shall terminate and there shall be no liability on the part of any party with respect thereto, except that the Confidentiality Agreement, the confidentiality provisions of Section 5.2(b) and the provisions of this Section 7.2, Section 7.3 and Article VIII shall survive such termination and remain in full force and effect; provided that no party shall be relieved or released from any liability or damages arising from (a) any failure to consummate the Merger and the other transactions contemplated hereby if required to pursuant to this Agreement, (b) fraud or (c) an intentional and material breach of any provision of this Agreement prior to such termination, and in each case the aggrieved party shall be entitled to all rights and remedies available at law or in equity (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by Parent, or by the Company or the Company’s shareholders or holders of equity compensation awards (taking into consideration relevant matters, including the total amount payable to such shareholders and holders of equity compensation awards under this Agreement and the time value of money), which shall be deemed in such event to be damages of the Company). Without limiting the foregoing, the Company acknowledges and agrees that the payment of the Termination Fee pursuant to Section 7.3 shall not preclude Parent, in the case of an intentional and material breach of this Agreement or fraud by the Company, from seeking additional damages from the Company arising from such intentional and material breach or fraud. The provisions of this Section 7.2 are not intended and shall not be construed to provide any shareholder of the Company to assert any claim pursuant to this Agreement. For purposes of this Agreement, “intentional and material breach” means a material breach that is a consequence of an act (or failure to act) undertaken by the breaching party with the knowledge (actual or constructive) that the taking of (or the failure to take) such act would, or would be reasonably expected to, cause a breach of this Agreement.

Section 7.3 Termination Fee and Expense Reimbursement.

(a) The Company shall pay to Parent, by wire transfer of immediately available funds, the amounts set forth in this Section 7.3 if this Agreement is terminated under the following circumstances:

(i) if this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii) or 7.1(d)(iii), then the Company shall pay the Termination Fee by the second Business Day following the date of such termination;

(ii) if (A) this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(b)(i) without a vote of the shareholders of the Company contemplated by this Agreement at the Company Meeting having occurred or is terminated by either the Company or Parent pursuant to Section 7.1(b)(iii), and in either such case an Acquisition Proposal has been publicly announced or has otherwise become publicly known, or any Person has publicly announced or communicated an intention, whether or not conditional, to make an Acquisition Proposal, at any time after the date of this Agreement and prior to the date of the termination of this Agreement or the time of the taking of the vote of the shareholders of the Company at the Company Meeting, as applicable, and (B) within twelve (12) months after the date of such termination, the Company (1) enters into a definitive agreement to consummate the transaction contemplated by any Acquisition Proposal (including any Acquisition Proposal made after the date of the termination of this Agreement) and the acquisition contemplated by such Acquisition Proposal is later consummated or (2) consummates the transaction contemplated by any Acquisition Proposal (including any Acquisition Proposal made after the date of the termination of this Agreement), then the Company shall pay the Termination Fee to Parent by the second Business Day following the date the Company consummates such transaction; or

(iii) if this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii), then the Company shall pay the Termination Fee on the date, and as a condition to the effectiveness, of such termination.

(b) For purposes of Section 7.3(a)(ii), all references to 15 percent in the term “Acquisition Proposal” shall be deemed to be 50 percent.

(c) If this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) without a vote of the shareholders of the Company contemplated by this Agreement at the Company Meeting having occurred or pursuant to Section 7.1(b)(iii) and, in either case, the conditions set forth in Section 7.3(a)(ii)(A) regarding a publicly announced, publicly known or otherwise communicated Acquisition Proposal or intention to make an Acquisition Proposal are applicable, then the Company shall pay the Expense Reimbursement to Parent by wire transfer of immediately available funds within three Business Days after delivery by Parent to the Company of a written statement setting forth the amount thereof and attaching applicable documentation. If, after payment of the Expense Reimbursement, the Termination Fee subsequently becomes payable by the Company, the Termination Fee shall be reduced by the amount of the Expense Reimbursement paid by the Company.

(d) Notwithstanding any provision in this Section 7.3 to the contrary, in no event shall the Company be required to pay the Termination Fee or the Expense Reimbursement on more than one occasion.

(e) The Company acknowledges and agrees that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amounts due under this Section 7.3 and, in order to obtain such payment, Parent commences any Action that results in a judgment against the Company for such amounts, the Company shall pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York Mellon Corporation in effect on the date such payment was due, together with the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with such Action.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2 Expenses. Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated herein shall be paid by the party incurring or required to incur such expenses, except that (a) all expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) shall be borne by the Company and (b) all fees paid in respect of (i) any HSR Act shall be borne by Parent and (ii) other regulatory filings shall be borne by the party with the primary obligation under applicable Law to submit such regulatory filings.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (electronically or otherwise) to the other parties.

Section 8.4 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided that any disputes with respect to, arising out of, relating to, or in connection with fiduciary duties of the members of the Company Board or any other provisions herein that are required by the “internal affairs doctrine” to be governed by the Laws of the State of Oregon shall be governed by such Laws of the State of Oregon to the extent required. In addition, each of the parties irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it shall not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.4, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties agrees that service of process upon such party in any such Action shall be effective if such process is given as a notice in accordance with Section 8.7 or in such other manner as may be permitted by Law. The provisions of this Section 8.4 are not intended and shall not be deemed to constitute a submission by Parent to the jurisdiction of any United States federal or state court or other United States Governmental Entity, other than solely for purposes of any Action initiated by the Company arising out of or relating to this Agreement and the transactions contemplated herein as provided in this Section 8.4.

Section 8.5 Remedies; Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

(b) Each party further agrees that (i) it shall not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that any other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER. EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.6.

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by reliable overnight delivery service (with proof of service), hand delivery, email or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Meiji Yasuda Life Insurance Company

1-1, Marunouchi 2-chome, Chiyoda-ku

Tokyo 100-0005

Japan

Facsimile: +81 3 3215 8123

Attention: Shinichi Kishi

Email: ibd-us@meijiyasuda.co.jp

with a copy (which shall not constitute notice) to:

Baker & McKenzie (Gaikokuho Joint Enterprise)

Ark Hills Sengokuyama Mori Tower, 28th Floor

1-9-10, Roppongi, Minato-ku

Tokyo 106-0032

Japan

Facsimile: +81 3 5549 7736

Attention: Jiro Toyokawa

Email: jiro.toyokawa@bakermckenzie.com

Baker & McKenzie LLP

300 East Randolph Street, Suite 5000

Chicago, Illinois 60601

United States of America

Facsimile: +1 (312) 861-2899
Attention:	Craig A. Roeder
Jakub J. Teply
Email: craig.roeder@bakermckenzie.com
jakub.teply@bakermckenzie.com

To the Company:

StanCorp Financial Group, Inc.

1100 SW Sixth Avenue

Portland, Oregon 97204

United States of America

Attention:	Holley Y. Franklin
VP, Corporate Secretary & Associate Counsel
Email: Holley.Franklin@standard.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention:	Nicholas F. Potter
William D. Regner
Email:	nfpotter@debevoise.com
wdregner@debevoise.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date and time so delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Notwithstanding the foregoing, upon such determination that any term or provision is invalid or unenforceable, the parties shall negotiate in good faith to modify such term or provision to effect the original intent of the parties so that the transactions contemplated herein are consummated to the greatest extent possible as originally contemplated by the parties.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the exhibits and schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except, from and after the Effective Time, for (a) the right of the holders of the Common Stock and Company Options to receive the Merger Consideration in accordance with Article II and (b) Section 5.10 (which shall be for the benefit of the Indemnified Parties) is not intended to and shall not confer upon any Person other than the parties any rights or remedies hereunder. Parent’s obligations under the Confidentiality Agreement shall terminate as of the Closing.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, whether before or after the approval of this Agreement by the shareholders of the Company or the sole shareholder of the Merger Sub, any provision of this Agreement may be amended (by action taken or authorized by their respective boards of directors, in the case of the Company and Merger Sub) or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after receipt of the Shareholder Approval or the approval of this Agreement by the sole shareholder of Merger Sub, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of NYSE require further approval of the shareholders of the Company or the sole shareholder of Merger Sub, as applicable, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company or the sole shareholder of Merger Sub, as applicable. Notwithstanding the foregoing, no amendment to this Agreement shall be made after the Effective Time. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “days” means calendar days unless otherwise specified. Time periods within or following which any payment is to be made or act is to be done shall, unless expressly indicated otherwise, be calculated by extending the period to the next Business Day following if the last day of the period is not a Business Day. The words “parties” and “party” when used in this Agreement shall refer to the Persons who are a party to this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument, statute, rule or regulation defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute, rule or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Except as set forth in Section 8.13 of the Company Disclosure Letter, whenever this Agreement provides that documents or information have been “made available” to Parent, Merger Sub or Parent’s Representatives, such documents or information shall be deemed to have been so made available if (a) posted at least three (3) Business Days prior to the date of this Agreement in the electronic data room entitled “Project 10KeY” maintained at the Intralinks website to which Parent, Merger Sub and Parent’s Representatives have been granted access by the Company or (b) filed at least three (3) Business Days prior to the date of this Agreement as exhibits to the Company SEC Documents and publicly available on the internet website of the SEC.

Section 8.14 Obligations of Merger Sub. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

Section 8.15 Definitions. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. For purposes of this Agreement, the following terms (as capitalized below) shall have the following meanings when used herein:

“Acceptable Confidentiality Agreement” means a written confidentiality agreement between the Company and another Person that (a) contains confidentiality, non-use and other provisions applicable to such Person and its Affiliates and Representatives no less favorable in the aggregate than the provisions contained in the Confidentiality Agreement (except that such agreement shall not be required to contain “standstill” provisions) and (b) does not contain any provision that would prevent the Company from performing and complying with its obligations to provide any disclosure to Parent required pursuant to Section 5.3.

“Acquisition Proposal” means any proposal or offer, whether or not subject to conditions, from any Person involving any direct or indirect (a) merger, binding share exchange, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving the Company, pursuant to which such Person (or the shareholders of any Person) would acquire, directly or indirectly, fifteen percent (15%) or more of the aggregate voting power of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, (b) acquisition of fifteen (15%) percent or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, in one or a series of related transactions (including by way of reinsurance or otherwise), or (c) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) that, if consummated, would result in the beneficial ownership by any Person of securities representing fifteen percent (15%) or more of the then-outstanding Common Stock (or of the shares of the surviving entity in a merger or of the direct or indirect parent of the surviving entity in a merger, in each case involving the Company); provided that the term “Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

“Action” has the meaning set forth in Section 5.10(b).

“Actuarial Analyses” has the meaning set forth in Section 3.20(b).

“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Affiliated Distributor” means any broker, broker-dealer, insurance agent, producer, distributor or other Person who markets, produces or sells Insurance Contracts, or any successors thereto, that is an employee or Affiliate of the Company or any of its Subsidiaries.

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.3(b).

“Approvals” has the meaning set forth in Section 5.7(a).

“Articles of Merger” has the meaning set forth in Section 1.3.

“Book-Entry Shares” has the meaning set forth in Section 2.2(a).

“Burdensome Condition” means any arrangement, condition or restriction that (a) is not conditioned on the consummation of the transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement (other than such arrangements, conditions or restrictions as are not material), (b) as to the insurance regulatory approvals set forth in Section 4.3(a) of the Parent Disclosure Letter, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (c) as to the approvals of the Japan Financial Services Agency set forth in Section 4.3(a) of the Parent Disclosure Letter, would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, operations or results of operations of Parent and its Subsidiaries (not including the Company and the Subsidiaries of the Company), taken as a whole.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Portland, Oregon are authorized by Law or executive order to be closed; provided that solely for purposes of Section 5.3(d), Section 7.1(d)(ii) and, with respect to notifications to Parent or Merger Sub, Section 8.7, “Business Day” means any day other than a Saturday or Sunday (Tokyo, Japan time) or a day on which the banks in Tokyo, Japan are authorized by Law or executive order to be closed.

“Captive Insurance Company” means StanCap Insurance Company, Inc., the Oregon captive of the Company.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 2.2(a).

“Change in Recommendation” has the meaning set forth in Section 5.3(d).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 2.2(b)(iii).

“Common Stock” means the common stock, no par value, of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Adviser” has the meaning set forth in Section 3.26(a).

“Company Approvals” has the meaning set forth in Section 3.4(a).

“Company Benefit Plans” has the meaning set forth in Section 3.11(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Broker-Dealer” has the meaning set forth in Section 3.27(a).

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Financial Advisor” has the meaning set forth in Section 3.30.

“Company Insurance Reports” has the meaning set forth in Section 3.19(a).

“Company Insurance Subsidiaries” means Standard Insurance Company, an Oregon corporation, and The Standard Life Insurance Company of New York, a New York corporation.

“Company Material Adverse Effect” means any fact, circumstance, change, event, occurrence, condition , development or effect that has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business, properties, assets, operations or results of operations of the Company and its

Subsidiaries taken as a whole; provided that none of the following, and no fact, circumstance, change, event, occurrence, condition, development or effect arising out of or relating to the following, shall constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) any facts, circumstances, changes, events, occurrences, conditions, developments or effects generally affecting (i) any of the industries in which the Company and its Subsidiaries operate or (ii) the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates, or (b) any facts, circumstances, changes, events, occurrences, conditions, developments or effects arising out of, resulting from or attributable to (i) changes or prospective changes in Law, applicable regulations of any Governmental Entity, generally accepted accounting principles or accounting standards, or any changes or prospective changes in, or issuance of any administrative or judicial notice, decision or other guidance with respect to, the interpretation or enforcement of any of the foregoing, (ii) the execution, announcement or pendency of this Agreement or of the consummation of the Merger or the other transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation relating to this Agreement, the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the terms of this Agreement (other than for purposes of the representation or warranties set forth in Section 3.4 and Section 3.11(h)), (iii) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (iv) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (v) any action taken by the Company or its Subsidiaries that is required by this Agreement or taken at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement and Parent has refused, after a request from the Company, to consent or provide a waiver in a timely manner or at all permitting such action to be taken, (vi) any change to the extent resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, (vii) items disclosed in the Company Disclosure Letter, (viii) any change or announcement of a potential adverse change in the credit ratings in respect of the Company or any Indebtedness of the Company or its Subsidiaries, (ix) any decline in the market price, or change in trading volume, of any capital stock of the Company or (x) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow, cash position or other financial measures: provided that the underlying cause of any decline, change or failure referred to in clause (b)(viii), (b)(ix) or (b)(x) (if not otherwise falling within any of clause (a) or clauses (b)(i) through (vii) above) may be taken into account in determining whether there is a “Company Material Adverse Effect” and except that, with respect to the foregoing clause (a) and clauses (b)(i), (b)(iii) and (b)(iv) above, to the extent that the effects of such matter are disproportionately adverse to the financial condition, business, properties, assets or operations or results of operations of the Company and its Subsidiaries, taken as a whole, as compared with other companies operating in the industries and markets in which the Company and its Subsidiaries operate.

“Company Material Contracts” has the meaning set forth in Section 3.18(b).

“Company Meeting” has the meaning set forth in Section 5.5.

“Company Option” means an option to purchase Shares.

“Company Performance Share Award” means an award of performance-based restricted stock units that corresponds to Shares.

“Company Permits” has the meaning set forth in Section 3.9(b).

“Company RSU Award” means an award of restricted stock units that corresponds to Shares.

“Company SEC Documents” has the meaning set forth in Section 3.5(a).

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Continuing Employees” has the meaning set forth in Section 5.6(a).

“Contract” means any legally binding contract, agreement, lease, sublease, license, sublicense, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant or other legally binding arrangement, in each case, whether written or oral and whether one or a series of related Contracts.

“DGCL” has the meaning set forth in the Recitals.

“Director Annual Stock Grant” means the annual stock grant awarded to each non-employee director and issued upon completion of continued service as a director through the day preceding the Company’s next annual meeting of shareholders.

“Director Annual Stock Grant Consideration” has the meaning set forth in Section 2.3(g).

“Distribution Agreement” means any Contract for the distribution, selling or revenue sharing related to the distribution of Insurance Contracts issued by any Company Insurance Subsidiary in an offering registered with the SEC.

“Distributor” means an Affiliated Distributor or an Independent Distributor.

“Effective Time” has the meaning set forth in Section 1.3.

“Environmental Law” means any Law relating to the environment, natural resources, pollutants, contaminants or, to the extent relating to exposure to Hazardous Substances, public health and safety, including any Law pertaining to (a) treatment, storage, disposal, generation and transportation of toxic or Hazardous Substances, (b) air, water and noise pollution, (c) groundwater or soil contamination, (d) the release or threatened release into the environment of Hazardous Substances, including emissions, discharges, injections, spills, escapes or dumping into the environment of pollutants, contaminants or chemicals, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Hazardous Substances, (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles, (g) public health and safety or (h) the protection of wild life, marine sanctuaries and wetlands, including all endangered and threatened species.

“Equity Right” means, with respect to any Person, any security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any option, call, restricted stock, deferred stock award, stock unit, “phantom” award, dividend equivalent, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.

“ERISA” has the meaning set forth in Section 3.11(a).

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such entity and its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

“ESPP” has the meaning set forth in Section 2.3(f).

“ESPP Consideration” has the meaning set forth in Section 2.3(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Excluded Party” means any Person, group of Persons or group of Persons that includes any Person or group of Persons, from whom the Company or any of its Representatives has received, after the execution of this Agreement and prior to the No-Shop Period Start Date, a bona fide written Acquisition Proposal that (a) the Company Board determines, prior to the No-Shop Period Start Date, in good faith, after consultation with its outside legal counsel and a financial advisor of internationally recognized reputation, that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, (b) that remains pending as of, and shall not have been withdrawn or otherwise abandoned prior to, the No-Shop Period Start Date and (c) as of any date following the No-Shop Period Start Date has not been withdrawn or otherwise abandoned.

“Excluded Party End Date” means 12:01 a.m. (New York City time) on the forty-sixth (46th) day after the date of this Agreement, or as extended pursuant to Section 5.3(d).

“Excluded Shares” has the meaning set forth in Section 2.1(b).

“Expense Reimbursement” means the amount of all reasonable, documented out-of-pocket expenses, not to exceed $20,000,000 in the aggregate, incurred in connection with the transactions contemplated by this Agreement by Parent and its Affiliates.

“Filings” has the meaning set forth in Section 5.7(a).

“FINRA” means the United States Financial Industry Regulatory Authority.

“FINRA Rules” has the meaning set forth in Section 3.27(c).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state, local, municipal or foreign government, any court, tribunal, administrative agency or commission or other governmental or quasi-governmental or other regulatory authority or agency, whether federal, state, local, municipal, foreign or supranational, or any arbitral body, the National Association of Insurance Commissioners, FINRA or the NYSE.

“Hazardous Substance” means any substance, material, contaminant, pollutant or waste that is regulated under any Environmental Law, including any admixture or solution thereof, and including petroleum or any derivative or byproduct thereof, asbestos or asbestos-containing materials in any form or condition and polychlorinated biphenyls.

“HSR Act” has the meaning set forth in Section 3.4(a).

“Indebtedness” means, with respect to the Company, without duplication (a) all obligations of the Company and its Subsidiaries for borrowed money, or with respect to deposits or advances of any kind, (b) all obligations of the Company and its Subsidiaries evidenced by bonds, debentures, notes, mortgages or similar instruments or securities, (c) all obligations of the Company and its Subsidiaries upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practice), (d) all obligations of the Company and its Subsidiaries under conditional sale or other title retention Contracts relating to any property purchased by the Company and any of its Subsidiaries, (e) all obligations of the Company and its Subsidiaries issued or assumed as the deferred purchase price of property or services (excluding obligations of the Company and its Subsidiaries to creditors for inventory, services and supplies incurred in the ordinary course of business consistent with past practice), (f) all lease obligations of the Company and its Subsidiaries capitalized on the books and records of the Company and any of its Subsidiaries, (g) all letters of credit or performance bonds issued for the account of the Company and any of its Subsidiaries (excluding (i) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practice, (ii) standby letters of credit relating to workers’ compensation insurance and surety bonds, (iii) surety bonds and customs bonds and (iv) clearing house guarantees) and (h) all guarantees and Contracts having the economic effect of a guarantee of the Company and any of its Subsidiaries of any Indebtedness of any other Person, other than clearing house guarantees. Notwithstanding the foregoing, “Indebtedness” shall not include (i) intercompany indebtedness, obligations or liabilities between or among the Company and any of its wholly-owned Subsidiaries, (ii) undrawn letters of credit or (iii) obligations under operating or real property leases.

“Indemnified Party” has the meaning set forth in Section 5.10(b).

“Independent Distributor” means any broker, broker-dealer, insurance agent, producer, distributor or other Person who markets, produces or sells Insurance Contracts, or any successors thereto, that is not an employee or Affiliate of the Company or any of its Subsidiaries.

“Insurance Contracts” means the insurance or annuity policies and Contracts, including any such policy or Contract issued in connection with an employee retirement plan, together with all binders, slips, certificates, endorsements and riders thereto, issued or entered into by any Company Insurance Subsidiary.

“Insurance Laws” means any Law relating to the business of insurance or the regulation of insurance companies.

“Insurance Regulatory Authority” means the Governmental Entity or Governmental Entities with principal responsibility for the regulation of the solvency and/or conduct of business of insurance companies in a particular jurisdiction.

“Insurance Reserves” has the meaning set forth in Section 3.20(a).

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals (a) all patents and applications for patents (including all invention disclosures) and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part, (b) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding right, (c) all trade dress and trade names, logos, internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing, (d) Software, (e) all mask works, mask work registrations and mask work applications and all other corresponding rights, (f) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology and technical data, (g) Trade Secrets, (h) all databases and data collections, (i) all other proprietary rights (including moral rights) and (j) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Intervening Event” means a material change in circumstance, event or development with respect to the Company and its Subsidiaries or the business of the Company and its Subsidiaries, in each case taken as a whole, that (a) is unknown by the Company Board as of or prior to the date of this Agreement and is not reasonably foreseeable as of the date of the Agreement or (b) first occurs, arises or becomes known after the date of this Agreement and on or prior to the date of the Shareholder Approval; provided that the receipt by the Company of an Acquisition Proposal or a Superior Proposal shall not be deemed to constitute an Intervening Event.

“Investment Assets” means, with respect to any Person, all assets held in any investment portfolio or account thereof, including in the general account or any Separate Account thereof, or beneficially owned by such Person.

“Investment Guidelines” means the investment policies and guidelines applicable to the investment activities of the Company and the Company Insurance Subsidiaries in effect as of the date of this Agreement.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means the hardware, Software, data communication lines, network and telecommunications equipment, internet-related information technology infrastructure, wide area network and other information technology equipment owned or licensed by the Company or any of its Subsidiaries.

“Knowledge” means (a) with respect to Parent, the actual knowledge after reasonable inquiry of the individuals listed on Section 8.15 of the Parent Disclosure Letter and (b) with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed on Section 8.15 of the Company Disclosure Letter.

“Law” or “Laws” means all applicable laws, statutes, constitutions, rules, regulations, judgments, rulings, orders, decrees, administrative interpretation, directive or code of any Governmental Entity, including any binding case law.

“Lease” means any lease, sublease, license, occupancy agreement or similar Contract relating to real property.

“Leased Real Property” means all real property interests of the Company or any of its Subsidiaries acquired pursuant to any Lease.

“Lien” means any mortgage, pledge, title defects, claims, charges, security interest, encumbrance, lien, option, right of first offer or refusal or other adverse claim of any kind or nature.

“Losses” has the meaning set forth in Section 5.10(b).

“Match Period” has the meaning set forth in Section 5.3(d)(i).

“Maximum Annual Premium” has the meaning set forth in Section 5.10(c).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 3.11(a).

“No-Shop Period Start Date” has the meaning set forth in Section 5.3(a).

“Non-Lapsed Performance Share Consideration” has the meaning set forth in Section 2.3(c).

“NYSE” means the New York Stock Exchange, Inc.

“OBCA” has the meaning set forth in the Recitals.

“Option Consideration” has the meaning set forth in Section 2.3(a).

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Owned Real Property” means real property, together with all improvements and fixtures located thereon or attached or appurtenant thereto, owned in fee by the Company or any of its Subsidiaries, including all easements, licenses, rights and appurtenances relating to the foregoing.

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 4.3(a).

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Paying Agent” has the meaning set forth in Section 2.2(a).

“Per Share Merger Consideration” has the meaning set forth in Section 2.1(a).

“Performance Share Consideration” has the meaning set forth in Section 2.3(d).

“Permitted Lien” means (a) any Lien for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in the applicable financial statements, (b) carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other similar Liens incurred in the ordinary course of business consistent with past practice or which are being contested in good faith for which adequate reserves have been established in accordance with GAAP, (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) Liens comprising deposits required by applicable Insurance Law, (e) easements, rights-of-way, restrictions and other similar encumbrances, which do not materially interfere with the use of the property subject thereto, (f) statutory Liens in favor of lessors arising in connection with leased property and (g) Liens that, individually or in the aggregate, do not, and would not reasonably be expected to, materially detract from the value of any of the property, rights or assets of the business of the Company or any of its Subsidiaries or materially interfere with the use thereof as currently used by the Company or, as the case may be, any of its Subsidiaries.

“Person” means an individual, a corporation, a partnership, a limited liability company, a mutual insurance company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.

“Personal Data” means information that can be used to distinguish or trace an individual’s identity, either alone or when combined with other personal or identifying information, and that is linked or linkable to a specific individual.

“Preferred Stock” has the meaning set forth in Section 3.2(a).

“Proxy Statement” has the meaning set forth in Section 3.13.

“Recommendation” has the meaning set forth in Section 3.3(b).

“Reinsurance Contract” has the meaning set forth in Section 3.21.

“Representatives” means, with respect to any Person, such Person’s respective directors, officers, employees, investment bankers and other financial advisors, attorneys, accountants, consultants, actuaries and other agents, advisors or representatives.

“RSU Consideration” has the meaning set forth in Section 2.3(b).

“SAP” means, with respect to any Person, the statutory accounting practices that are prescribed or permitted by the applicable Insurance Regulatory Authority charged with the regulation of the business of insurance in the state or country of domicile of such Person, as in effect from time to time.

“SAP Statements” has the meaning set forth in Section 3.19(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separate Account” means any separate account maintained by the Company Insurance Subsidiaries that are utilized in connection with their respective Insurance Contracts.

“Share” means each share of Common Stock.

“Shareholder Approval” has the meaning set forth in Section 3.3(c).

“Software” means computer programs and software (including object code and source code formats), firmware, development tools, proprietary languages, algorithms, files, records, technical drawings and related documentation, data and manuals.

“Stock Plan” means the Company 2002 Stock Incentive Plan and any other plan, program, policy, arrangement or Contract pursuant to which any equity security of the Company or any Equity Right relating to any equity security of the Company has been or may be issued or granted, other than the ESPP.

“Subsidiaries” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which (a) more than 50% of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such party, or (b) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). For purposes of this definition, “voting securities” with respect to any Subsidiary means common stock or other securities having the power to vote for the election of directors, managers or other voting members of the governing body of such Subsidiary.

“Superior Proposal” means any bona fide binding written Acquisition Proposal (with the percentages set forth in the definition changed from 15% to 50%) made by any Person (other than Parent or Merger Sub) that has not been withdrawn and did not result from a breach of the provisions of Section 5.3 and that the Company Board has determined in good faith, after consultation with its outside legal counsel and a financial advisor of internationally recognized reputation, is (a) more favorable from a financial point of view to the shareholders of the Company than the transactions contemplated by this Agreement, taking into account any proposals by Parent to amend the terms of this Agreement, and (b) reasonably capable of being completed, taking into account, in the case of both clause (a) and (b), all legal, financial, regulatory, timing and other aspects of such Acquisition Proposal, including the identity of the Person making such Acquisition Proposal.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax Return” means any report, return, declaration, claim for refund, or information return or statement filed or required to be filed in connection with the determination, assessment, collection or imposition of any Taxes or otherwise related to Taxes, including any schedule or attachment, and including any amendment thereof.

“Taxes” means (a) any federal, state, local or foreign tax, charge, fee, duty (including customs duty), levy or similar assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, goods and services, consumption, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental, capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security tax, or other tax of whatever kind, that is imposed by any Taxing Authority, but not including any guarantee fund assessment, and (b) any interest, penalties or additions imposed with respect thereto.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax or has the power, duty or obligation or is otherwise responsible for Tax Returns, and the Governmental Entity, if any, charged with the collection, monitoring or other supervision of such Tax for such Governmental Entity.

“Termination Date” has the meaning set forth in Section 5.1(a).

“Termination Fee” means (a) if payable in connection with a termination of this Agreement prior to the Excluded Party End Date (i) by the Company pursuant to Section 7.1(c)(ii) with respect to the Company entering into an Alternative Acquisition Agreement with a Person or group that is an Excluded Party at the time of such termination or (ii) by Parent pursuant to Section 7.1(d)(ii) or 7.1(d)(iii) and the event giving rise to such termination is the submission of an Acquisition Proposal by a Person or group that is an Excluded Party at the time of such termination, then, in either case, $90,000,000, and (b) if payable in any other circumstance, an amount equal to $180,000,000.

“Trade Secrets” means trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind.

“Treasury Regulations” means the United States Treasury Regulations.

“Virus” means any virus, Trojan horse, time bomb, key-lock, worm, malicious code or other Software, program or file designed to or able to, without the knowledge and authorization of the Company or any of its Affiliates, disrupt, disable, harm or interfere with the operation of any Software, computer data, network, memory or hardware.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

STANCORP FINANCIAL GROUP, INC.

By:	/s/ J. Greg Ness
Name:	J. Greg Ness
Title:	Chairman, President and Chief Executive Officer

MEIJI YASUDA LIFE INSURANCE COMPANY

By:	/s/ Akio Negishi
Name:	Akio Negishi
Title:	Director, President, Representative Executive Officer

MYL INVESTMENTS (DELAWARE) INC.

By:	/s/ Kazunori Yamauchi
Name:	Kazunori Yamauchi
Title:	Authorized Signatory

[Signature Page to the Agreement and Plan of Merger]

List of General Subject Matters Under the Disclosure Letter of StanCorp Financial Group, Inc.

Section 2.3: Treatment of Equity Compensation Awards

Section 3.1: Organization and Qualification; Subsidiaries

Section 3.2: Capital Stock

Section 3.3(a): Corporate Authority and Approval

Section 3.4: No Conflict; Consents and Approvals

Section 3.5: Reports and Financial Statements

Section 3.6: Internal Controls and Procedures

Section 3.7: No Undisclosed Liabilities

Section 3.8: Absence of Certain Changes or Events

Section 3.9: Compliance with Law; Permits

Section 3.10: Environmental Matters

Section 3.11: Employee Benefit Plans

Section 3.12: Investigations; Litigation

Section 3.14: Tax Matters

Section 3.15: Labor Matters

Section 3.16: Intellectual Property

Section 3.17: Real Property

Section 3.18: Company Material Contracts

Section 3.19: Insurance Reports

Section 3.20: Insurance Reserves; Actuarial Reports

Section 3.21: Reinsurance

Section 3.22: Distributors

Section 3.23: Separate Accounts

Section 3.24: Product Tax Matters

Section 3.25: Investment Assets

Section 3.26: Investment Advisers

Section 3.27: Broker-Dealers

Section 3.28: Captive Insurance Company

Section 3.29: Insurance Coverage

Section 3.30: Opinion of Financial Advisor

Section 3.31: Finders or Brokers; Fees

Section 3.32: No Other Representations or Warranties

Section 5.1: Conduct of Business

Section 8.13: Interpretation

Section 8.15: Definitions

ANNEX A-II

List of General Subject Matters Under the Disclosure Letter of Meiji Yasuda Life Insurance

Company and MYL Investments (Delaware) Inc.

Section 4.3(a): Consents and Notices

Section 4.10: Finders or Brokers

Section 5.1: Conduct of Business by the Company

Section 5.4: Proxy Statement; Company Meeting

Section 5.7(b): Consents and Approvals

Section 6.1(c): Approvals to Be Obtained on or Prior to the Closing Date

Section 8.15: Parent Knowledge

ANNEX B

PERSONAL AND CONFIDENTIAL

July 23, 2015

Board of Directors

StanCorp Financial Group, Inc.

1100 Southwest Sixth Avenue

Portland, OR 97204

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Meiji Yasuda Life Insurance Company (“Meiji”) and its affiliates) of the outstanding shares of common stock, no par value (the “Shares”), of StanCorp Financial Group, Inc. (the “Company”) of the $115 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of July 23, 2015 (the “Agreement”), by and among Meiji, MYL Investments (Delaware) Inc., a wholly owned subsidiary of Meiji, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Meiji, any of their respective affiliates and third parties or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to Meiji and/or its affiliates from time to time. We may also in the future provide financial advisory and/or underwriting services to the Company, Meiji and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2014; certain statutory financial statements of Standard Insurance Company and Standard Life Insurance Company of New York for the three years ended December 31, 2014; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company; an actuarial appraisal of the Company as of December 31, 2014 prepared by Milliman, Inc. dated May 22, 2015 (the “Milliman Report”); a draft earnings release for the Company for the quarterly period ended June 30, 2015; certain other communications from the Company to its shareholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the insurance and employee benefits industries and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to,

B-1

discussed with or reviewed by us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and, except for the Milliman Report, we have not been furnished with any such evaluation or appraisal. We are not actuaries and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions and we have relied on your actuaries with respect to reserve adequacy. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of the future policy benefit and claims, the other policyholder funds or the embedded value of the Company. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction prior to the date hereof. This opinion addresses only the fairness from a financial point of view to the holders (other than Meiji and its affiliates) of Shares, as of the date hereof, of the $115 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $115 in cash per Share to be paid to the holders (other than Meiji and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Meiji or the ability of the Company or Meiji to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $115 in cash per Share to be paid to the holders (other than Meiji and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/S/ GOLDMAN, SACHS & CO.)
(GOLDMAN, SACHS & CO.)

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of StanCorp Financial Group, Inc. To Be Held on [●], 2015:

The Notice and Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.com.

STANCORP FINANCIAL GROUP, INC.

Special Meeting of Shareholders

[Date] [Time]

This proxy is solicited by the Board of Directors

The undersigned share owner(s) of StanCorp Financial Group, Inc., an Oregon corporation, hereby acknowledge(s) receipt of the Proxy Statement dated [●], 2015, and hereby appoint(s) J. GREG NESS and HOLLEY Y. FRANKLIN, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of shareholders of StanCorp Financial Group, Inc., to be held [●], 2015 at [●], and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side and as further described in the Proxy Statement for such meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side)

Continued and to be signed on reverse side

STANCORP FINANCIAL GROUP, INC. 1100 SW Sixth Avenue Portland, Oregon 97204

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Pacific time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

If you have not voted by Internet or telephone, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STANCORP FINANCIAL
The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

1. Proposal to approve the Agreement and Plan of Merger dated as of July 23, 2015, among Meiji Yasuda Life Insurance Company, MYL Investments (Delaware) Inc. and StanCorp Financial Group, Inc., as it may be amended from time to time.

		☐	☐	☐

2. Proposal to approve, on an advisory (non-binding) basis, the compensation to be paid to StanCorp Financial Group, Inc.’s named executive officers in connection with the merger as disclosed in its proxy statement.

		☐	☐	☐

3. Proposal to approve the adjournment of the special meeting to a later time and date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the Merger Agreement (and to consider such other business as may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the Board of Directors).

		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature (PLEASE SIGN WITHIN THE BOX)	Date	Signature (Joint Owners)/Title		Date